UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HOWARD BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Howard Bancorp, Inc. Stockholders:

On July 12, 2021, F.N.B. Corporation, or F.N.B., and Howard Bancorp, Inc., or Howard, entered into an Agreement and Plan of Merger that provides for the combination of the two companies. This combination will take place by merging Howard with and into F.N.B., with F.N.B. being the surviving corporation. We refer to this combination as the “merger,” and the Agreement and Plan of Merger as the “merger agreement.”

If the merger is completed, Howard will cease to exist as a separate corporation and Howard stockholders will no longer own common shares of Howard. Pursuant to the terms and subject to the conditions set forth in the merger agreement, the merger will cause each outstanding share of Howard common stock to automatically convert into the right to receive merger consideration from F.N.B. consisting of 1.8 shares of F.N.B. common stock and cash in lieu of any fractional shares of F.N.B. common stock. Based on the number of shares of Howard common stock that were outstanding or reserved for issuance under its various equity plans as of September 27, 2021, F.N.B. estimates that it will need to issue, or reserve for issuance, 35,000,000 shares of its common stock in the aggregate to pay the merger consideration under the merger agreement. After completion of the merger, it is expected that F.N.B. shareholders will, as a group, own approximately 90% of the surviving corporation and Howard stockholders will, as a group, own approximately 10% of the surviving corporation.

The proxy statement/prospectus which accompanies this letter contains important information about the special meeting of Howard stockholders, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 19, for a discussion of risks you should consider in evaluating the proposed merger and how it will affect you. You also can obtain information about F.N.B. and Howard from the documents that each has filed with the Securities and Exchange Commission.

F.N.B. and Howard cannot complete the merger unless Howard stockholders approve the merger agreement and the merger.

You are cordially invited to virtually attend a special meeting of the stockholders of Howard to be held virtually on November 9, 2021 at https://meetnow.global/MHS7ML2, at 10:00 a.m., Eastern Time. Please take the time to cast your vote at your special meeting, whether by proxy or via the Internet at the special meeting. Every stockholder’s vote is important, regardless of the number of shares you own.

At the special meeting, you will be asked to vote on (1) a proposal to approve the merger agreement and the merger, (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Howard’s named executive officers that is based on or otherwise relates to the merger, and (3) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the merger. Howard’s entire board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Howard and its stockholders, and unanimously recommends that you vote “FOR” approval of the merger agreement and the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that will or may be paid to Howard’s named executive officers that is based on or otherwise relates to the merger, and “FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the merger.

Please be aware that, although the number of shares of F.N.B. common stock that Howard stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of F.N.B. common stock and will not be known at the time of the special meeting. Based on the closing price of F.N.B. common stock on the New York Stock Exchange, or NYSE, on July 12, 2021, the last trading day before public announcement of the merger, the 1.8 exchange ratio represented approximately $21.96 in value for each share of Howard common stock. Based on F.N.B.’s closing price on September 27, 2021 of $11.89, the 1.8 exchange ratio represented approximately $21.40 in value for each share of Howard common stock. We urge you to obtain current market quotations for F.N.B. common stock (trading symbol “FNB”) and Howard common stock (trading symbol “HBMD”). The 1.8 exchange ratio is fixed and is not subject to adjustment based on changes in the market prices of F.N.B. or Howard common stock; provided that Howard may terminate the merger agreement if the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, unless F.N.B. elects to increase the exchange ratio as determined by a formula outlined in the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 95 of the accompanying proxy statement/prospectus.

Again, we encourage every stockholder to vote. Whether or not you plan to virtually attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

I look forward to seeing you at the special meeting and I appreciate your continued support.

Sincerely,

Chairman and Chief Executive Officer
Howard Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the F.N.B. common stock to be issued pursuant to this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Shares of F.N.B. common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of F.N.B. common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is October 1, 2021, and it is first being mailed or otherwise delivered to the stockholders of Howard on or about October 6, 2021.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by F.N.B., constitutes a prospectus of F.N.B. under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of F.N.B. common stock to be issued to stockholders of Howard pursuant to the merger agreement between F.N.B. and Howard. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and a notice of meeting with respect to the special meeting of stockholders of Howard.

No person has been authorized to give any information or make any representation about the merger or F.N.B. or Howard that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to the stockholders of Howard nor the issuance of F.N.B. common stock in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding F.N.B. has been provided by F.N.B. and information contained in this document regarding Howard has been provided by Howard.

All references in this proxy statement/prospectus to “F.N.B.” refer to F.N.B. Corporation, a Pennsylvania corporation and all references to “First National Bank of Pennsylvania” refer to First National Bank of Pennsylvania, a national banking association and wholly owned subsidiary of F.N.B. All references in this proxy statement/prospectus to “Howard” refer to Howard Bancorp, Inc., a Maryland corporation, and all references to “Howard Bank” refer to Howard Bank, a Maryland state-chartered trust company. All references in this proxy statement/prospectus to the “combined company” refer to F.N.B. immediately following completion of the merger. All references in this proxy statement/prospectus to “F.N.B. common stock” refer to the common stock of F.N.B., par value $0.01 per share, and all references in this proxy statement/prospectus to “Howard common stock” refer to the common stock of Howard, par value $0.01 per share. All references in this proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated July 12, 2021, by and between F.N.B. and Howard. All references in this proxy statement/prospectus to “we,” “our” and “us” refer to F.N.B. and Howard collectively, unless otherwise indicated or as the context requires.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about F.N.B. Corporation and Howard Bancorp, Inc. from documents filed with or furnished to the U.S. Securities and Exchange Commission, or the SEC, which are not included in or delivered with this document. We have listed the documents containing this information on page 120 of this proxy statement/prospectus.

You can obtain any of the documents that F.N.B. and Howard have filed with or furnished to the SEC from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your written or oral request. To request copies of any of the documents which F.N.B. and Howard incorporate by reference in this proxy statement/prospectus, stockholders may contact F.N.B. or Howard, as applicable, at the address or telephone number given for the company below.

F.N.B. CORPORATION	HOWARD BANCORP, INC.

One North Shore Center 12 Federal Street Pittsburgh, Pennsylvania 15212 Attention: James G. Orie, Chief Legal Officer Telephone: (724) 983-3435	3301 Boston Street Baltimore, Maryland 21224 Attention: Joseph Howard, EVP and General Counsel Telephone: (443) 573-2664

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the Howard special meeting, you should make your request to F.N.B. or Howard, as the case may be, no later than November 2, 2021.

If you have questions about the merger or the Howard special meeting, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitation, you may also contact Georgeson LLC, the proxy solicitor retained by Howard, at (888) 613-9817.

See “Where You Can Find More Information” on page 120 of this proxy statement/prospectus for more details.

3301 Boston Street

Baltimore, Maryland 21224

(410) 750-0020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 9, 2021

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Howard Bancorp, Inc. (“Howard”) will be held at 10:00 a.m., Eastern Time, on November 9, 2021. As noted below, due to the health and safety concerns related to the coronavirus (COVID-19), the special meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the special meeting as well as vote and submit your questions during the live audiocast of the meeting by visiting https://meetnow.global/MHS7ML2 and entering the control number included on your proxy card or in the instructions that accompanied your proxy materials. No password will be required to access the special meeting. The special meeting will be held for the purposes of allowing Howard stockholders to consider and vote upon the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated July 12, 2021, by and between Howard and F.N.B. Corporation (“F.N.B.”), as it may be amended from time to time (the “merger agreement”), and the merger of Howard with and into F.N.B. (the “merger”) on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Howard that is based on or otherwise relates to the merger (the “compensation proposal”); and

3.

A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Howard has fixed the close of business on September 27, 2021 as the record date for the special meeting. Only Howard stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof.

The Howard board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and are fair to and in the best interests of Howard and its stockholders. The Howard board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that Howard stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.

Your vote at the special meeting is very important to us. We cannot complete the merger unless Howard stockholders approve the merger proposal. The affirmative vote of two-thirds of all the votes entitled to be cast on the merger proposal is required to approve the matter. Assuming a quorum is present, approval of each of the compensation proposal and adjournment proposal requires the affirmative vote of a majority of the votes cast. Pursuant to the Maryland General Corporation Law and Howard’s bylaws, only the matters set forth in this Notice of Special Meeting of Stockholders may be brought before the Howard special meeting.

The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Howard special meeting. Please carefully review the proxy statement/prospectus, including the appendices thereto and the documents incorporated by reference therein.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF HOWARD COMMON STOCK YOU OWN. Whether or not you plan to virtually attend the Howard special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a bank, broker, trustee, or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your bank, broker, trustee, or other nominee.

If you have any questions or need assistance with voting, please contact our proxy solicitor, Georgeson LLC, by calling toll-free at (888) 613-9817.

BY ORDER OF THE BOARD OF DIRECTORS,

Mary Ann Scully, Chairman and Chief Executive Officer

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the Howard special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you. Additional important information about F.N.B., Howard, and the proposed merger is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Where You Can Find More Information.”

Q.	What is the merger?

A.

F.N.B. and Howard have entered into an Agreement and Plan of Merger, or the merger agreement, which provides for the merger of Howard and F.N.B. The purpose of the merger is to combine the businesses and operations of Howard with those of F.N.B. In the merger, Howard will be merged with and into F.N.B., the separate corporate existence of Howard will cease, and F.N.B. will be the surviving corporation. If the merger is completed, all shares of Howard common stock will be cancelled. In exchange for cancellation of all shares of Howard common stock, F.N.B. is offering to pay Howard stockholders merger consideration consisting of 1.8 shares of F.N.B. common stock for each share of Howard common stock, and cash in lieu of any fractional shares of F.N.B. common stock. The merger agreement also contains the other terms of the merger and the conditions which must be satisfied to complete the merger. See “The Merger Agreement” for a summary of the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

In addition, in order to complete the combination of their businesses, F.N.B. and Howard agreed that their principal operating subsidiaries should merge with each other. Immediately after the merger between F.N.B. and Howard is completed, Howard Bank, the bank subsidiary of Howard, will merge with and into First National Bank of Pennsylvania, the bank subsidiary of F.N.B. As a result of this bank merger, the separate corporate existence of Howard Bank will cease, and First National Bank of Pennsylvania will continue as the surviving bank.

The merger between F.N.B. and Howard cannot be completed unless, among other things, Howard stockholders approve the merger proposal.

Q.	Why am I receiving this document?

A.

This document is being delivered to you because the Howard board of directors is using this document as a proxy statement to solicit the proxies of the stockholders of Howard, for use at the special meeting to be held by Howard. The Howard board of directors has called a special meeting of Howard stockholders in order to obtain their approval of the merger agreement and the merger and related matters.

This document also is a prospectus of F.N.B. pursuant to which F.N.B. is offering shares of its common stock to Howard stockholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting and other related matters. You should read this proxy statement/prospectus carefully. The enclosed materials allow you to have your shares voted by proxy without attending the virtual special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q.	What will holders of Howard common stock receive in the merger?

A.

Holders of Howard common stock will be entitled to receive merger consideration consisting of shares of F.N.B. common stock. Upon completion of the merger of Howard with and into F.N.B., each share of Howard common stock issued and outstanding immediately prior to that time (except for shares held in treasury by Howard and shares held by F.N.B. or subsidiaries of Howard or F.N.B. other than in a fiduciary capacity or as a result of debts previously contracted), will be converted into the right to receive 1.8 shares of F.N.B. common stock. F.N.B. will pay cash in lieu of issuing fractional shares of F.N.B. common stock.

Q.	What will F.N.B. shareholders receive in the merger?

A.

Upon completion of the merger of Howard with and into F.N.B., F.N.B. shareholders will not receive any merger consideration and will continue to hold the shares of F.N.B. common stock that they currently hold.

Q.	What is the value of the merger consideration that Howard stockholders will receive?

A.

Although the number of shares of F.N.B. common stock being offered to Howard stockholders as merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed, based upon the market value of a share of F.N.B. common stock. The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that Howard stockholders receive upon completion of the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus.

Based on the closing stock price of F.N.B. common stock on the NYSE on July 12, 2021, the last trading day before public announcement of the merger, of $12.20, and the exchange ratio of 1.8, the value of the per share merger consideration would be $21.96 for each share of Howard common stock. Based on F.N.B.’s estimate that the maximum number of shares of F.N.B. common stock issuable in the merger is 35,000,000 shares, the aggregate value of the merger consideration payable to Howard stockholders would be approximately $427,000,000. The maximum number of shares of F.N.B. common stock issuable in the merger was determined by including the number of shares of Howard common stock outstanding and reserved for issuance under Howard’s various equity plans.

Using the closing stock price of F.N.B. common stock on the NYSE on September 27, 2021, the latest practicable date before the date of this proxy statement/prospectus, of $11.89, and the exchange ratio of 1.8, the value of the per share merger consideration would be $21.40 for each share of Howard common stock. Based on F.N.B.’s estimate that the maximum number of shares of F.N.B. common stock issuable in the merger is 35,000,000 shares, the aggregate value of the merger consideration payable to Howard stockholders would be approximately $416,150,000.

We urge you to obtain current market quotations for F.N.B. common stock and Howard common stock. We can provide no assurance as to future prices of F.N.B. common stock or Howard common stock. Any fluctuation in the market price of F.N.B. common stock after the date of this proxy statement/prospectus will change the value of the shares of F.N.B. common stock that Howard stockholders will receive.

Q:	What will happen if the trading price of F.N.B. common stock decreases significantly prior to completion of the merger?

A:

Because the merger consideration is fixed, F.N.B. and Howard agreed to include provisions in the merger agreement by which Howard would have an opportunity to terminate the merger agreement if the F.N.B. average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds, unless F.N.B. elects to increase the exchange ratio as determined by a formula outlined in the merger agreement, as discussed in further detail in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 95.

Q.	What happens if a Howard stockholder is eligible to receive a fraction of a share of F.N.B. common stock as part of the per share merger consideration?

A.

If the aggregate number of shares of F.N.B. common stock that a Howard stockholder is entitled to receive as part of the per share merger consideration includes a fraction of a share of F.N.B. common stock, the stockholder will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Treatment of Howard Common Stock” beginning on page 81.

Q.	What will holders of Howard stock options or restricted stock unit awards receive in the merger?

A.

Stock Option Awards. Upon completion of the merger, each outstanding Howard stock option will be converted automatically into a fully vested option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of Howard common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio of 1.8. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the Howard stock option divided by the exchange ratio of 1.8. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Restricted Stock Unit Awards. Under the merger agreement, at the effective time of the merger, each restricted stock unit with respect to shares of Howard common stock that is outstanding immediately prior to the effective time of the merger will, if and to the extent provided pursuant to the terms of the applicable award agreement and equity plan, become fully vested immediately prior to the effective time of the merger. Shares of Howard common stock issued or due as a result of such vesting will be treated as issued to the holder of the applicable restricted stock unit award and converted automatically into the right to receive (i) 1.8 shares of F.N.B. common stock for each share of Howard common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of Howard common stock subject to such stock award will be treated in the same manner as all other shares of Howard common stock for such purposes. Any unvested restricted stock units that do not vest in accordance with the applicable award agreement will be converted into restricted stock units of F.N.B., as adjusted to take into account the exchange ratio, and will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Q.	What will happen to the Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan in the merger?

A.

The right to acquire Howard common stock under the Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan (the “ESPP”) is not a Howard stock option for purposes of the merger agreement. Prior to the effective time of the merger, Howard will take the actions that are necessary to provide that with respect to the ESPP: (a) the semi-annual purchase period under the ESPP in progress as of the effective time, now the final purchase period, will be deemed to end no later than the tenth business day prior to the effective time of the merger; (b) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Howard common stock in accordance with the terms of the ESPP as of the end of the final purchase period and, to the extent not so used to purchase shares of Howard common stock, will be refunded to the ESPP participant; and (c) the ESPP will terminate immediately following the conclusion of this final purchase period. At the effective time, each share of Howard common stock purchased under the ESPP will be entitled to receive the merger consideration in accordance the merger agreement.

Q.	What will happen to Howard as a result of the merger?

A.

If the merger is completed, Howard will be merged with and into F.N.B., with F.N.B. surviving the merger as the surviving corporation. Following the merger, Howard will cease to exist by operation of law and will no longer be a publicly held company. Howard stockholders will no longer own an interest in Howard. Following the merger, Howard common stock will be delisted from The Nasdaq Stock Market (“Nasdaq”) and deregistered under the Exchange Act.

Q.	What equity stake will Howard stockholders hold in F.N.B. immediately following the merger?

A.

Based on the number of issued and outstanding shares of F.N.B. common stock and Howard common stock as of September 27, 2021, and based on the exchange ratio of 1.8, without giving effect to any shares of F.N.B. common stock held by Howard stockholders prior to the merger, holders of shares of Howard common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 10% of the shares of F.N.B. common stock that are issued and outstanding immediately following the completion of the merger.

Q.	When will the merger be completed?

A.

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory conditions, tax opinions, and approval of the merger proposal by the holders of Howard common stock. F.N.B. and Howard currently expect the merger will be completed during early 2022. Neither Howard nor F.N.B. can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. See “The Merger—Regulatory Approvals Required for the Merger and the Bank Merger” beginning on page 76.

Q.	What am I being asked to vote on?

A.	Howard stockholders are being asked to consider and vote on the following proposals:

1.

To approve the merger agreement and the merger of Howard with and into F.N.B. on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A.

2.

To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Howard that is based on or otherwise relates to the merger (the “compensation proposal”); and

3.	To approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Howard will transact no other business at the Howard special meeting, except for business properly brought before the Howard special meeting or any adjournment or postponement thereof.

The merger cannot be completed unless the merger proposal is approved by the Howard stockholders.

Q.	How does the Howard board of directors recommend that Howard stockholders vote at the Howard special meeting?

A.	The Howard board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.

Q.	When and where will the Howard special meeting be held?

A.	The Howard special meeting will be held virtually at https://meetnow.global/MHS7ML2 on November 9, 2021, at 10:00 a.m., Eastern Time.

Q.	What is the record date for the Howard special meeting?

A.

Only holders of Howard common stock who held shares at the close of business on September 27, 2021, which we refer to as the record date, are entitled to receive notice of and to vote at the Howard special meeting.

Q:	What happens if I sell my shares after the record date but before the Howard special meeting?

A:

The record date is earlier than the date of the Howard special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Howard common stock after the record date but before the date of the Howard special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to Howard common stock, you will not have the right to receive the merger consideration in connection with the merger. In order to receive the merger consideration, you must hold your shares of Howard common stock through completion of the merger.

Q.	What do I need to do now?

A.

You should first carefully read this proxy statement/prospectus, including the appendices and the documents that F.N.B. and Howard incorporate by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 120 for information about documents incorporated by reference. After you have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Howard special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker, trustee, or other nominee if your shares are held in the name of your bank, broker, trustee or other nominee.

Q.	How do I vote and what is the deadline?

A.

If you are a stockholder of record of Howard as of September 27, 2021, which is referred to as the record date, you may vote your shares of common stock of Howard on the matters presented at the special meeting by any of the following methods:

•	Vote by Internet: You may vote via the Internet 24 hours a day, seven days a week, by visiting http://www.investorvote.com/HBMD-SM and following the instructions on your proxy card.

•	Vote by Telephone: You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your proxy card and listening for further directions.

•	Vote By Mail: If you received a printed copy of this proxy statement/prospectus, you may complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

•

Vote by Internet During the Special Meeting:    If you desire to vote via the Internet during the live audiocast of the special meeting, please follow the instructions for virtually attending and voting at the special meeting posted at https://meetnow.global/MHS7ML2. No password will be required to access the special meeting. In order to vote, you will need the control number included in your proxy card or in the instructions that accompanied this proxy statement/prospectus.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Howard special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Howard special meeting.

If you hold your shares in “street name” through a bank, broker, trustee, or other nominee, your bank, broker, trustee, or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, trustee, or other nominee, to vote your shares via the Internet at the special meeting.

Q.	If my shares of Howard common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares of common stock for me?

A.

No. Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under the NYSE rules, all of the proposals to be voted on at the Howard special meeting are considered “non-routine” matters. Because none of the proposals to be voted on at the Howard special meeting are “routine,” Howard does not expect brokers to have discretionary authority to vote. As a result, if you hold your shares of Howard common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker, trustee or other nominee how to vote your shares in one of the ways indicated by your bank, broker, trustee or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker, trustee or other nominee on how to vote.

Please follow the voting instructions provided by your bank, broker, trustee, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Howard or by voting via the Internet at the Howard special meeting, unless you provide a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, trustee, or other nominee. In addition to such legal proxy, if you plan to virtually attend the Howard special meeting, but you are not a stockholder of record because you hold your shares in “street name,” you must register to attend the special meeting.

To register to attend the special meeting via live webcast as a stockholder you must submit a legal proxy reflecting your Howard Bancorp, Inc. holdings along with your name and email address to Howard’s transfer agent, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 2, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

•	By Email. Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

•	By Mail. Send to Computershare, Howard Bancorp, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Q.	What constitutes a quorum at the Howard special meeting?

A.

To conduct business at the special meeting, a quorum of stockholders must be present. The presence at the Howard special meeting virtually or by proxy of the holders of record of a majority of Howard common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum to transact business at the special meeting. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. Broker-non votes (if any) will not be counted toward a quorum because none of the proposals to be voted on at the Howard special meeting are “routine” matters for which brokers may have discretionary authority to vote.

Q.	What vote is required to approve each proposal at the Howard special meeting?

A.

Howard merger proposal. The merger proposal requires the affirmative vote of at least two-thirds of votes entitled to be cast on the matter in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet at the Howard special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Howard compensation proposal and Howard adjournment proposal. The compensation proposal and the adjournment proposal each require the affirmative vote of a majority of the votes cast at the meeting in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet at the Howard special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to one of these proposals, your shares will not be included in determining the total number of votes cast on these proposals and will have no effect on these proposals. The vote on the compensation proposal is only advisory and will not be binding on Howard or the combined company that results from the merger.

Q.	Are there any voting agreements in place with existing stockholders of Howard?

A.

Yes. In connection with the merger agreement, each director of Howard, and Priam Capital Fund I, Patriot Financial Partners II, L.P., and Patriot Financial Partners Parallel II, L.P., solely in their capacities as Howard stockholders, entered into voting agreements with F.N.B. In the voting agreements, each of these stockholders agreed to vote all shares of Howard common stock that they own of record or beneficially, and that they subsequently acquire, and are entitled to vote, in favor of approval of the merger agreement and the merger. As of September 27, 2021, there were 5,081,991 shares of Howard common stock subject to the voting agreements (excluding stock options) and entitled to vote, which represented approximately 27.43% of the outstanding shares of Howard common stock entitled to vote as of that date.

Q.	What does it mean if I get more than one set of voting materials?

A.

Howard stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of Howard common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one proxy statement/prospectus and/or set of voting instructions relating to the applicable stockholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q.	What if I do not specify how I want to vote my shares on my proxy card?

A.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Howard common stock represented by your proxy will be voted as recommended by the Howard board of directors with respect to that proposal.

Q.	May I change my vote after I have voted?

A.	Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted by:

•	written notice to Howard’s Corporate Secretary, Charles E. Schwabe, at Howard Bancorp, Inc., 3301 Boston Street, Baltimore, Maryland 21224;

•	by timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

•	attending the special meeting virtually and voting via the Internet at the special meeting.

If you hold your shares in street name through a bank, broker, trustee, or other nominee, you must contact your bank, broker, trustee or other nominee to revoke your proxy or change your vote.

The virtual presence at the special meeting of any stockholder who previously gave a proxy will not revoke that proxy unless the stockholder electronically revokes his or her proxy and votes such shares of common stock via the Internet at the special meeting or delivers a written revocation to Howard’s Corporate Secretary before the proxy is voted at the special meeting.

Q.	If I am a Howard stockholder, should I send in my Howard stock certificates now?

A.

No. Please do not send in your Howard stock certificates with your proxy. After the merger is completed, F.N.B.’s exchange agent will send you instructions for exchanging your Howard stock certificates for the merger consideration. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 82.

Q.	What should Howard stockholders do if they hold their shares of Howard common stock in book-entry form?

A.

You are not required to take any special additional actions if your shares of Howard common stock are held in book-entry form. After the completion of the merger, shares of Howard common stock held in book-entry form will be automatically exchanged for the merger consideration, including shares of F.N.B. common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q.	Whom should I contact if I cannot locate my Howard stock certificates?

A.

If you are unable to locate your original Howard stock certificate(s) prior to the effective date of the merger, you should contact Computershare, Inc., Howard’s transfer agent, at ComputerShare, Inc., Attn: Lost Certificate Department at 462 South 4th Street, Suite 1600, Louisville, Kentucky 40202, or at (800) 368-5948.

After the effective date of the merger, if a Howard stock certificate has been lost, stolen or destroyed, the exchange agent for the merger will issue the F.N.B. common stock payable under the merger agreement to the stockholder upon receipt of an affidavit by the stockholder regarding the loss of his or her stock certificate. F.N.B. or the exchange agent may require the stockholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the stockholder’s lost, stolen or destroyed Howard stock certificate.

Q.	What are the U.S. federal income tax consequences of the merger to Howard stockholders?

A.

Holders of Howard common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Howard common stock for shares of F.N.B. common stock in the merger, except with respect to any cash received instead of fractional shares of F.N.B. common stock. The obligations of F.N.B. and Howard to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of F.N.B. and Howard of the opinion of its counsel to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q.	Why are Howard stockholders being asked to cast an advisory (non-binding) vote to approve the compensation payable to Howard named executive officers in connection with the merger?

A.

Under SEC rules, Howard is required to seek an advisory (non-binding) vote with respect to compensation that will or may be paid by Howard to its named executive officers in connection with the completion of the merger.

Q.	What will happen if Howard stockholders do not approve the compensation proposal at the special meeting?

A.

The vote with respect to the compensation proposal is an advisory vote and will not be binding on Howard, F.N.B. or the combined company. Therefore, regardless of whether Howard stockholders approve the compensation proposal, if the merger proposal is approved by Howard stockholders and the merger is completed, compensation may still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation agreements and arrangements. Approval of the compensation proposal is not a condition to the closing of the merger.

Q.	What are the conditions to complete the merger?

A.

The obligations of F.N.B. and Howard to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, and approval by the holders of Howard common stock of the merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 94.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, Howard stockholders will not receive any shares of F.N.B. common stock, cash or any other consideration in exchange for their shares. Howard will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq.

Q.	Are Howard stockholders entitled to dissenters’ rights or appraisal rights in connection with the merger?

A.	No. Howard stockholders are not entitled to dissenters’ or appraisal rights under Maryland law. For further information, see “The Merger —No Dissenters’ Rights or Appraisal Rights.”

Q.	In which state is F.N.B. incorporated?

A.

F.N.B. is a corporation incorporated under the laws of Pennsylvania. See “Comparison of Shareholders’ Rights” in this proxy statement/prospectus for a summary of the rights of F.N.B. shareholders under Pennsylvania law and the F.N.B. articles of incorporation and bylaws.

Q:	Will a proxy solicitor be used?

A:

Yes. Howard has engaged Georgeson LLC (“Georgeson”) to assist in the solicitation of proxies for the Howard special meeting, and estimates it will pay Georgeson a fee of approximately $8,000 plus certain expenses. Howard has also agreed to indemnify Georgeson against certain losses. In addition, Howard officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q.	Who can answer my questions about the merger and the special meeting?

A.

If you have additional questions about the merger or the special meeting, need assistance with submitting your proxy or would like to request additional copies of this document or the enclosed proxy card, you should contact Georgeson at (888) 613-9817.

SUMMARY

This summary provides a brief overview of key aspects of the merger and the merger agreement; the Howard special meeting; and the proposed common stock issuance by F.N.B. in the merger. This summary contains the information that Howard and F.N.B. considered to be most significant. We encourage you to read carefully this entire proxy statement/prospectus and its appendices, as well as information incorporated into this proxy statement/prospectus, in order to understand the merger and the proposed common stock issuance by F.N.B. more fully. For information on how to obtain, free of charge, copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 120. Each item in this summary refers to the page of this proxy statement/prospectus on which the subject is discussed in more detail.

The Parties to the Merger

F.N.B. Corporation (Page 43)

F.N.B. is registered as a financial holding company and bank holding company with the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), under the Bank Holding Company Act of 1956 (which we refer to as the “BHC Act”), and operates as a diversified financial services company in seven states and the District of Columbia. F.N.B.’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. As of June 30, 2021, F.N.B. had 338 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington D.C. and Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include asset management, private banking and insurance.

The principal trading market for F.N.B. common stock (NYSE: FNB) is the NYSE. The principal executive offices of F.N.B. are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, telephone number (800) 555-5455. Its Internet website is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about F.N.B. from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 120.

Howard Bancorp, Inc. (Page 43)

Howard, a Maryland corporation, is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore, Maryland, Howard Bank operates a general commercial banking business through its 13 branches located throughout the greater Baltimore metropolitan area. At June 30, 2021, Howard had $2.6 billion of total consolidated assets, $1.9 billion of total net loans and leases, $2.0 billion of total deposits and $303.3 million of stockholders’ equity. Howard Bank traditionally markets its financial services to small and medium sized businesses and their owners, professionals and executives, and high-net-worth individuals.

Howard common stock is listed on The Nasdaq Capital Market under the symbol “HBMD.” Howard’s principal executive offices are located at 3301 Boston Street, Baltimore, Maryland 21224, and its telephone number is (410) 750-0020.

More information about Howard is available by visiting www.howardbank.com and then clicking the link to “Investor Relations.” Information contained on Howard’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. For additional information regarding Howard’s business, financial condition, results of operations and other important information, please refer to Howard’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2020. For instructions on how to find copies of these documents and for a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 120.

The Merger

The Merger and the Merger Agreement (Pages 44 and 80 and Appendix A)

The merger agreement, which provides the terms and conditions on which Howard will merge with and into F.N.B., is attached to this document as Appendix A. We encourage you to read the merger agreement carefully and in its entirety. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, Howard will merge with and into F.N.B., and F.N.B. will be the surviving entity. As a result of the merger,

•	Howard’s businesses will be combined with F.N.B.’s businesses, and Howard will cease to exist as a separate legal entity.

•	The articles of incorporation and bylaws of F.N.B. will be the articles of incorporation and bylaws of the surviving entity.

•	The board of directors of F.N.B. will be the board of directors of the surviving entity.

•	The executive officers of F.N.B. will be the executive officers of the surviving entity.

As of the effective time of the Merger, F.N.B. will appoint two current directors of the Howard board of directors, to be mutually selected by the parties, to serve as the Chairperson and Vice Chairperson of the F.N.B. Mid-Atlantic Regional Advisory Board, for a minimum term of two years.

Immediately after the merger between F.N.B. and Howard is completed, Howard Bank will merge with and into First National Bank of Pennsylvania, and First National Bank of Pennsylvania will continue as the surviving bank. Howard Bank and First National Bank of Pennsylvania have entered into a separate agreement of merger setting forth their agreement to merge and the terms and conditions of their merger. The form of the agreement of merger between the banks is attached as Exhibit B to the merger agreement between F.N.B. and Howard.

Merger Consideration (Page 81)

The merger consideration to Howard stockholders will be shares of F.N.B. common stock, which will be paid at a fixed exchange ratio of 1.8 shares of F.N.B. common stock for each share of Howard common stock that is outstanding immediately before the merger occurs. Cash will be paid in lieu of any fractional shares of F.N.B. common stock which a Howard stockholder would otherwise be entitled to receive.

Based on the exchange ratio and the number of shares of Howard common stock outstanding and reserved for issuance under its various equity plans as of September 27, 2021, the maximum number of shares of F.N.B. common stock estimated to be issuable in the merger is 35,000,000, which represents total aggregate merger consideration of approximately $416,150,000 in value, based on the closing price of F.N.B.’s common stock on September 27, 2021 of $11.89. After completion of the merger, without giving effect to any shares of F.N.B. common stock held by Howard stockholders prior to the merger, we expect that F.N.B. shareholders will, as a group, own approximately 90% of the surviving corporation and Howard stockholders will, as a group, own approximately 10% of the surviving corporation.

Treatment of Howard Equity Awards (Page 81)

Stock Option Awards. Upon completion of the merger, each outstanding Howard stock option will be converted automatically into a fully vested option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of Howard common stock subject to the option and the exchange ratio of 1.8. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the Howard stock option divided by the exchange ratio of 1.8. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Restricted Stock Unit Awards. Under the merger agreement, at the effective time of the merger, each restricted stock unit with respect to shares of Howard common stock that is outstanding immediately prior to the effective time of the merger will, if and to the extent provided pursuant to the terms of the applicable award agreement and equity plan, become fully vested immediately prior to the effective time of the merger. Shares of Howard common stock issued or due as a result of such vesting will be treated as issued to the holder of the applicable restricted stock unit award and converted automatically into the right to receive (i) 1.8 shares of F.N.B. common stock for each share of Howard common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of Howard common stock subject to such stock award will be treated in the same manner as all other shares of Howard common stock for such purposes. Any unvested restricted stock units that do not vest in accordance with the applicable award agreement will be converted into restricted stock units of F.N.B., as adjusted to take into account the exchange ratio, and will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Treatment of the Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan

The right to acquire Howard common stock under the Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan, or the ESPP, is not a Howard stock option for purposes of the merger agreement. Prior to the effective time of the merger, Howard will take the actions that are necessary to provide that with respect to the ESPP: (a) the semi-annual purchase period under the ESPP in progress as of the effective time, now the final purchase period, will be deemed to end no later than the tenth business day prior to the effective time of the merger; (b) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Howard common stock in accordance with the terms of the ESPP as of the end of the final purchase period and, to the extent not so used to purchase shares of Howard common stock, will be refunded to the ESPP participant; and (c) the ESPP will terminate immediately following the conclusion of this final purchase period. At the effective time, each share of Howard common stock purchased under the ESPP will be entitled to receive the merger consideration in accordance the merger agreement.

Comparative Market Prices and Dividends (Page 34)

F.N.B. common stock is listed on the NYSE under the symbol “FNB”; and Howard common stock is listed on Nasdaq under the symbol “HBMD.” The table on page 34 of this proxy statement/prospectus lists the quarterly price range of F.N.B. common stock and Howard common stock from the quarter ended March 31, 2019 through September 27, 2021, as well as any quarterly cash dividends F.N.B. or Howard have paid during the same time period on its common stock.

The following table shows the closing prices of F.N.B. common stock and Howard common stock as reported on July 12, 2021, the last trading day before F.N.B. and Howard announced they had entered into the merger agreement, and on September 27, 2021, the last practicable trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of a share of Howard common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 1.8, the exchange ratio in the merger.

	F.N.B. Common Stock	Howard Common Stock	Pro Forma Equivalent Value of One Share of Howard Common Stock
July 12, 2021	$12.20	$15.62	$21.96
September 27, 2021	$11.89	$20.55	$21.40

The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that you will receive upon completion of the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain current market quotations for F.N.B. common stock and Howard common stock. We can provide no assurance as to future prices of F.N.B. common stock or Howard common stock.

Recommendation of the Howard Board of Directors (Page 53)

The Howard board of directors determined that the merger agreement and the transactions described in the merger agreement, including the merger, are advisable and in the best interests of Howard and its stockholders and recommends that Howard stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal, and “FOR” approval of the adjournment proposal.

Each of the directors of Howard, Priam Capital Fund I, Patriot Financial Partners II, L.P., and Patriot Financial Partners Parallel II, L.P., have entered into voting agreements with F.N.B., solely in their capacity as a stockholder of Howard, in which they have agreed to vote in favor of the merger proposal and the adjournment proposal. The form of the voting agreements they executed are included as Appendix B and Appendix C to this proxy statement/prospectus. F.N.B. did not request voting agreements from any other stockholders of Howard. As of September 27, 2021, there were 5,081,991 shares of Howard common stock subject to the voting agreements (excluding options) and entitled to vote at the special meeting, which represented approximately 27.43% of the outstanding shares of Howard common stock entitled to vote at the special meeting as of that date.

Opinion of Howard’s Financial Advisor in Connection with the Merger (Page 56 and Appendix D)

In connection with the merger, Howard’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated July 12, 2021, to the Howard board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Howard common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this document. The opinion was for the information of, and was directed to, the Howard board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Howard to engage in the merger or enter into the merger agreement or constitute a recommendation to the Howard board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Howard common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter.

Exchange and Payment Procedures (Page 82)

Upon, or as soon as practicable after, completing the merger, F.N.B. will deposit with the exchange agent, Broadridge Corporate Issuer Solutions, Inc., book entry shares representing the aggregate number of shares of F.N.B. common stock issuable under the merger agreement in exchange for the outstanding shares of Howard common stock. F.N.B. will also deposit a cash amount sufficient to cover any dividends or distributions that may be payable to Howard stockholders under the merger agreement, and any cash that may be payable in lieu of the fractional shares of F.N.B. common stock which the Howard stockholders otherwise would be entitled to receive in the merger.

As soon as practicable after completing the merger, but in any event, no later than seven business days after the merger is completed, F.N.B.’s exchange agent will mail each holder of record of Howard common stock a letter of transmittal with instructions for surrendering their shares of Howard common stock in exchange for the merger consideration. Holders of Howard common stock will be entitled to receive merger consideration consisting of 1.8 shares of F.N.B. common stock for each share of Howard common stock owned by the holder and cash in lieu of any fractional shares of F.N.B. common stock that otherwise would be issuable to the holder. To receive the merger consideration, a shareholder must surrender his or her Howard stock certificates to the exchange agent, together with properly completed and signed transmittal materials. F.N.B. has no obligation to pay the merger consideration to any Howard shareholder until the shareholder has properly surrendered the stock certificates representing his or her shares of Howard common stock.

Conditions to Completion of the Merger (Page 94)

Currently, we expect to complete the merger between F.N.B. and Howard in early 2022. However, we cannot assure you that the merger will be completed in that timeframe, or at all. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. The principal conditions that must be satisfied are listed below.

•	Howard stockholders have approved the merger agreement and the merger;

•

F.N.B. and Howard have received all regulatory approvals or non-objections that are needed to complete the merger, including (1) approval of the merger between F.N.B. and Howard by the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation, and (2) approval of the merger between First National Bank of Pennsylvania and Howard Bank by the Office of the Comptroller of the Currency;

•	F.N.B. has received NYSE authorization of the listing on the NYSE of the shares of F.N.B. common stock to be issued in the merger to Howard stockholders as merger consideration;

•	At the time of the closing of the merger, the registration statement of which this proxy statement/prospectus forms a part continues to be effective under the Securities Act;

•

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger;

•	Each party has received a legal opinion from its respective tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•

Each party’s representations and warranties in the merger agreement are true and correct statements as of the date of the merger agreement and as of the closing date, subject to applicable materiality qualifiers; and

•	Each party has performed, in all material respects, its obligations under the merger agreement.

On September 3, 2021, F.N.B. filed an application with the Federal Reserve Board for approval of the merger between F.N.B. and Howard. On August 26, 2021 F.N.B filed an application with the Office of the Comptroller of the Currency for approval of the bank merger. On September 7, 2021, F.N.B. filed an application with the Maryland Office of the Commissioner of Financial Regulation for approval of the merger and the bank merger. However, neither Howard nor F.N.B. can be certain when, or if, Howard and F.N.B. and their subsidiary banks will receive the required regulatory approvals or satisfy or waive the conditions to the merger, or that Howard and F.N.B. will complete the merger.

Termination of the Merger Agreement (Page 95)

The parties can mutually agree to terminate the merger agreement at any time prior to completion of the merger. Additionally, the merger agreement allows either party to unilaterally terminate the merger agreement if any of the following occurs:

•	an approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action;

•	the merger is not completed by 5:00 p.m. Eastern Time on June 30, 2022, unless the failure of the merger to be consummated by such date is due to the failure of the party seeking to terminate;

•

the other party has breached the merger agreement in a manner such that the closing conditions which require its representations and warranties to be true and correct, or which require its obligations to have been performed, cannot be satisfied, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

•	the vote by Howard stockholders that is needed to approve the merger proposal is not obtained at the Howard special meeting or any adjournment or postponement of the Howard special meeting.

Howard has a separate right to terminate the merger agreement, without payment of any termination fee, if either of the following occurs:

•

the Howard board of directors has determined that an unsolicited, alternative acquisition proposal from a third party is a “superior proposal,” as defined in the merger agreement, and has authorized Howard to pursue the superior proposal; or

•

during a specified period prior to the closing of the merger, the average closing price of F.N.B. common stock is less than $9.76, which is 80% of its average closing price over the 10 trading days immediately prior to the execution of the merger agreement, and F.N.B. common stock underperforms a specified index by more than 20%; provided, that, if Howard elects to terminate the merger agreement as a result of such F.N.B. common stock price decline, then F.N.B. will have a right to increase the exchange ratio as determined by a formula outlined in the merger agreement in order to prevent such Howard termination election from becoming effective.

F.N.B. has a separate right to terminate the merger agreement if (i) Howard has breached the provisions in the merger agreement that require Howard to refrain from soliciting alternative acquisition proposals from third parties, (ii) the Howard board of directors approves, recommends or endorses or proposes or resolves to recommend or endorse an alternative acquisition proposal, or (iii) if Howard fails to call, give notice of, convene and hold the meeting of Howard stockholders to vote on the merger proposal.

Termination Fee (Page 98)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the Howard board of directors, Howard may be required to pay F.N.B. a termination fee of $15 million.

Expenses (Page 98)

F.N.B. and Howard will each bear their own costs and expenses with respect to the merger, except that the costs and expenses associated with filing, printing and mailing of this proxy statement/prospectus to the Howard stockholders will be shared equally between them. However, if the merger agreement is terminated by one of them due to a breach by the other party of its representations and warranties or performance obligations under the merger agreement, the breaching party must reimburse the other party up to $600,000 of its out-of-pocket expenses actually incurred in connection with the merger.

Interests of Howard’s Directors and Executive Officers in the Merger (Page 71)

Howard’s stockholders should be aware that some of Howard’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Howard’s stockholders generally. Howard’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and the merger agreement, and in recommending that Howard stockholders vote in favor of approval of the merger agreement and the merger. The material interests considered by Howard’s board of directors include the following:

•

Change in Control Payments. Howard executive officers will receive payments and other benefits in connection with the merger, some of which are triggered upon a qualifying termination of employment by Howard without “cause” or by the executive officer voluntarily for “good reason” under the executives’ employment agreements.

•

Appointment to Non-Fiduciary Advisory Board. F.N.B. agreed that following the completion of the merger, F.N.B. will appoint two current directors of the Howard board of directors, to be mutually selected by the parties, to serve as the Chairperson and Vice Chairperson of the F.N.B. Mid-Atlantic Regional Advisory Board, for a minimum term of two years. The quarterly fee payable to the members of the advisory board is anticipated to be approximately $12,500. As of the date of this proxy statement/prospectus, the Howard directors who will be appointed to the F.N.B. Mid-Atlantic Regional Advisory Board has not been determined.

•

Indemnification and Insurance. The merger agreement also provides for continuing indemnification for directors and executive officers of Howard following the merger and the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.

Regulatory Approvals Required for the Merger and the Bank Merger (Page 76)

Completion of the merger between F.N.B. and Howard and the merger between First National Bank of Pennsylvania and Howard Bank are subject to various regulatory approvals. The merger of Howard with and into F.N.B. is subject to the prior approval of the Federal Reserve Board (or through delegated authority to the Federal Reserve Bank of Cleveland), and prior approval by the Maryland Office of the Commissioner of Financial Regulation. On September 3, 2021, F.N.B. submitted an application pursuant to the BHC Act seeking prior approval of the Federal Reserve Board for F.N.B. to acquire Howard and thereby indirectly acquire Howard Bank. On September 7, 2021, F.N.B. submitted an application to the Maryland Office of the Commissioner of Financial Regulation pursuant to Section 5-903 of the Maryland Code, Financial Institutions to acquire Howard and thereby indirectly acquire Howard Bank. The merger between Howard’s and F.N.B.’s respective bank subsidiaries, Howard Bank and First National Bank of Pennsylvania, is subject to the prior approval of the Office of the Comptroller of the Currency. On August 26, 2021, First National Bank of Pennsylvania submitted an application with the Office of the Comptroller of the Currency pursuant to the Bank Merger Act for prior approval for Howard Bank to merge with and into First National Bank of Pennsylvania. Also, the United States Department of Justice has authority to comment on the mergers during the regulatory approval process of federal banking agencies and will have at least 30 days, which may be reduced to 15 days following the approvals by the Federal Reserve Board and the Office of the Comptroller of the Currency to challenge such approvals on antitrust grounds. There can be no assurance that the Federal Reserve Board or the Maryland Office of the Commissioner of Financial Regulation will approve the merger between Howard and F.N.B., or that the Office of the Comptroller of the Currency will approve the merger between the bank subsidiaries.

Howard Stockholders Do Not Have Dissenters’ Rights or Appraisal Rights (Page 79)

Under the Maryland General Corporation Law (the “MGCL”), a shareholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon an agreement of merger or consolidation.

Pursuant to the MGCL, holders of Howard common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of Howard common stock because Howard common stock is listed on Nasdaq, a national securities exchange.

U.S. Federal Income Tax Consequences of the Merger (Page 100)

Holders of Howard common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Howard common stock for shares of F.N.B. common stock in the merger, except with respect to any cash received instead of fractional shares of F.N.B. common stock. The obligations of F.N.B. and Howard to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of F.N.B. and Howard of the opinion of its counsel to the effect that the merger will be treated as an transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Risk Factors (Page 19)

You should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus, including information under the caption, “Risk Factors” in deciding how to vote for the proposals presented in this proxy statement/prospectus. In this section, we describe a number of risks associated with the merger and the issuance of F.N.B. common stock in the merger which could affect F.N.B. or Howard or the F.N.B. common stock that is being offered to Howard stockholders by F.N.B. through this proxy statement/prospectus. The risks described in such section are the risks that F.N.B. and Howard considered to be most significant, but F.N.B. and Howard also encourage you to read and consider the risks that each company has described in the “Risk Factors” sections of its respective Annual Report on Form 10-K for the year ended December 31, 2020 and its respective Quarterly Reports on Forms 10-Q for the quarterly period ended June 30, 2021, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” on page 120. The risk factors in those reports were identified by each company as being significant to its own businesses and also could affect the operations and financial results of the combined company.

The Special Meeting

Howard Special Meeting of Stockholders (Page 35)

The Howard special meeting will be held at 10:00 a.m., Eastern Time, on November 9, 2021. Due to the health and safety concerns related to the coronavirus (COVID-19), the special meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the special meeting as well as vote and submit your questions during the live audiocast of the meeting by visiting https://meetnow.global/MHS7ML2 and entering the control number included on your proxy card or in the instructions that accompanied your proxy materials. No password will be required to access the special meeting. At the Howard special meeting, Howard stockholders will be asked to consider and vote on the following matters:

1.

To consider and vote upon a proposal to approve the merger agreement and the merger of Howard with and into F.N.B. on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A.

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Howard that is based on or otherwise relates to the merger (the “compensation proposal”); and

3.

To consider and vote on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Approval of the merger proposal requires the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Assuming a quorum is present, approval of each of the compensation proposal and adjournment proposal requires the affirmative vote of a majority of the votes cast. However, the vote on the compensation proposal is only advisory and will not be binding on Howard or the combined company that results from the merger.

Only holders of record of Howard common stock at the close of business on September 27, 2021 will be entitled to vote at the special meeting. As of the record date, there were 18,525,165 shares of Howard common stock entitled to vote at the special meeting, and each such share is entitled to one vote on each proposal to be considered at the Howard special meeting. As of the record date, Howard had an additional 286,711 shares outstanding that are not entitled to vote under Maryland’s control share acquisition statute. As of the record date, the directors and executive officers of Howard beneficially owned and were entitled to vote approximately 3,277,256 shares of Howard common stock, allowing them to exercise approximately 17.69% of the voting power of Howard common stock outstanding as of the record date. On July 12, 2021, certain stockholders of Howard, including each director of Howard, entered into voting agreements with F.N.B., solely in his, her or its capacity as a stockholder of Howard, in which each such stockholder agreed to vote in favor of the merger proposal and the adjournment proposal. As of the record date, there were 5,081,991 shares of Howard common stock entitled to vote subject to the voting agreements (excluding options), which represented approximately 27.43% of the outstanding shares of Howard common stock entitled to vote as of that date.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 27, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors associated with each of the businesses of F.N.B. and Howard because those risk factors may affect the operations and financial results of the combined company. Those risk factors may be found under Part I, Item 1A, “Risk Factors,” in each company’s Annual Report on Form 10-K for the year ended December 31, 2020, and each company’s Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Risk Factors Relating to the Merger

Because the market price of F.N.B. common stock will fluctuate, Howard stockholders cannot be certain of the market value of the F.N.B. common stock that they will receive upon completion of the merger.

Upon completion of the merger, each outstanding share of Howard common stock (other than certain shares held by F.N.B., its subsidiaries or Howard’s subsidiaries, or any shares held by Howard as treasury shares) will be converted into the right to receive 1.8 shares of F.N.B. common stock. This exchange ratio is fixed in the merger agreement, and there will be no adjustment to the exchange ratio for changes in the market price of either shares of F.N.B. common stock or shares of Howard common stock; provided that if (i) the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds and (ii) Howard elects to terminate the merger agreement due to such decrease, then F.N.B. may elect to increase the exchange ratio based on a formula outlined in the merger agreement in order to prevent such Howard termination election from becoming effective. Any change in the price of F.N.B. common stock prior to the merger will affect the market value of the F.N.B. common stock that Howard stockholders will receive upon completion of the merger.

The prices of F.N.B. common stock and Howard common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Howard special meeting. Changes in the market price of F.N.B. common stock and Howard common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding F.N.B.’s and Howard’s operations or business prospects, which may include market consideration of F.N.B.’s and/or Howard’s entry into the merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of F.N.B.’s and/or Howard’s management or of securities analysts and investors;

•	developments in F.N.B.’s and/or Howard’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting the banking industry generally or F.N.B.’s and/or Howard’s business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to F.N.B. and/or Howard;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by F.N.B., Howard or their competitors;

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and

•	impacts and disruptions resulting from the COVID-19 pandemic.

Many of these factors are outside the control of F.N.B. and Howard. Accordingly, at the time of the Howard special meeting, Howard stockholders will not know the market value of the merger consideration that Howard stockholders will receive upon completion of the merger. You should obtain current market quotations for both F.N.B. common stock and Howard common stock.

F.N.B. and Howard will incur transaction and integration costs in connection with the merger, and if the merger is not completed, F.N.B. and Howard will have incurred substantial expenses without realizing the expected benefits of the merger.

F.N.B. and Howard have incurred and expect to continue to incur substantial, non-recurring costs in connection with the negotiation of the merger agreement and completion of the merger. In addition, the combined company will incur integration costs following the completion of the merger as F.N.B. integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. F.N.B. and Howard may also incur additional costs to maintain employee morale and to retain key employees. F.N.B. and Howard will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed.

The ability of F.N.B. and Howard to complete the merger is subject to the satisfaction (or waiver by the parties) of the closing conditions set forth in the merger agreement, some of which are outside of the parties’ control.

The merger agreement contains a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement and the merger by Howard’s stockholders, receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties of both parties (subject to applicable materiality qualifiers), and the performance, in all material respects, by both parties of their respective covenants and agreements. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 94 for a more complete discussion of the conditions to the completion of the merger. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or F.N.B. or Howard may elect to terminate the merger agreement in certain other circumstances.

Termination of the merger agreement could have a negative impact on the prospects and stock price of Howard common stock and/or F.N.B. common stock.

The merger agreement contains a number of provisions that could permit either or both parties to abandon the merger and terminate the merger agreement. If the merger agreement is terminated, there may be various adverse consequences to Howard and F.N.B. For example, since certain matters relating to the merger (including business integration and data system conversion planning) will require substantial commitments of time and resources by the respective management teams of Howard and F.N.B., Howard’s or F.N.B.’s businesses may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, the merger agreement imposes certain restrictions on the conduct of Howard’s businesses prior to the completion of the merger. See “The Merger Agreement—Conduct of Business While the Merger is Pending” beginning on page 86 for a summary of the restrictions applicable to Howard. Additionally, if the merger agreement is terminated, the market price of Howard’s or F.N.B.’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated and

Howard seeks another merger or business combination, it is not certain that Howard would be able to find a party willing to offer equivalent or more attractive consideration than the consideration F.N.B. has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Howard may be required to pay F.N.B. a termination fee of $15 million.

If the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, then Howard may have the right to terminate the merger agreement and, accordingly, the merger may not occur.

If for a specified period prior to completion of the merger (a) the F.N.B. average stock price divided by $12.20 (which was the average closing value of a share of F.N.B. common stock during the ten trading day period that ended on July 9, 2021) (the “F.N.B. Ratio”) is less than 80%, and (b) the F.N.B. Ratio is less than 80% of the number obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $118.54 (which was the average of the closing prices for the KBW Regional Bank Index during the ten trading day period that ended on July 9, 2021), then Howard has the right (but not obligation) to terminate the merger agreement, subject to F.N.B.’s discretion (but not obligation) to increase the merger consideration by increasing the exchange ratio based on a formula outlined in the merger agreement, and thereby eliminate the right of Howard to terminate the merger agreement in the event that Howard seeks to exercise this termination right.

As a result, even if Howard stockholders approve the merger proposal, the merger may ultimately not be completed. Although the F.N.B. board of directors has the ability to increase the merger consideration and Howard’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if F.N.B. does not increase the merger consideration, there is no obligation of either board to exercise such power.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger between F.N.B. and Howard and the merger between their bank subsidiaries may be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. These governmental entities may not grant approval of either the merger or the bank merger, may engage in an extended regulatory review process, or may impose conditions on the granting of their approvals. The regulatory delays, conditions or changes they impose, as well as the process of obtaining regulatory approvals, could have the effect of delaying completion of the merger or of imposing additional costs or limitations on F.N.B. following the merger. F.N.B. may elect not to consummate the merger if, in connection with any regulatory approval required to consummate the merger, any governmental or regulatory entity imposes a restriction, requirement or condition on F.N.B. that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on F.N.B. and its subsidiaries, taken as a whole, after giving effect to the merger. As a result, there can be no assurance that the desired regulatory approvals for the merger will be obtained or that the merger will be completed even if such approvals are obtained. See “The Merger—Regulatory Approvals Required for the Merger and Bank Merger” beginning on page 76.

The COVID-19 pandemic may delay and adversely affect the completion of the merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of F.N.B. and Howard. If the effects of the COVID-19 pandemic cause a decline in the economic environment, and the financial results of F.N.B. or Howard, or if the business operations of F.N.B. or Howard are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of F.N.B. and Howard may be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, Office of the Comptroller of the

Currency, and the Maryland Office of the Commissioner of Financial Regulation, and/or other regulators may impose additional requirements on F.N.B. or Howard that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

The merger agreement limits Howard’s ability to pursue alternatives to the merger with F.N.B.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Howard that might result in greater value to Howard’s stockholders than the merger with F.N.B., or may result in a potential acquirer proposing to pay a lower per share price to acquire Howard than it might otherwise have proposed to pay. These provisions include a general prohibition on Howard from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by Howard’s board of directors, entering into discussions or agreements with third parties regarding transactions to acquire Howard. Howard also has an unqualified obligation to submit the merger proposal to its stockholders, even if Howard receives an alternative acquisition proposal that the Howard board of directors believes is superior to the merger. In addition, Howard could be obligated to pay F.N.B. a termination fee of $15 million if either F.N.B. or Howard terminates the merger agreement under specified circumstances, including those relating to acquisition proposals for competing transactions. See “The Merger Agreement—Termination Fee” beginning on page 98.

Howard and F.N.B. will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on Howard and/or F.N.B. These uncertainties may impair F.N.B.’s or Howard’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with F.N.B. and/or Howard to seek to change their existing business relationships with F.N.B. and/or Howard. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Howard’s business or F.N.B.’s business could be negatively impacted. In addition, the merger agreement restricts Howard from taking specified actions relative to its business without the prior consent of F.N.B. These restrictions may prevent Howard from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business While the Merger is Pending” beginning on page 86 for a summary of the restrictions applicable to Howard.

Some of Howard’s directors and executive officers have interests in the merger that may differ from the interests of Howard stockholders including, if the merger is completed, the receipt of financial and other benefits.

When considering the recommendations of the Howard board of directors with respect to the proposals described in this proxy statement/prospectus, you should be aware that the directors and executive officers of Howard may have interests in the merger that are different from, or in addition to those of Howard stockholders generally.

The Howard board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger and in recommending that Howard stockholders vote in favor of approval of the merger agreement and merger. For example:

•

Change in Control Payments. Howard executive officers will receive payments and other benefits in connection with the merger, some of which are triggered upon a qualifying termination of employment by Howard without “cause” or by the executive officer voluntarily for “good reason” under the executives’ employment agreements.

•

Appointment to Non-Fiduciary Advisory Board. F.N.B. agreed that following the completion of the merger, F.N.B. will appoint two current directors of the Howard board of directors, to be mutually selected by the parties, to serve as the Chairperson and Vice Chairperson of the F.N.B. Mid-Atlantic Regional Advisory Board, for a minimum term of two years. The quarterly fee payable to the members of the advisory board is anticipated to be approximately $12,500. As of the date of this proxy statement/prospectus, the Howard directors who will be appointed to the F.N.B. Mid-Atlantic Regional Advisory Board has not been determined.

•

Indemnification and Insurance. The merger agreement also provides for continuing indemnification for directors and executive officers of Howard following the merger and the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.

See “The Merger—Interests of Howard’s Directors and Executive Officers in the Merger” on page 71 for more information on the interests of certain directors and executive officers of Howard in connection with the merger.

Holders of F.N.B. common stock and Howard common stock will each have a reduced ownership and voting interest in the combined company after the merger and may exercise less influence over the combined company’s management.

F.N.B. shareholders currently have the right to vote in the election of the F.N.B. board of directors and on other matters affecting F.N.B., and Howard stockholders currently have the right to vote in the election of the Howard board of directors and on other matters affecting Howard. Upon the completion of the merger, each Howard stockholder will become a shareholder of F.N.B. with a percentage ownership of F.N.B. that is significantly smaller than the stockholder’s current percentage ownership of Howard. Immediately after completion of the merger, without giving effect to any shares of F.N.B. common stock held by Howard stockholders prior to the merger, we expect that F.N.B. shareholders will, as a group, own approximately 90% of F.N.B. and Howard stockholders will, as a group, own approximately 10% of F.N.B. As a result, Howard stockholders may have less influence on the management and policies of F.N.B. than they now have on the management and policies of Howard. Similarly, current F.N.B. shareholders will own a smaller percentage of F.N.B. than prior to the merger, and may have less influence than they now have on the management and policies of F.N.B.

The shares of F.N.B. common stock to be received by Howard stockholders as a result of the merger will have different rights from the shares of Howard common stock they currently hold.

Upon completion of the merger, Howard stockholders will become F.N.B. shareholders and their rights as shareholders will be governed by the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law and F.N.B.’s articles of incorporation and bylaws. The rights associated with Howard common stock are different from the rights associated with F.N.B. common stock. See “Comparison of Shareholders’ Rights” beginning on page 105 for a discussion of the different rights associated with F.N.B. common stock.

The fairness opinion received by the board of directors of Howard prior to the signing of the merger agreement will not reflect any changes in circumstances between the date of the opinion and the date of completing the merger.

KBW, Howard’s financial advisor in connection with the proposed merger, delivered to the Howard board of directors its opinion, dated July 12, 2021, regarding the fairness, from a financial point of view and as of the date of such opinion, to the holders of Howard common stock of the exchange ratio provided for in the merger. The opinion speaks only as of the date of the opinion and not as of the date of this proxy statement/prospectus or the time the merger is completed. Any changes in the operations and prospects of Howard or F.N.B., general market and economic conditions or other factors outside of the control of Howard and F.N.B. could significantly alter the value of Howard or the prices of the shares of F.N.B. common stock or Howard common stock by the time the merger is completed.

Howard stockholders will not have dissenters’ or appraisal rights in the merger.

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the MGCL, a Howard stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the agreement of merger or consolidation. Pursuant to the MGCL, holders of Howard common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of Howard common stock because Howard common stock is listed on Nasdaq, a national securities exchange. See “The Merger —No Dissenters’ Rights or Appraisal Rights.”

Risk Factors Relating to the Combined Company’s Business Following the Merger

The market price of F.N.B. common stock after the merger may be affected by factors different from those currently affecting the prices of F.N.B. common stock and Howard common stock.

Upon completion of the merger, holders of Howard common stock will become holders of F.N.B. common stock. F.N.B.’s businesses differ from those of Howard, and accordingly the results of operations of F.N.B. will be affected by some factors that are different from those currently affecting the results of operations of Howard. For example, F.N.B.’s bank subsidiary operates in certain states of the United States, including Pennsylvania, Ohio, West Virginia, Virginia, Washington DC, South Carolina and North Carolina, where Howard does not. Accordingly, the results of operations of F.N.B. will be affected by business and other developments in those other areas of the United States to a larger extent than those of Howard. Moreover, F.N.B. operates in certain market segment areas in which Howard does not. F.N.B. is a full-service corporate and community bank focused principally on serving the needs of middle market clients by delivering a broad array of banking and capital markets products and services, including syndicated finance, debt and equity capital markets, commercial payments, equipment finance, derivatives, and foreign exchange. Consumer banking products and services include mortgage lending and a complete suite of mobile and online banking services. Accordingly, the results of operations of F.N.B. will be affected by the performance of these business segments, unlike the results of operations of Howard. For a discussion of the businesses of F.N.B. and Howard and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 120.

Integrating the businesses of F.N.B. and Howard and converting the two banks’ core technology systems may be more difficult, costly or time-consuming than expected, and the combined company may fail to realize the anticipated benefits and cost savings of the merger with Howard may not be realized, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the merger.

F.N.B. and Howard have operated and, until the completion of the merger, will continue to operate, independently from each other. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on F.N.B.’s ability to successfully combine and integrate the businesses and convert the core technology systems of First National Bank of Pennsylvania and Howard Bank within F.N.B.’s projected timeframe in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers.

A number of factors could affect F.N.B.’s ability to successfully integrate its businesses with the business of Howard. Significant delay in obtaining the necessary stockholder or bank regulatory approvals and/or the loss of key employees of Howard, whose services will be needed to complete the integration and core technology system conversion processes, and who may elect to terminate their employment as a result of or in anticipation of the merger or for other reasons. The business integration and core technology system processes themselves could be disruptive to F.N.B.’s or Howard’s ongoing businesses, causing loss of momentum in one or more of such businesses or inconsistencies or changes in standards, practices, business models, controls, procedures and policies that could adversely affect the ability of F.N.B. to maintain relationships with customers and employees.

If F.N.B. encounters significant difficulties in the integration process and/or core technology system conversion processes, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve the anticipated benefits of the merger in the timeframes projected by F.N.B. could result in significantly increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

F.N.B. may not be able to generate incremental business, including expanded products and services offerings, to support the additional investment in Howard’s market area or in specialty lending areas that are part of Howard’s business.

F.N.B.’s success in Howard’s markets will depend, in part, on its ability to successfully offer products and services to consumers that Howard does not currently offer, such as asset-based lending, equipment lease financing, wealth management, trust services, insurance, securities brokerage and investment advisory, foreign exchange, consumer mortgage loans and private banking, debt and equity capital markets and derivatives. This business strategy will require F.N.B. to attract and retain qualified and experienced personnel in Howard’s markets to execute its strategies and support those new products and services. Competition for qualified personnel may be intense, and F.N.B. may be unable to retain key employees or recruit individuals away from other banks and financial institutions, or may be unable to do so at a reasonable cost. F.N.B. could lose existing customers or fail to acquire new customers in this new market, may not adequately address its new market in terms of the products and services it offers, and may fail to compete successfully with financial institutions that are already established within this market area.

The merger may not be accretive, and may be dilutive, to F.N.B.’s earnings per share, which may negatively affect the market price of F.N.B. common stock.

F.N.B. currently expects the merger to be accretive to earnings per share in the first calendar full year after closing (excluding one-time charges). This expectation, however, is based on preliminary estimates which may materially change, including the currently expected timing of the merger. F.N.B. may encounter additional transaction- and integration-related costs or other factors such as a delay in the closing of the merger, may fail to realize all of the benefits anticipated in the merger or may be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in F.N.B.’s earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of F.N.B.’s common stock.

F.N.B.’s decisions regarding the credit risk associated with Howard Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.

Before signing the merger agreement, F.N.B. conducted extensive due diligence on a significant portion of the Howard Bank loan portfolio. However, F.N.B.’s review did not encompass each and every loan in the Howard Bank loan portfolio. In accordance with customary industry practices, F.N.B. evaluated the Howard Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, F.N.B.’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the Howard Bank loans were considered as part of F.N.B.’s evaluation. If F.N.B.’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, F.N.B.’s estimated credit mark against the Howard Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Howard Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside F.N.B.’s or Howard’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease F.N.B.’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic and continuing variant mutations. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity, supply chain interruptions and the negative financial effects from any recession or depression that may occur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

F.N.B. and Howard have included in this proxy statement/prospectus and documents incorporated by reference certain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of F.N.B. and Howard with respect to their planned merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the strategic benefits and financial benefits of the merger (including anticipated accretion to earnings per share and other metrics), the assumed acquisition accounting adjustments, the timing of the closing of the merger, and consequences of the integration of the businesses and operations of F.N.B. and Howard.

Forward-looking statements are typically identified by words such as “believe”, “plan”, “expect”, “anticipate”, “intend”, “outlook”, “estimate”, “forecast”, “target”, “continue”, “predict”, “objective”, “project”, “possible”, “potential”, “goal”, by future conditional versus such as “will”, “should”, “could”, “would”, “assume”, or “may”, and other similar words and expressions. Forward-looking statements are subject to risks, uncertainties and assumptions which may change over time or as a result of unforeseen circumstances, are difficult to predict and are generally beyond the control of either company. Future events or circumstances may change expectations or outlook and may affect the nature of the assumptions, risks and uncertainties to which forward-looking statements are subject. The forward-looking statements in this proxy statement/prospectus and documents incorporated by reference pertain only to the date they are made, and F.N.B. and Howard disclaim any obligation to update or revise any forward-looking statements, except as required by law. Actual results or future events may differ, possibly materially, from those anticipated in these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Accordingly, we caution against placing undue reliance on any forward-looking statements.

In addition to factors previously disclosed in F.N.B.’s and Howard’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus (including the “Risk Factors” beginning on page 19), the following factors, among others, could cause actual results to differ materially from those anticipated forward-looking statements or from historical performance:

•

The possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where F.N.B. and Howard do business, or as a result of other unexpected factors or events;

•

Completion of the transaction is dependent on the satisfaction of customary closing conditions, including approval by Howard stockholders, which cannot be assured, and the timing and completion of the transaction is dependent on various factors that cannot be predicted with precision at this point;

•	The occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•

Completion of the transaction is subject to bank regulatory approvals and such approvals may not be obtained in a timely manner or at all or may be subject to conditions which may cause additional significant expense or delay the consummation of the merger transaction;

•	Potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

•	The outcome of any legal proceedings that may be instituted against F.N.B. or Howard;

•	Subsequent federal legislative and regulatory actions and reforms affecting the financial institutions’ industry may substantially impact the economic benefits of the proposed merger;

•

Unanticipated challenges or delays in the integration of Howard’s business into F.N.B.’s and or the conversion of Howard’s core technology systems and customer data may significantly increase the expense associated with the transaction;

•	The impact of acquisition accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

•	Diversion of management’s attention from ongoing business operations and opportunities;

•	Business disruptions resulting from or following the merger;

•	Changes in F.N.B.’s stock price before closing, including as a result of the financial performance of F.N.B. or Howard prior to closing;

•	Customer acceptance of F.N.B.’s and Howard’s products and services; and

•

Other factors that may affect future results of F.N.B. and Howard including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Consequently, all forward-looking statements made by F.N.B. or Howard contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the caption titled “Risk Factors” beginning on page 19 and those applicable to F.N.B.’s and Howard’s respective businesses and activities generally that are disclosed in F.N.B.’s 2020 Annual Report on Form 10-K and in other documents F.N.B. files with the SEC, and in Howard’s 2020 Annual Report on Form 10-K and in other documents Howard files with the SEC. F.N.B.’s and Howard’s SEC filings are accessible on the SEC website at www.sec.gov. See the section titled “Where You Can Find More Information” beginning on page 120.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF F.N.B.

The following selected consolidated financial information for the fiscal years ended December 31, 2016 through December 31, 2020 is derived from the consolidated financial statements of F.N.B. The consolidated financial information as of and for the six months ended June 30, 2021 and 2020 is derived from unaudited consolidated financial statements and, in the opinion of F.N.B.’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2021. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with F.N.B.’s audited consolidated financial statements and related notes thereto included in F.N.B.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in F.N.B.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 120.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018 (1)	2017 (2)	2016 (3)
(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$504,318	$586,986	$1,130,306	$1,247,019	$1,170,199	$980,326	$678,963
Total interest expense	53,524	126,394	208,224	329,780	237,710	133,892	67,451
Net interest income	450,794	460,592	922,082	917,239	932,489	846,434	611,512
Provision for credit losses	4,785	78,015	122,798	44,561	61,227	61,073	55,752
Net interest income after provision for credit losses	446,009	382,577	799,284	872,678	871,262	785,361	555,760
Total non-interest income	162,577	146,154	294,556	294,266	275,651	252,449	201,761
Total non-interest expense	367,362	370,824	750,349	696,128	694,532	681,541	511,133
Income before income taxes	241,224	157,907	343,491	470,816	452,381	356,269	246,388
Income taxes	46,602	26,880	57,485	83,567	79,523	157,065	75,497
Net income	194,622	131,027	286,006	387,249	372,858	199,204	170,891
Net income available to common stockholders	190,602	127,007	277,965	379,208	364,817	191,163	162,850
Per Common Share:
Basic earnings per share	$0.60	$0.39	$0.86	$1.17	$1.13	$0.63	$0.79
Diluted earnings per share	0.59	0.39	0.85	1.16	1.12	0.63	0.78
Cash dividends	0.24	0.24	0.48	0.48	0.48	0.48	0.48
Book value	15.43	14.82	15.09	14.70	13.88	13.30	11.68
Statement of Condition (at period end):
Total assets	$38,405,693	$37,720,827	$37,354,351	$34,615,016	$33,101,840	$31,417,635	$21,844,817
Net loans and leases	24,754,019	25,796,989	25,095,538	23,093,407	21,973,442	20,823,386	14,738,884
Deposits	30,469,205	28,394,899	29,122,773	24,786,353	23,454,743	22,399,725	16,065,647
Short-term borrowings	1,650,528	2,410,982	1,803,607	3,215,429	4,128,670	3,678,337	2,503,010
Long-term borrowings	887,954	1,629,669	1,094,525	1,340,143	627,061	668,173	539,494
Total stockholders’ equity	5,036,410	4,896,827	4,958,903	4,883,198	4,608,285	4,409,194	2,571,617
Significant Ratios:
Return on average assets (4)	1.03%	0.74%	0.78%	1.14%	1.16%	0.68%	0.83%
Return on average equity (4)	7.88	5.40	5.83	8.14	8.30	4.89	6.84
Net interest margin (4)(5)	2.72	3.01	2.91	3.17	3.39	3.43	3.38
Dividend payout ratio	40.86	61.76	56.45	41.45	42.96	74.61	62.43
Capital Ratios:
Average equity to average assets	13.07	13.65	13.40	14.05	13.97	13.98	12.09
Leverage ratio	7.84	7.78	7.83	8.20	7.87	7.58	7.70
Asset Quality Ratios:
Non-performing loans / total loans and leases	0.51	0.65	0.67	0.44	0.45	0.47	0.58
Non-performing loans + OREO / total loans and leases + OREO	0.55	0.73	0.71	0.55	0.61	0.66	0.79
Non-performing assets / total assets	0.36	0.51	0.48	0.37	0.41	0.44	0.54
Allowance for credit losses / total loans and leases	1.42	1.40	1.43	0.84	0.81	0.84	1.06
Allowance for credit losses / non-performing loans	278.20	214.53	212.64	190.29	180.37	178.75	183.99
Net loan charge-offs / average loans and leases (4)	0.09	0.12	0.24	0.12	0.26	0.22	0.28

(1)	On August 31, 2018, F.N.B. completed the sale of Regency Finance Company.
(2)	On March 11, 2017, F.N.B. completed its acquisition of Yadkin Financial Corporation.

(3)

On April 22, 2016 and February 13, 2016, F.N.B. completed its purchase of 17 branch-banking locations and related consumer loans from Fifth Third Bank and completed the acquisition of Metro Bancorp, Inc., respectively.

(4)	Six-month information annualized.
(5)

The net interest margin (a non-GAAP measure) is presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% beginning in 2018 and 35% in 2017 and 2016.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HOWARD

The following selected consolidated financial information for the fiscal years ended December 31, 2016 through December 31, 2021 is derived from the consolidated financial statements of Howard. The consolidated financial information as of and for the six months ended June 30, 2021 and 2020 is derived from unaudited consolidated financial statements and, in the opinion of Howard’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2021. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Howard’s audited consolidated financial statements and related notes thereto included in Howard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in Howard’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 120.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$42,617	$43,700	$86,363	$91,434	$80,389	$43,026	$38,741
Total interest expense	2,847	8,055	12,761	22,124	13,771	5,167	4,562
Net interest income	39,770	35,645	73,602	69,310	66,618	37,859	34,179
Provision for credit losses	1,000	6,445	9,845	4,193	6,091	1,831	2,037
Net interest income after provision for credit losses	38,770	29,200	63,757	65,117	60,527	36,028	32,142
Total non-interest income	4,422	8,125	12,359	21,034	17,860	19,524	14,796
Total non-interest expense	24,639	62,187	89,462	64,078	83,112	45,200	38,699
Income (loss) before income taxes	18,553	(24,862)	(13,346)	22,073	(4,725)	10,352	8,239
Income taxes	4,895	1,204	3,645	5,192	(897)	3,152	2,936
Net income (loss)	13,658	(26,066)	(16,991)	16,881	(3,828)	7,200	5,303
Net income (loss) available to common stockholders	13,658	(26,066)	(16,991)	16,881	(3,828)	7,200	5,137
Per Common Share:
Basic earnings per share	$0.73	$(1.39)	$(0.91)	$0.89	$(0.22)	$0.75	$0.74
Diluted earnings per share	0.72	(1.39)	(0.91)	0.89	(0.22)	0.75	0.73
Book value	16.14	15.14	15.72	16.48	15.48	13.47	12.27
Statement of Condition (at period end):
Total assets	$2,599,541	$2,463,450	$2,537,991	$2,374,619	$2,266,514	$1,149,950	$1,026,957
Net loans and leases	1,924,219	1,882,274	1,846,799	1,735,112	1,639,878	930,449	815,096
Deposits	2,025,557	1,830,674	1,975,414	1,714,365	1,685,806	863,908	808,734
Borrowings	247,126	312,173	242,071	319,368	276,653	148,920	127,574
Total stockholders’ equity	303,263	283,281	294,632	314,148	294,683	132,253	85,790
Significant Ratios:
Return on average assets (1)	1.07%	(2.14)%	(0.68)%	0.75%	(0.19)%	0.67%	0.55%
Return on average equity (1)	9.22	(16.54)	(5.59)	5.54	(1.44)	5.82	6.15
Net interest margin (1)	3.41	3.28	3.27	3.50	3.78	3.73	3.73
Dividend payout ratio	—	—	—	—	—	—	—
Capital Ratios:
Average equity to average assets	11.65	12.94	12.22	13.55	13.32	11.53	8.88
Leverage ratio	9.74	8.73	9.26	9.55	8.77	11.70	8.36
Asset Quality Ratios:
Non-performing loans / total loans	0.83	0.97	1.04	1.10	1.50	1.41	1.17
Non-performing loans + OREO / total loans + OREO	0.87	1.08	1.08	1.27	1.76	1.57	1.41
Non-performing assets / total assets	0.65	0.84	0.79	0.94	1.28	1.28	1.16
Allowance for credit losses / total loans and leases	0.94	0.86	1.03	0.60	0.60	0.66	0.78
Allowance for credit losses / non-performing loans	112.76	88.56	98.62	54.33	39.94	46.70	69.24
Net loan charge-offs / average loans and leases (1)	0.20	0.05	0.04	0.22	0.16	0.24	0.06

(1)	Six-month information annualized.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

•	the high and low closing sales prices of shares of F.N.B. common stock as reported on the NYSE;

•	the high and low closing sales prices of Howard common stock as reported on Nasdaq; and

•	quarterly and special cash dividends paid per share by F.N.B.

	F.N.B. Common Stock			Howard Common Stock
Quarter Ended	High	Low	Dividend	High	Low	Dividend
2019:
March 31	$12.46	$9.92	$0.12	$15.87	$12.83	$—
June 30	12.36	10.94	0.12	15.17	13.30	—
September 30	12.21	10.39	0.12	17.33	13.97	—
December 31	12.84	11.24	0.12	17.45	15.90	—
2020:
March 31	$12.76	$5.60	$0.12	$18.42	$9.69	$—
June 30	9.51	6.26	0.12	12.10	9.06	—
September 30	8.19	6.45	0.12	10.26	8.88	—
December 31	9.63	6.71	0.12	12.90	9.10	—
2021:
March 31	$13.43	$9.45	$0.12	$17.79	$11.52	$—
June 30	13.65	11.84	0.12	17.49	15.70	—
September 30 (July 1 through September 27)	12.43	10.91	0.12	20.55	15.40	—

The table below presents:

•	the last reported sale price of a share of F.N.B. common stock, as reported on the NYSE; and

•	the last reported sale price of a share of Howard common stock, as reported on Nasdaq,

in each case, on July 12, 2021, the last full trading day prior to the public announcement of the proposed merger, and on September 27, 2021, the last practicable trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of a share of Howard common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 1.8, the exchange ratio in the merger.

	F.N.B. Common Stock	Howard Common stock	Pro Forma Equivalent Value of One Share of Howard Voting Common Stock
July 12, 2021	$12.20	$15.62	$21.96
September 27, 2021	$11.89	$20.55	$21.40

We advise you to obtain current market quotations for F.N.B. common stock. The market price of F.N.B. common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of F.N.B. common stock.

HOWARD SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Howard will be held at 10:00 a.m., Eastern Time, on November 9, 2021. Due to the health and safety concerns related to the coronavirus (COVID-19), the special meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the special meeting as well as vote and submit your questions during the live audiocast of the meeting by visiting https://meetnow.global/MHS7ML2 and entering the control number included on your proxy card or in the instructions that accompanied your proxy materials. No password will be required to access the special meeting.

Howard is mailing this document and accompanying form of proxy to its stockholders on or about October 6, 2021.

Purpose of the Special Meeting

At the special meeting, stockholders of Howard will be asked to consider and vote upon:

1.

A proposal to approve the merger agreement and the merger of Howard with and into F.N.B. on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A.

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Howard that is based on or otherwise relates to the merger (the “compensation proposal”); and

3.

A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Completion of the merger is conditioned on approval of the merger proposal, among other conditions.

Completion of the merger is not conditioned on the approval of the compensation proposal or the adjournment proposal.

Recommendation of the Howard Board of Directors

The Howard board of directors has unanimously approved the merger agreement and merger and unanimously recommends that stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. See “The Merger—Recommendation of the Howard Board of Directors and Reasons for the Merger” beginning on page 53.

Format of the Special Meeting

Due to the public health and travel concerns our stockholders may have related to COVID-19 and the protocols that federal, state, and local governments have imposed on public gatherings, including current Maryland government health directives to use social distancing, our special meeting will be conducted online, in a fashion similar to an in-person meeting. We designed the format of the meeting to ensure that our stockholders who attend will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Access to the Audio Webcast of the Special Meeting:    The live audio webcast of the meeting will begin promptly at 10:00 a.m. (local time). Online access to the audio webcast will open approximately 30 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system.

Attendance Instructions:    To attend the virtual meeting, go to https://meetnow.global/MHS7ML2. No password will be required to access the special meeting. In order to vote during the special meeting, you will also need the 15-digit control number found on your proxy card or on the instructions that accompany this proxy statement/prospectus.

Submitting Questions During the Special Meeting:    Stockholders may submit questions in real time during the special meeting at https://meetnow.global/MHS7ML2. We intend to respond to all questions submitted during the special meeting in accordance with the Meeting’s Rules of Conduct which are pertinent to the meeting matters, as time permits. The Rules of Conduct will be posted at the virtual meeting forum at https://meetnow.global/MHS7ML2. Responses to any such questions that are not addressed during the meeting will be published following the meeting on our website at www.howardbank.com under the link “Investor Relations.” Questions and responses will be grouped by topic and substantially similar questions will be grouped and responded to once.

Technical Assistance:    Online access to the webcast will be open 30 minutes prior to the start of the special meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the meeting in advance or during the meeting time, please call (888) 724-2416.

Record Date and Quorum

All holders of Howard common stock at the close of business on the record date, September 27, 2021, including registered stockholders and stockholders who hold their shares through banks, brokers, or other nominees, have a right and are invited to virtually attend the Howard special meeting. On the record date, there were 18,525,165 shares of Howard common stock outstanding and entitled to vote held by approximately 342 holders of record. In addition, on the record date Howard had an additional 286,711 shares outstanding that are not entitled to vote under Maryland’s control share acquisition statute.

To conduct business at the special meeting, a quorum of stockholders must be present. The presence at the special meeting virtually or by proxy of the holders of record of a majority of Howard common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum to transact business at the special meeting. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. Broker-non votes will not be counted toward a quorum.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Howard special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Howard special meeting. If your bank, broker, trustee or other nominee holds your shares of Howard common stock in “street name,” such entity will vote your shares of Howard common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Under the MGCL and Howard’s bylaws, whether or not a quorum is present, the chairperson of the meeting may adjourn the Howard special meeting.

Each share of Howard common stock outstanding on the record date for the special meeting (other than the 286,711 shares which do not have voting rights under the Maryland control share statute) entitle the holder to cast one vote upon each matter properly submitted at the Howard special meeting.

As of the record date, directors and executive officers of Howard and their affiliates owned and were entitled to vote 3,277,256 shares of Howard common stock representing approximately 17.69% of the shares of Howard common stock outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management” of the proxy statement for Howard’s 2021 annual meeting of stockholders, filed with the SEC on

April 13, 2021, which is incorporated herein by reference, for information regarding the beneficial ownership of Howard common stock as of April 1, 2021 by: (1) each person or entity known to Howard to be the beneficial owners of more than five percent of the outstanding common stock of Howard, (2) each of director of Howard, (3) each named executive officer of Howard and (4) all officers and directors of Howard as a group.

On July 12, 2021, each of the persons then serving as a director of Howard, and Priam Capital Fund I, Patriot Financial Partners II, L.P., and Patriot Financial Partners Parallel II, L.P., entered into a voting agreement with F.N.B., solely in his, her or its capacity as a stockholder of Howard, in which each such person agreed to vote in favor of the merger proposal and the adjournment proposal. As of the record date, there were 5,081,991 shares of Howard common stock entitled to vote subject to the voting agreements (excluding options), which represented approximately 27.43% of the outstanding shares of Howard common stock entitled to vote as of that date. In addition, as of the record date, Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. owned a combined total of 286,711 shares of Howard common stock that do not have voting rights in accordance with Maryland’s control share acquisition statute. The forms of voting agreements signed by those stockholders is included as Appendix B and Appendix C to this proxy statement/prospectus.

Vote Required to Approve Each Matter; Treatment of Abstentions; Failure to Vote

Howard merger proposal. The merger proposal requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet at the Howard special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Howard compensation proposal and adjournment proposal. The compensation proposal and the adjournment proposal each require the affirmative vote of a majority of the votes cast at the meeting in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet at the Howard special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to one of these proposals, your shares will not be included in determining the total number of votes cast on these proposals and will have no effect on these proposals. The vote on the compensation proposal is only advisory and will not be binding on Howard or the combined company that results from the merger.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Howard stockholder authorizes the persons named in the enclosed proxy card to vote its shares of Howard common stock at the Howard special meeting in the manner such stockholder directs. A Howard stockholder may vote by proxy or via the Internet at the Howard special meeting. If you hold your shares of Howard common stock in your name as a stockholder of record, to submit a proxy, you, as a Howard stockholder, may use one of the following methods:

•	Vote by Internet: You may vote via the Internet 24 hours a day, seven days a week, by visiting http://www.investorvote.com/HBMD-SM and following the instructions on your proxy card.

•	Vote by Telephone: You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your proxy card and listening for further directions.

•	Vote By Mail: If you received a printed copy of this proxy statement/prospectus, you may complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

•

Vote by Internet During the Special Meeting:    If you desire to vote via the Internet during the live audiocast of the special meeting, please follow the instructions for virtually attending and voting at the special meeting posted at https://meetnow.global/MHS7ML2. No password will be required to access the special meeting. In order to vote, you will need the control number included in your proxy card or in the instructions that accompanied this proxy statement/prospectus.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Howard special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Howard special meeting.

When the accompanying proxy is returned properly executed prior to the Howard special meeting, the shares of Howard common stock represented by it will be voted at the Howard special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Howard common stock represented by the proxy will be voted as recommended by the Howard board of directors.

If a Howard stockholder’s shares of Howard common stock are held in “street name” by a bank, broker, trustee, or other nominee, the Howard stockholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.

Your vote is very important, regardless of the number of shares of Howard common stock you own. Accordingly, each Howard stockholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to virtually attend the Howard special meeting.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee, or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to Howard or by voting at the Howard special meeting via the Howard special meeting website unless you obtain a legal proxy from your bank, broker, trustee or other nominee. If your shares of Howard common stock are held in street name, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Howard Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than November 2, 2021 at 5:00 p.m., Eastern Time, to vote at the Howard special meeting via the Howard special meeting website.

Further, banks, brokers, trustees or other nominees who hold shares of Howard common stock on behalf of their customers may not give a proxy to Howard to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Howard special meeting, including the merger proposal, the compensation proposal and the adjournment proposal.

Revoking Proxy or Changing Vote After Returning Proxy Card or Voting by Telephone or Internet

If you are a stockholder of record, you may revoke your proxy at any time before it is voted by:

•	written notice to Howard’s Corporate Secretary, Charles E. Schwabe, at Howard Bancorp, Inc., 3301 Boston Street, Baltimore, Maryland 21224;

•	by timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

•	attending the special meeting virtually and voting via the Internet at the special meeting.

If you hold your shares in street name through a broker, you must contact your broker to revoke your proxy or change your vote. If you have instructed a bank, broker, trustee, or other nominee to vote your shares of Howard common stock, you must follow the directions you receive from your bank, broker, trustee, or other nominee in order to change or revoke your vote.

Howard stockholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Howard common stock represented by such proxies will be voted at the Howard special meeting and all adjournments or postponements thereof.

Other Matters to Come Before the Howard Special Meeting

Pursuant to MGCL and Howard’s bylaws, only the matters set forth in this Notice of Special Meeting of Stockholders may be brought before the Howard special meeting. The Howard board of directors is not aware of any additional matters to be brought before the special meeting.

How to Register to Attend the Meeting via Live Webcast

If you are a stockholder of record (your shares are registered in your own name with Howard’s transfer agent, Computershare), you do not need to register to attend the special meeting via live webcast. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank, broker, trustee or other nominee, and you want to vote or ask a question at the special meeting you must register in advance to attend the special meeting via live webcast. Otherwise, you may enter the webcast as a guest. To register to attend the special meeting via live webcast as a stockholder you must submit a legal proxy reflecting your Howard Bancorp, Inc. holdings along with your name and email address to Howard’s transfer agent, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 2, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

•	By Email. Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

•	By Mail. Send to Computershare, Howard Bancorp, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Delivery of Proxy Statement/Prospectus to Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If you are a Howard stockholder, Howard will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Howard’s Investor Relations at Investor Relations, Howard Bancorp, Inc., 3301 Boston Street, Baltimore, Maryland 21224 or by calling (410) 750-0020. If you want to receive separate copies of a Howard proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm, trustee or other nominee, or you may contact Howard at the above address and telephone number.

Solicitation of Proxies

The board of directors of Howard is soliciting proxies of stockholders for use at the special meeting of stockholders. The cost of solicitation of proxies for the Howard special meeting will be borne by Howard. Howard will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Howard has retained Georgeson to assist in the solicitation of proxies for a fee of approximately $8,000 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, Howard’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Questions and Additional Information

If you have any questions or need assistance with voting, please contact Howard’s proxy solicitor, Georgeson, by calling toll-free at (888) 613-9817.

HOWARD PROPOSALS

Proposal No. 1—Howard Merger Proposal

At the Howard special meeting, the Howard stockholders will be asked to approve the merger agreement and the merger. Holders of Howard common stock should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

The Howard board of directors unanimously adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the merger to be advisable and fair to and in the best interests of Howard and its stockholders. See “The Merger—Recommendation of the Howard Board of Directors and Reasons for the Merger” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Howard board of directors’ recommendation.

The Howard board of directors unanimously recommends that Howard stockholders vote “FOR” the Howard merger proposal

Proposal No. 2—Howard Compensation Proposal

Pursuant to Rule 14a-21(c) of the Exchange Act and as required by the Dodd-Frank Act, Howard is seeking non-binding, advisory stockholder approval of the merger-related compensation for its named executive officers as described in “The Merger—Merger-Related Compensation for Howard’s Named Executive Officers.” The compensation proposal gives Howard’s stockholders the opportunity to express their views on the merger-related compensation of Howard’s named executive officers. Accordingly, Howard is requesting stockholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Howard’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for Howard’s Named Executive Officers,” is hereby APPROVED on a non-binding, advisory basis.”

The vote is advisory in nature and, therefore, is not binding on Howard or on F.N.B. or the boards of directors or the compensation committees of Howard or F.N.B., regardless of whether the Howard merger proposal is approved.

Approval of this compensation proposal is not a condition to completion of the merger and requires the affirmative vote of a majority of the votes cast. The vote with respect to this compensation proposal is advisory only and will not be binding on Howard or F.N.B., regardless of whether the other proposals are approved. If the merger is completed, the merger-related compensation may be paid to Howard’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Howard’s stockholders fail to approve the compensation proposal.

The vote on the compensation proposal is separate from the vote to approve the merger proposal. You may vote “AGAINST” the compensation proposal and “FOR” the merger proposal and vice versa. You also may abstain from this compensation proposal and vote on the merger proposal and vice versa.

The Howard board of directors unanimously recommends that you vote “FOR” the compensation proposal.

Proposal No. 3—Howard Adjournment Proposal

The Howard special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies in favor of the merger proposal.

If, at the Howard special meeting, the number of shares of Howard common stock present via the Internet or represented by proxy and voting in favor of the merger proposal is insufficient to approve the Howard merger proposal, Howard may move to adjourn the Howard special meeting in order to enable the Howard board of directors to solicit additional proxies in favor of the merger proposal.

In the adjournment proposal, Howard is asking its stockholders to authorize the holder of any proxy solicited by the Howard board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Howard special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Howard stockholders approve the adjournment proposal, Howard could adjourn the Howard special meeting and any adjourned session of the Howard special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Howard stockholders who have previously voted. Howard does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the Howard merger proposal is adopted at the Howard special meeting.

The Howard board of directors unanimously recommends that you vote “FOR” the adjournment proposal.

INFORMATION ABOUT F.N.B. CORPORATION

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. F.N.B.’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. At June 30, 2021, F.N.B. had total assets of more than $38 billion and 338 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C., and Virginia.

F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance.

The principal executive offices of F.N.B. are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, telephone number (800) 555-5455. Additional information about F.N.B. and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 120.

INFORMATION ABOUT HOWARD BANCORP, INC.

Howard Bancorp, Inc., a Maryland corporation, is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore, Maryland, Howard Bank operates a general commercial banking business through its 13 branches located throughout the greater Baltimore metropolitan area. At June 30, 2021, Howard had $2.6 billion of total consolidated assets, $1.9 billion of total net loans and leases, $2.0 billion of total deposits and $303.3 million of stockholders’ equity. Howard Bank traditionally markets its financial services to small and medium sized businesses and their owners, professionals and executives, and high-net-worth individuals.

Howard common stock is listed on The Nasdaq Capital Market under the symbol “HBMD.” Howard’s principal executive offices are located at 3301 Boston Street, Baltimore, Maryland 21224, and its telephone number is (410) 750-0020.

More information about Howard is available by visiting www.howardbank.com and then clicking the link to “Investor Relations.” Information contained on Howard’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. For additional information regarding Howard’s business, financial condition, results of operations and other important information, please refer to Howard’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2020. For instructions on how to find copies of these documents and for a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 120.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between F.N.B. and Howard. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about F.N.B. or Howard. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings F.N.B. and Howard make with the SEC. See “Where You Can Find More Information” on page 120.

Overview of the Merger

F.N.B.’s and Howard’s boards of directors have each unanimously approved the merger and the merger agreement. The merger agreement provides for Howard to merge with and into F.N.B. after the closing conditions specified in the merger agreement have been satisfied. When the merger is completed, Howard’s separate corporate existence will cease and F.N.B. will be the surviving corporation. F.N.B.’s articles of incorporation and bylaws and the provisions of the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law (which are the statutory corporation laws under which F.N.B. is incorporated) will govern the surviving corporation. The persons serving as the directors and officers of F.N.B. immediately before the merger also will be the directors and officers of the surviving corporation. For information about the identities, backgrounds, compensation and certain other matters relating to F.N.B.’s directors and executive officers, please refer to F.N.B.’s proxy statement for its 2021 annual meeting of stockholders, which is incorporated by reference herein. For information about Howard’s directors, please refer to Howard’s proxy statement for its 2021 annual meeting of stockholders, which is also incorporated by reference herein. See “Where You Can Find More Information” on page 120. The parties intend for the merger to be treated as a “reorganization” under Section 368(a) of the Code. See “U.S. Federal Income Tax Consequences of the Merger” on page 100 for additional information.

As a result of the merger of Howard into F.N.B., all outstanding shares of Howard common stock will be automatically converted into the right to receive merger consideration from F.N.B., except that shares of Howard common stock held by Howard, F.N.B. or their respective subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) will be canceled without consideration. The number of shares of F.N.B. common stock each Howard stockholder is entitled to receive will be determined based on a fixed exchange ratio of 1.8 shares of F.N.B. common stock for each share of Howard common stock owned. No fractional shares of F.N.B. common stock will be issued in the merger. Instead, Howard stockholders will be entitled to receive cash in lieu of any fractional shares of F.N.B. common stock they would otherwise be entitled to receive. Howard may terminate the merger agreement if the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless F.N.B. elects to increase the exchange ratio as determined by a formula in the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 95 for additional information.

F.N.B. and Howard can provide no assurance that the value of F.N.B. common stock at the time the merger is completed will be substantially equivalent to the value of F.N.B. common stock at the time the Howard stockholders vote to approve the merger proposal. Because the market value of F.N.B. common stock fluctuates, the value of the shares of F.N.B. common stock that Howard stockholders will receive as merger consideration will fluctuate.

Upon completion of the merger, all shares of F.N.B. capital stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. F.N.B. common stock will continue to trade on the NYSE under the symbol “FNB” following the merger. Based on information as of the Howard special meeting record date, immediately after the merger is completed, without giving effect to any shares of F.N.B. common stock held by Howard stockholders prior to the merger, holders of F.N.B. common stock will own approximately 90% of all outstanding shares of F.N.B. common stock, and holders of Howard common stock will own approximately 10% of all outstanding shares of F.N.B. common stock.

Immediately after the merger of Howard into F.N.B. is completed, F.N.B.’s and Howard’s main operating subsidiaries, First National Bank of Pennsylvania, a national banking association, and Howard Bank, a Maryland state-chartered trust company, will merge, with First National Bank of Pennsylvania being the surviving entity. Howard Bank and First National Bank of Pennsylvania have entered into a separate merger agreement setting forth their agreement to merge and the terms and conditions of the merger. The form of the bank merger agreement is attached as Exhibit B to the merger agreement between F.N.B. and Howard.

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Howard’s board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, periodically with input from investment banking and other outside advisory firms, all with the goal of enhancing long-term value for its stockholders. The Howard board of directors also formed the strategic growth initiatives committee of the board of directors in 2015 to assist, advise and make recommendations to the board of directors with respect to potential strategic initiatives of Howard, including acquisitions of business entities and mergers, consolidations and other potential business combinations involving Howard. During 2021, the Howard directors serving on the Howard strategic growth initiatives committee were Messrs. Feinglass, High, Latta, O’Neill, Smith, and Ms. Scully. Mr. Lundeen also served on the committee until May 26, 2021, when Mr. Lundeen retired from the board of directors at the end of his term as a director, at which point the Howard board of directors appointed Mr. Kunisch to the committee.

The reviews and assessments performed by the Howard board of directors (directly and through the Howard strategic growth initiatives committee) have included discussions regarding strategic alternatives, including capital planning (including share and debt issuances, share repurchases and potential dividends), earnings improvement through revenue increases, business process enhancements and expense reductions, growth strategies (including organic growth, hiring of teams of individuals, and acquisitions and mergers), and business line additions and exits. The Howard board of directors has also reviewed, and has discussed with outside advisors, the state of the banking industry generally and Howard in particular, including the economic, interest rate and regulatory environment; the competitive landscape for community banks; public trading prices of bank stocks; and bank merger and acquisition activity and valuations. These meetings have included discussions regarding potential business considerations, economies of scale, technology enhancements and partnerships, additional customer services and revenue sources, specialty product sets, non-interest income strategies, and stockholder value benefits that might be achieved if Howard were to become a larger institution through acquisitions or a merger with a similarly-sized or significantly larger financial institution.

In an effort to maintain knowledge of the relevant market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to exploring a business combination with Howard, Howard executive officers have also had discussions from time to time with many investment bankers and other financial institutions. These contacts occurred through impromptu meetings at investor conferences and banking industry conferences and social settings at those conferences and through scheduled meetings and telephone calls.

As part of its ongoing consideration and evaluation of Howard’s long-term prospects and strategies, and in view of the ongoing contacts as described above and an increase in the overall level of community bank merger and acquisition activity, on March 5, 2021, the Howard strategic growth initiatives committee held a meeting also attended by members of Howard senior management and representatives of KBW, an investment banking firm. At this meeting, members of Howard senior management provided a summary of Howard management meetings in recent quarters with various smaller, similarly-sized and significantly larger financial institutions, involving high level discussions of the banking industry and their respective companies, including discussions with larger institutions referred to as Institution A, Institution B and Institution C, as well as a scheduled meeting with F.N.B. All such discussions were general in nature and did not include any specific proposals, though some institutions, including Institutions A, B and C, had expressed a general interest in exploring strategic alternatives in the event that Howard were to seek a merger partner. Howard senior management also discussed with the committee Howard’s internal financial forecast as an independent financial institution.

Also at the March 5, 2021 meeting, representatives of KBW, which previously acted as placement agent in Howard’s 2018 subordinated debt offering and as financial advisor to First Mariner Bank in the 2017 merger with Howard Bank, reviewed and discussed with the strategic initiatives committee information regarding KBW’s community bank merger and acquisition experience in recent years, the banking industry, publicly available financial and stock market information for Howard and selected other community banks, potential capital planning strategies, and community bank merger and acquisition activity. The KBW representatives also reviewed and discussed with the committee a broad selection of financial institutions in the Mid-Atlantic region, which were categorized into three groups based on size: potential downstream acquisition partners (smaller institutions in Howard’s market or adjacent markets), merger-of-equals partners (similarly-sized institutions in or near Howard’s market) and upstream partners (larger institutions). There was preliminary review and discussion of certain potential financial impacts to Howard stockholders of a Howard acquisition of a downstream partner, a merger of equals or a combination with an upstream partner, as compared to Howard pursuing organic growth as a standalone organization. The Howard strategic growth initiatives committee and the KBW representatives also discussed various potential advantages, disadvantages and other matters associated with a standalone organic growth strategy and with each category of potential merger partners.

After further discussion, the assessment of the Howard strategic growth initiatives committee was that Howard should engage KBW to act as Howard’s financial advisor and should focus on exploring potential combinations with upstream partners that were likely to be interested in a business combination with Howard in the current environment and potential mergers of equals partners.

On March 24, 2021, the Howard board of directors held a meeting attended by members of Howard senior management and representatives of KBW. Members of Howard senior management discussed with the board the potential challenges faced by Howard associated with the current and anticipated interest rate, regulatory and competitive environments, as well as technology developments (and the related need for digital investments for both customer satisfaction and process enhancements) and the benefits of greater scale. Howard senior management also discussed with the board community bank merger and acquisition activity and Howard’s internal financial forecast as an independent organization. KBW representatives reviewed and discussed with the board of directors information regarding the matters that the KBW representatives had reviewed and discussed in the previous Howard strategic growth initiatives committee meeting described above.

Following further discussions, including discussions regarding the views of the Howard strategic growth initiatives committee, and based on KBW’s qualifications, reputation and experience in mergers and acquisitions involving banks and its familiarity with Howard, the Howard board of directors authorized the engagement of KBW as Howard’s financial advisor, subject to the Howard strategic growth initiatives committee’s ongoing review of and satisfaction with KBW conflicts disclosures. After considering, among other things, the requirements of Howard’s business operations and initiatives, the current level of community bank merger and acquisition activity, and the advisability of conducting a merger partner exploration process while controlling the risk that such a process could disrupt Howard’s business operations or be leaked or otherwise publicly known, the Howard board of directors directed the Howard strategic growth initiatives committee and Howard management to commence work with KBW to refine the groups of potential upstream and merger of equals partners, and directed the Howard strategic growth initiatives committee to oversee the exploration of a potential business combination with such potential merger partners.

On April 1, 2021, the Howard strategic growth initiatives committee held a meeting attended by members of Howard senior management and representatives of KBW. The committee discussed the appropriate potential merger partners for Howard to approach and the process by which Howard would explore a potential business combination with such potential merger partners. The KBW representatives reviewed information regarding two potential merger-of-equals partners, identified based in part upon their potential geographic, cultural and strategic fit, financial characteristics, interest in a merger of equals, and ability to engage in a merger transaction in the current environment, and information regarding four potential upstream partners (F.N.B. and Institutions A, B and C), identified based in part upon their likely near term interest in and ability to engage in merger transaction with Howard in the current environment.

The Howard strategic growth initiatives committee expressed concerns with respect to the interest level of one of the potential merger of equals partners in a potential business combination with Howard. The Howard strategic growth initiatives committee also discussed with KBW representatives and Howard management whether other potential merger of equals or upstream merger partners would likely be attractive candidates for a merger with Howard.

After further discussion regarding the potential merger partners and the process and timing with respect to exploring potential merger partners, the Howard strategic growth initiatives committee determined that Howard should explore the possibility of a merger with each of F.N.B. and Institutions A, B and C, and one of the potential merger of equals partners. The committee instructed KBW to contact the potential merger of equals partner on an informal, fact-finding basis to assess its interest in exploring a potential business combination.

On April 5, 2021, Ms. Scully met with the chief executive officer of Institution B and engaged in a general discussion regarding the Maryland market and Howard.

On April 9, 2021, KBW met with the potential merger of equals partner on an informal, fact-finding basis and was informed that the potential partner was not interested in exploring a merger of equals transaction at that time.

On April 12, 2021, the Howard strategic growth initiatives committee held a meeting also attended by members of Howard senior management and representatives of KBW. At this meeting, Ms. Scully updated the committee with respect to her meeting with Institution B’s chief executive officer, and the KBW representatives updated the committee regarding its meeting with the potential merger of equals party. The KBW representatives discussed recent bank merger and acquisition activity and other Mid-Atlantic banks that could be available to the potential upstream partners to consider as acquisition candidates instead of Howard. The committee discussed risks associated with diligence, negotiation and integration of merger of equals business combinations, and engaged in further discussions with the KBW representatives and Howard management. No other similarly sized institutions were identified that the committee believed would be interested in pursuing a merger of equals with Howard and that had the right strategic fit and business combination experience needed to make a merger of equals a favorable option. The committee discussed with KBW representatives whether there were additional potential upstream partners that were reasonably likely to have the financial capacity and ability to engage in, and a near term interest in pursuing, a merger with Howard, and no additional partners were identified. The KBW representatives discussed with the committee the potential process and timing for approaching and engaging with F.N.B. and Institutions A, B and C.

At a Howard strategic growth initiatives committee meeting held on the April 22, 2021, which was attended by members of Howard senior management, Ms. Scully informed the committee that a potential upstream partner, referred to as Institution D, which had previously indicated that it would not consider an acquisition until 2022, had communicated to KBW that it might consider an acquisition in 2021. Howard management recommended, and the committee agreed, that Howard should include Institution D in Howard’s merger exploration process. The committee also reviewed and discussed the terms of KBW’s engagement as Howard’s financial advisor and potential conflicts disclosures provided by KBW with respect to the merger partners that the committee had selected for exploration. The committee approved proceeding with Howard’s engagement of KBW and discussed the timing of the outreach to the potential upstream partners and the date to be set for the submission of initial indications of interest.

In accordance with directives from the Howard strategic growth committee, beginning on April 23, 2021, representatives of KBW commenced contacting F.N.B. and Institutions A, B, C, and D regarding their interest in a potential transaction with Howard. With respect to F.N.B., a representative of KBW initiated contact with Vincent J. Delie, Jr., the President and Chief Executive Officer of F.N.B., by telephone and inquired as to whether F.N.B. would be interested in participating in a potential merger exploration process with respect to a bank in F.N.B.’s footprint. Mr. Delie responded that F.N.B. had reviewed its M&A strategy with respect to various considerations, including competitive environment, geographic location and regulatory factors and, subject to a determination by the F.N.B. board that the potential bank fits within the scope of the discussed strategy, he believed that F.N.B. would be interested in participating in the potential merger exploration process.

Previously, in the fall of 2019, the F.N.B. senior management team and board of directors had begun developing a three-year strategic plan including a well-defined M&A strategy focused on potential opportunities to merge with financial institutions in F.N.B.’s existing markets in which F.N.B. could potentially realize significant operating efficiencies and minimal tangible book value dilution. Senior management of F.N.B. presented the strategic plan to the F.N.B. board on September 16, 2020.

Based on the preliminary assessment by F.N.B. senior management in the three-year strategic plan that the Maryland markets would be highly attractive markets for F.N.B. to gain greater presence, F.N.B. entered into a confidentiality and non-disclosure agreement with Howard on April 26, 2021. Between April 24, 2021 and April 27, 2021, Institutions A, B, C and D also entered into confidentiality and non-disclosure agreements with Howard. Each confidentiality and non-disclosure agreement contained non-solicitation, no-hire provisions in favor of Howard, and did not include a standstill provision that would obligate such party to refrain from pursuing actions related to acquisition of control of Howard. Following execution of a confidentiality and non-disclosure agreement, each party received presentation materials and access to a virtual data room containing preliminary due diligence information with respect to Howard and were informed that they would be provided access to members of Howard senior management to engage in preliminary due diligence discussions. The parties were instructed to submit initial indications of interest by May 17, 2021.

Following execution of a confidentiality and non-disclosure agreement and prior to the submission of initial indications of interest, the financial institutions participating in the merger exploration process, excluding Institution D, engaged in preliminary due diligence discussions with members of Howard management.

On April 27, 2021, Institution D informed KBW that it was withdrawing from the merger exploration process for reasons not specifically related to Howard. On May 10, 2021, Institution C also informed KBW that it was withdrawing from the merger exploration process due to current strategic priorities at Institution C.

On April 28, 2021, the Howard board of directors held a meeting, which was attended by members of Howard senior management. Ms. Scully discussed the merger partner exploration process, status and next steps, including the anticipated receipt of initial indications of interest and the review thereof, with the board.

On May 17, 2021, F.N.B., Institution A and Institution B provided initial, non-binding indications of interest with respect to a merger with Howard.

On May 20, 2021, the Howard strategic growth initiatives committee held a meeting also attended by members of Howard senior management and representatives of KBW. The KBW representatives reviewed and discussed with the committee the three initial, non-binding indications of interest that had been received. Each of the three indications of interest reflected, based on May 17, 2021 stock prices, proposed merger consideration per Howard share of common stock in excess of Howard’s May 17, 2021 stock price of $16.93.

F.N.B.’s indication of interest proposed a value per Howard share of common stock of $22.50 to $24.00, which represented estimated aggregate merger consideration in a range of $423 million to $451 million, and which represented an implied exchange ratio of 1.652 to 1.762 shares of F.N.B. common stock for each share of common stock of Howard based on F.N.B.’s May 17, 2021 stock price. F.N.B.’s indication of interest proposed consideration consisting of 100% stock at a fixed exchange ratio to be determined based upon a 10-day volume-weighted average price for F.N.B. shares prior to announcement. F.N.B.’s indication of interest did not propose to add any Howard directors to the F.N.B. board of directors, but indicated that Ms. Scully would serve as Chair of a non-fiduciary F.N.B. regional advisory board, that an undesignated Howard director would serve as Vice Chair of such regional advisory board and that F.N.B. would discuss continuing roles for certain members of the Howard management team.

Institution A’s indication of interest proposed a fixed exchange ratio, within a specified range, with merger consideration consisting of 80% stock and 20% cash, which represented an implied value per Howard share of common stock of $20.46 to $21.35 and an estimated implied aggregate merger consideration in a range of $384 million to $401 million, both based on Institution A’s May 17, 2021 stock price. Institution A indicated that it would add one undesignated Howard director to Institution A’s board of directors and would discuss continuing roles for certain members of the Howard management team.

Institution B’s indication of interest proposed merger consideration of 100% stock at a fixed exchange ratio, with a value per Howard share of common stock of $19.40 which represented estimated implied aggregate merger consideration of $383 million based on Institution B’s May 17, 2021 stock price. Institution B indicated that it would add Ms. Scully to Institution B’s board of directors and that she would serve as Vice Chair for Maryland and Washington, D.C. Institution B indicated that it expected to retain members of Howard senior management, with Mr. Kunisch serving in a senior market role, that Institution B would negotiate an employment agreement with Mr. Kunisch prior to entering into a definitive merger agreement, and that certain key commercial bankers would be required to enter into employment agreements as a condition to closing.

Following discussion among members of the strategic growth initiatives committee, and with representatives of KBW and members of Howard senior management, the committee instructed KBW and management to invite each of F.N.B., Institution A and Institution B to continue to participate in the process by performing additional due diligence, engaging in additional discussions with Howard management, and providing a final indication of interest and mark-up of a draft merger agreement on June 21, 2021.

On May 26, 2021, the Howard board of directors held a meeting also attended by members of Howard management and representatives of KBW and Howard’s outside legal counsel, Nelson Mullins Riley & Scarborough, LLP (“Nelson Mullins”). The KBW representatives reviewed and discussed with the board the merger partner exploration process and the terms of the three indications of interest that had been received. The Howard board of directors discussed the indications of interest with both the KBW representatives and Howard management. The KBW representatives and members of management reviewed the planned process as instructed by the Howard strategic growth initiatives committee for moving forward with each of the three bidders through additional due diligence and management meetings and submission of final round revised indications of interest (along with a mark-up of a draft merger agreement to be prepared by Nelson Mullins) by June 21, 2021. Ms. Scully also informed the board that she had been contacted by an investment bank to discuss possible benefits of a merger with a similarly sized financial institution (“Institution E”). A representative of Nelson Mullins reviewed and discussed with the Howard board of directors the fiduciary duties of the Howard directors in connection with considering a business combination transaction.

After this meeting and prior to the submission of final round indications of interest, Howard made additional due diligence material available to F.N.B., Institution A and Institution B through a virtual data room and Howard management engaged in additional due diligence discussions with each institution.

On June 8, 2021, the Howard strategic growth initiatives committee held a meeting also attended by members of Howard management and representatives of KBW and Nelson Mullins. At this meeting, Howard management updated the committee regarding ongoing due diligence being performed by F.N.B., Institution A and Institution B. Ms. Scully also advised the committee that Institution E had contacted Ms. Scully on May 26,

2021 to express a general interest in learning more about Howard, with a view toward potentially exploring a merger of equals combination. In response to this inquiry, on June 2, 2021, Ms. Scully had dinner with Institution E’s chief executive officer, and they discussed, in general terms, their respective companies and banking industry trends and developments. The KBW representatives reviewed publicly available information with the committee regarding Institution E, including its lines of business, profitability and asset quality metrics, and loan and deposit composition on a standalone and pro forma basis. The Howard strategic growth initiatives committee discussed with the KBW representatives and Howard management potential advantages and disadvantages associated with pursuing a merger with Institution E. Members of the committee discussed concerns regarding, among other factors, Institution E’s business and strategic fit with Howard, ability to successfully diligence, negotiate and integrate a merger of equals combination with Howard, and regulatory risks and stock price sustainability, as well as the likelihood of low-premium or no-premium merger consideration in a merger of equals combination. Based on these discussions, the Howard strategic growth initiatives committee viewed a combination with Institution E as having high execution risks and as being unlikely to provide a better alternative for Howard stockholders than a combination with F.N.B., Institution A or Institution B. However, in view of, among other considerations, the possibility that F.N.B., Institution A and Institution B could withdraw from the merger exploration process or submit unattractive final indications of interests, and after further discussion with members of Howard’s management and KBW, including discussion regarding Howard management’s capacity to appropriately manage business operations and continue exploring a potential merger with parties that were already engaged in the upstream merger partner exploration process in parallel with further discussion with Institution E, the committee authorized Howard management, subject to execution of a confidentiality and non-disclosure agreement, to continue to have exploratory discussions with Institution E.

Also, at this meeting, Nelson Mullins discussed with the Howard strategic initiatives committee key terms of a draft merger agreement to be presented to F.N.B., Institution A and Institution B. The draft merger agreement was provided to such institutions on June 10, 2021.

Howard and Institution E entered into a confidentiality and nondisclosure agreement on June 11, 2021. Institution E advised Howard that Institution E was currently interested in additional general business and financial discussions but that it would be premature for the parties to engage in data room due diligence. The confidentiality and non-disclosure agreement contained a non-solicitation, no-hire provision in favor of each party that, at the request of Institution E, would not become effective unless the parties mutually agreed in writing that discussions were progressing and confidential information regarding employees was shared. The confidentiality and non-disclosure agreement also contained a mutual one-year standstill provision that obligated each party to refrain from pursuing various actions that relate to an acquisition of securities, assets or control of the other party, unless requested to do so by the other party. Such prohibited actions included acquiring securities, making or proposing a tender offer involving securities and soliciting proxies to vote securities of the other party. The confidentiality and non-solicitation agreement did not prohibit either party from requesting a waiver of the standstill provision. Neither party has requested or provided any such waiver.

On June 20, 2021, Institution B informed KBW that it was withdrawing from the process because it did not believe that its stock price would enable it to be competitive in the final round bidding process.

On June 21, 2021, Ms. Scully met with members of management of Institution E and further discussed certain financial and strategic information regarding their respective companies. Neither Institution E nor Howard requested or made any proposal with respect to potential terms of any potential business combination between the parties, and, following the conclusion of the meeting, both parties agreed that discussions should not resume until there was more clarity regarding each party’s financial performance and strategic objectives. There were no further meetings between Howard and Institution E.

On June 21, 2021, F.N.B. and Institution A submitted final round non-binding indications of interest as well as comments to the draft merger agreement.

On June 22, 2021, the Howard strategic growth initiatives committee held a meeting, which was attended by members of Howard senior management and representatives of KBW and Nelson Mullins. The KBW representatives reviewed and discussed with the committee the two final round indications of interest that had been received.

F.N.B.’s final round indication of interest proposed merger consideration of 100% stock at a fixed exchange ratio of 1.8 shares of F.N.B. common stock for each share of common stock of Howard, which represented a value of $22.19 per share of Howard common stock, and implied aggregate merger consideration of $417 million, based on F.N.B.’s June 21, 2021 stock price of $12.33. F.N.B.’s indication of interest stated that if F.N.B.’s stock price exceeded $13.33 on the date of the signing of a definitive merger agreement, that the exchange ratio would be adjusted downward, such that the exchange ratio would imply a value of $24.00 per share of Howard common stock based on F.N.B.’s stock price on the date of the signing of a definitive merger agreement (the exchange ratio would be fixed at such ratio in the definitive merger agreement, and not further adjusted). F.N.B. indicated that it would discuss continuing roles for certain members of the Howard management team, including a senior executive role for Mr. Kunisch and a senior credit officer role for Howard’s senior credit officer.

Institution A’s final round indication of interest proposed a fixed exchange ratio, with merger consideration of 80% stock and 20% cash with an implied value of $20.16 per share of Howard common stock, and implied aggregate merger consideration of $379 million, based on Institution A’s June 21, 2021 stock price. Institution A indicated that it would add Ms. Scully to Institution A’s board of directors and would discuss continuing roles for certain members of the Howard management team. Institution A’s indication of interest requested an exclusivity period through July 21, 2021.

The KBW representatives observed that each of F.N.B. and Institution A had increased their proposed exchange ratios above those reflected in their respective initial indications of interest. The KBW representatives observed that the F.N.B. proposal represented a 32% premium to Howard’s stock price, as compared to a 20% premium represented by Institution A proposal, based on June 21, 2021 stock prices. Ms. Scully provided an update to the strategic growth initiatives committee with respect to discussions with Institution E. The committee discussed, among other considerations, concerns previously noted by the committee with respect to Institution E and the delay, uncertainties and potential risks associated with pursuing a potential merger with Institution E. Nelson Mullins discussed the detailed comments to the draft merger agreement provided by Institution A and the primarily general comments to, and notation of certain items to be discussed in, the draft merger agreement provided by F.N.B. After further discussion and consideration of, among other matters, the F.N.B. and Institution A proposals, the alternative of remaining independent and the possibility of exploring other potential strategic alternatives, the Howard strategic growth initiatives committee unanimously agreed that it was in the best interest of Howard and its stockholders for Howard to proceed with negotiating a merger agreement with F.N.B. that could be presented to the board for its consideration.

On June 23, 2021, the Howard board of directors held a meeting attended by members of Howard senior management and representatives of KBW and Nelson Mullins. The KBW representatives reviewed and discussed with the board the merger partner exploration process and the two final round indications of interest that had been received. The Howard board of directors discussed the indications of interest with both representatives of KBW and Howard management. Ms. Scully reviewed with the board Howard’s discussions with Institution E, and the board discussed, among other considerations, concerns noted by the strategic growth initiatives committee with respect to Institution E and the delay, uncertainties and potential risks associated with pursuing a potential merger with Institution E. In addition, the Howard board of directors discussed the business model, cultures and local community presence of both F.N.B. and Institution A. Nelson Mullins discussed with the board the comments to the draft merger agreement provided by each of F.N.B. and Institution A. After further discussion and consideration of the final round indications of interest, the alternative of remaining independent and the possibility of exploring other potential strategic alternatives, the board resolved that it was in the best interest of Howard and its stockholders for Howard to proceed with negotiating a potential merger agreement with F.N.B. The Howard board discussed with Nelson Mullins that F.N.B. may seek an exclusivity period in connection with negotiation of a draft definitive merger agreement, and the board authorized Howard to enter into an exclusivity agreement with F.N.B. with a short exclusivity period. The board directed Howard management to continue working with KBW and Nelson Mullins, and subject to directions provided by the strategic growth initiatives committee, to perform reverse due diligence on F.N.B., facilitate the completion of F.N.B.’s confirmatory due diligence, and negotiate the terms of a definitive merger agreement that could be presented to the board for consideration.

On June 24, 2021, F.N.B. requested that Howard agree to an exclusivity period, and on June 28, 2021, Howard entered into an exclusivity agreement with F.N.B. through July 19, 2021.

On June 24, 2021, Howard submitted a reverse due diligence request to F.N.B. Beginning on June 27, 2021, F.N.B. responded to Howard’s reverse due diligence requests by providing documents which were reviewed. On June 30, 2021, members of senior management of Howard held a series of reverse due diligence meetings to discuss credit, general, regulatory, legal, risk and compliance matters with members of management of F.N.B. Representatives of KBW also attended these meetings. Also, on June 30, 2021, F.N.B.’s outside legal counsel, Reed Smith LLP (“Reed Smith”), delivered to Nelson Mullins a draft merger agreement based on a final, fully-negotiated merger agreement utilized by F.N.B. in a prior acquisition, in an effort to facilitate efficient negotiation of the terms of a potential definitive merger agreement.

From July 5, 2021 to July 12, 2021, the parties completed due diligence (including reverse due diligence by Howard) and negotiated the terms of a potential definitive merger agreement, including, among other things, the (i) addition of a “walkaway right” which provides Howard the right to terminate the merger agreement without penalty if, immediately prior to the closing of the merger, the value of F.N.B. common stock underperforms the value of its common stock at the signing of the merger agreement and the magnitude of the underperformance is greater than the decline in value over the same time period of a market index comprised of bank holding company stocks; (ii) narrowing of negative covenants to which Howard is subject between the signing of the merger agreement and closing; and (iii) creation of a retention bonus pool for certain non-executive employees of Howard. During this period, senior management of F.N.B. also discussed with Ms. Scully, Mr. Kunisch and certain other members of Howard senior management potential roles and responsibilities of Howard senior management following a merger with F.N.B., and F.N.B. requested that Howard’s directors and certain Howard stockholders enter into stockholder voting agreements concurrently with F.N.B. entering into a merger agreement with Howard.

On July 8, 2021, the Howard strategic growth initiatives committee held a meeting, which was also attended by members of Howard senior management and representatives of KBW and Nelson Mullins. Ms. Scully advised the committee that she had declined F.N.B.’s proposal that she serve as a non-employee, F.N.B. regional advisory board chair, in part based on the limited nature of the responsibilities of the position. Mr. Kunisch discussed with the committee that he had declined an F.N.B. proposal that he serve in a continuing management role with F.N.B. after a merger with Howard due to the nature and fit of the proposed role. The representatives of KBW reviewed and discussed with the committee the stock price trends and implied data based on recent Howard and F.N.B. stock prices. Howard management discussed the results of reverse due diligence on F.N.B. Nelson Mullins reviewed and discussed with the committee the merger agreement negotiation process, terms and status, based on the most recent draft of the merger agreement delivered by F.N.B.’s counsel on July 7, 2021, as well as the stockholder voting agreement that F.N.B. had requested all directors and certain stockholders enter into concurrently with F.N.B. entering into a merger agreement with Howard.

On July 11, 2021, the Howard strategic growth initiatives committee held a meeting, which was also attended by members of Howard management and representatives of KBW and Nelson Mullins. Nelson Mullins reviewed and discussed with the committee the terms of the proposed merger agreement.

On July 12, 2021, Howard’s board of directors held a meeting, which was also attended by members of Howard management and representatives of KBW and Nelson Mullins. The Howard board discussed considerations that had led to the potential merger exploration process and Howard’s strategic alternatives. Members of Howard senior management discussed with the board the reverse due diligence that had been conducted with respect to F.N.B. and the results of the due diligence review. KBW then reviewed with the Howard board the financial aspects of the proposed transaction and rendered to the Howard board an opinion, which was rendered verbally and confirmed by delivery of a written opinion dated July 12, 2021 and attached to this proxy statement/prospectus as Appendix D, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio of 1.8 shares of F.N.B. common stock for one share of Howard common stock in the proposed merger was fair, from a financial point of view, to holders of Howard common stock.

Representatives of Nelson Mullins then discussed with the Howard board of directors proposed amendments to Howard’s bylaws, which would address certain matters related to the conduct, adjournment and postponement of stockholder’s meetings, would provide that the Maryland control share acquisition act will not apply to any acquisition by any person of shares of Howard’s stock (including any acquisition pursuant to, or otherwise arising out of or in connection with, the proposed merger agreement), and would require that certain types of legal actions, including certain actions brought against Howard or its directors or officers, be brought in certain courts in Maryland. The Howard board of directors approved the bylaw amendments.

Representatives of Nelson Mullins discussed with the Howard board of directors the fiduciary duties of directors in connection with considering the proposed merger agreement. Representatives of Nelson Mullins discussed with the board the material terms of the merger agreement and responded to questions.

Following further discussion and after taking into consideration the matters discussed during the meeting and in prior meetings of the Howard board of directors, including consideration of the factors described below under “—Recommendation of the Howard Board of Directors and Reasons for the Merger,” the Howard board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of Howard and its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend that Howard’s stockholders approve the merger agreement and merger.

On July 12, 2021, Howard and F.N.B. executed and delivered the merger agreement, and F.N.B. and the directors and certain stockholders of Howard executed and delivered the voting agreements. On the morning of July 13, 2021, F.N.B. and Howard issued a joint press release publicly announcing their entry into the merger agreement.

Recommendation of the Howard Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Howard’s stockholders approve the merger agreement and merger, the Howard board of directors considered, in consultation with outside financial and legal advisors and Howard senior management and after review of various financial data and due diligence information, whether to remain independent or to pursue other strategic alternatives. After such consideration of Howard’s future prospects as an independent company and its strategic alternatives, the Howard board of directors concluded that the proposed merger with F.N.B. was in the best interests of Howard and its stockholders. In evaluating and reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Howard stockholders approve the merger agreement and merger, Howard’s board of directors considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the review undertaken by the board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Howard for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Howard board’s belief that the merger with F.N.B. was the best alternative available to Howard and its stockholders;

•

the fact that the implied dollar value of the merger consideration as of July 9, 2021 of $21.83 for each share of Howard common stock represented a 39.8% premium over the closing price of the Howard common stock on July 9, 2021;

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the views of the board of directors with respect to the current and prospective business and economic environment in which Howard and F.N.B. operate and expect to operate, including the competitive environment, pressure on net interest margins resulting from a low interest rate environment, the continuing consolidation of the financial services industry, the regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the escalating importance of and the need for investment in technology, and the likely effect of these factors on Howard both with and without the merger;

•

the views of the board of directors with respect to the overall greater scale that would be achieved by the merger, the ability of the combined company to offer more products and services to customers and operate more efficiently than Howard as an independent institution, and the positioning of the combined company to profitably compete;

•	the historical performance of F.N.B. common stock;

•

the future cash dividends anticipated to be received by Howard stockholders (which, based on the proposed exchange ratio and the amount of F.N.B. common stock dividends paid during the previous twelve months, would equal $0.86 annually per share of Howard common stock) and the greater liquidity of F.N.B. common stock, in terms of average daily trading volume;

•

the business, earnings, operations, financial condition, management, prospects, capital levels, technology and asset quality of both Howard and F.N.B., taking into account the results of Howard’s due diligence with respect to F.N.B.;

•

the views of the board of directors with respect to the complementary aspects of the Howard and F.N.B. businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ operating styles, which the board of directors believes should facilitate integration and enhance the likelihood of successful post-merger operations;

•

the views of the board of directors with respect to potential opportunities for the combined company to realize operational, technological, marketing and other synergies resulting from the merger, and the risks that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period;

•

Howard’s prospects as an independent institution, including the management, financial and employee resources required to continue to pursue Howard’s strategic plan and the risks and challenges inherent in continued execution of the strategic plan;

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the views of the board of directors regarding possible merger partners other than F.N.B., and the board of directors’ views with respect to the likelihood of any such other merger occurring and providing greater value to Howard stockholders;

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the fact that 100% of the Howard shares of common stock will be converted into the right to receive F.N.B. common stock in the merger, which will allow Howard stockholders to participate in the future performance of the combined Howard and F.N.B. business and the potential synergies resulting from the merger;

•	the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the fact that Howard stockholders would not be entitled to dissenters’ rights in connection with the merger;

•	F.N.B.’s experience integrating acquisitions;

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the regulatory and other approvals required in connection with the merger, F.N.B.’s record of obtaining prior regulatory approvals and an evaluation of the risks that such approvals would not be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either Howard’s or F.N.B.’s control, and the fact that Howard will incur substantial transaction costs even if the merger is not consummated;

•	the potential risks associated with successfully integrating Howard’s business, operations and workforce with those of F.N.B., including the costs and risks of successfully integrating the companies

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the views of the board of directors as to the potential pro-forma impact of the merger on the future profitability and earnings per share of F.N.B. and the potential impact of such factors on F.N.B.’s stock price;

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the views of the board of directors as to the ability of F.N.B.’s management team to successfully integrate and operate the business of the combined company after the merger, and the potential effects of Howard senior management not having been designated to serve in any senior management roles in the combined company;

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the financial presentation, dated July 12, 2021, of KBW and the opinion, dated July 12, 2021, of KBW to the Howard board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Howard common stock of the exchange ratio in the merger, as more fully described below under “—Opinion of Howard’s Financial Advisor in Connection with the Merger.”

•	the terms of the merger agreement, which it reviewed with its outside legal advisors, including:

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the ability of Howard’s board of directors to withdraw or materially modify its recommendation to Howard’s stockholders under certain circumstances (and the fact that the voting agreements signed by Howard directors and certain significant stockholders terminate upon such a change of the board of directors’ recommendation);

•

the prohibition on Howard affirmatively soliciting acquisition proposals after execution of the merger agreement, Howard’s ability to take certain actions in response to an unsolicited bona fide acquisition proposal under specific circumstances, including the determination by Howard’s board of directors (in accordance with the merger agreement and after consultation with Howard’s outside legal counsel and, with respect to financial matters, its financial advisors) that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, and the ability of Howard’s board of directors to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal received in compliance with the merger agreement (subject to payment of a $15 million termination fee, which termination fee the board believed was reasonable and was in line with termination fees as a percentage of transaction value in comparable transactions reviewed by the board of directors);

•

Howard’s right to terminate the merger agreement in the event that F.N.B.’s stock price declines by more than 20% in absolute terms and relative to the KBW Nasdaq Regional Banking Index, subject to F.N.B.’s right to provide more stock merger consideration in order to avoid such greater than 20% decline in merger consideration value and thereby avoid such Howard termination; and

•	F.N.B.’s and Howard’s obligations to use their respective reasonable best efforts to satisfy the various covenants and conditions to closing, and to consummate the merger, as promptly as possible;

•

the potential risk of diverting management attention and resources from the operation of Howard’s and F.N.B.’s business and towards the completion of the merger and the integration of the two companies, as well as the potential effects of the proposed merger on Howard’s employee retention and business and customer relationships;

•

the restrictions on the conduct of Howard’s business prior to the completion of the merger, which could potentially delay or prevent Howard from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Howard absent the pending completion of the merger; and

•

that the exchange ratio is fixed, so that if the market price of F.N.B. common stock is higher or lower at the time of the closing of the merger, the economic value of the per share merger consideration to be received by Howard’s stockholders in exchange for their shares of Howard common stock will also be higher or lower, respectively, at the time of the closing of the merger.

In addition, the Howard board of directors was aware of and considered the fact that some of Howard’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as Howard stockholders, as more fully described under “ —Interests of Howard’s Directors and Executive Officers in the Merger”. The board of directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above.

In reaching its conclusion, the Howard board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the board of directors may have given different weight to different factors. The Howard board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the Howard board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

The Howard board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that you vote “FOR” the merger proposal.

Opinion of Howard’s Financial Advisor in Connection with the Merger

Howard engaged KBW to render financial advisory and investment banking services to Howard, including an opinion to the Howard board of directors as to the fairness, from a financial point of view, to the common stockholders of Howard of the exchange ratio in the proposed merger. Howard selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Howard and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Howard board of directors held on July 12, 2021, at which the Howard board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Howard board an opinion, initially rendered verbally and confirmed in a written opinion dated July 12, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Howard common stock. The Howard board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Howard board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Howard common stock. It did not address the underlying business decision of Howard to engage in the merger or enter into the merger agreement or constitute a recommendation to the Howard board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Howard common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Howard and F.N.B. and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated July 11, 2021 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Howard;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of Howard;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of F.N.B.;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of F.N.B.;

•

certain regulatory filings of Howard and F.N.B. and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020 and the quarter ended March 31, 2021;

•	certain other interim reports and other communications of Howard and F.N.B. to their respective shareholders; and

•

other financial information concerning the businesses and operations of Howard and F.N.B. furnished to KBW by Howard and F.N.B. or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Howard and F.N.B.;

•	the assets and liabilities of Howard and F.N.B.;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Howard and F.N.B. with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of Howard that were prepared by Howard management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Howard board of directors;

•

publicly available consensus “street estimates” of F.N.B., as well as assumed long-term F.N.B. growth rates provided to KBW by F.N.B. management, all of which information was discussed with KBW by F.N.B. management and used and relied upon by KBW based on such discussions, at the direction of Howard management and with the consent of the Howard board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on F.N.B. (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by F.N.B. management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Howard management and with the consent of the Howard board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Howard and F.N.B. regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Howard, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Howard.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Howard as to the reasonableness and achievability of the financial and operating forecasts and projections of Howard referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Howard, upon F.N.B. management as to the reasonableness and achievability of the publicly available consensus “street estimates” of F.N.B., the assumed long-term F.N.B. growth rates, and the estimates regarding certain pro forma financial effects of the merger on F.N.B. (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the F.N.B. “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of F.N.B. management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

The portion of the foregoing financial information of Howard and F.N.B. that was provided to KBW was not prepared with the expectation of public disclosure and all of the foregoing financial information, including the publicly available consensus “street estimates” of F.N.B. referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Howard and F.N.B. and with the consent of the Howard board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on Howard and F.N.B. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Howard or F.N.B. since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Howard’s consent, that the aggregate allowances for loan and lease losses for each of Howard and F.N.B. are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Howard or F.N.B., the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Howard or F.N.B. under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Howard common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Howard, F.N.B. or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Howard that Howard relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Howard, F.N.B., the merger and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Howard common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Howard, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Howard to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Howard or the Howard board of directors;

•

the fairness of the amount or nature of any compensation to any of Howard’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Howard common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Howard (other than the holders of Howard common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration (if any) to be received by holders of any other class of securities) or holders of any class of securities of F.N.B. or any other party to any transaction contemplated by the merger agreement;

•	any adjustments (as provided in the merger agreement) to the exchange ratio;

•	the actual value of F.N.B. common stock to be issued in the merger;

•

the prices, trading range or volume at which Howard common stock or F.N.B. common stock would trade following the public announcement of the merger or the prices, trading range or volume at which F.N.B. common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Howard, F.N.B., their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Howard and F.N.B. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Howard board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Howard board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Howard and F.N.B. and the decision of Howard to enter into the merger agreement was solely that of the Howard board of directors.

The following is a summary of the material financial analyses presented by KBW to the Howard board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Howard board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $21.83 per outstanding share of Howard common stock, or approximately $415.0 million in the aggregate (inclusive of the implied value of in-the-money Howard stock options), based on the 1.8x exchange ratio in the proposed merger and the closing price of F.N.B. common stock on July 9, 2021. In addition to the financial analyses described below, KBW reviewed with the Howard board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $21.83 per outstanding share of Howard common stock) of 17.9x Howard’s estimated calendar year 2021 earnings per share (“EPS”) using financial and operating forecasts and projections of Howard provided by Howard management and 18.1x Howard’s estimated calendar year 2021 EPS using publicly available consensus “street estimates” of Howard.

Howard Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Howard to 21 selected major exchange-traded banks headquartered in New Jersey, Pennsylvania, Maryland, Delaware, West Virginia and Virginia with total assets between $2.0 billion and $3.5 billion.

The selected companies were as follows (shown in descending order of total assets):

Mid Penn Bancorp, Inc.

Primis Financial Corp.

Summit Financial Group, Inc.

Blue Ridge Bankshares, Inc.

First Community Bankshares, Inc.

American National Bankshares Inc.

Peoples Financial Services Corp.

Orrstown Financial Services, Inc.

BCB Bancorp, Inc.

ACNB Corporation

MVB Financial Corp.

First Bank

Citizens & Northern Corporation

Codorus Valley Bancorp, Inc.

C&F Financial Corporation

The Community Financial Corporation

Parke Bancorp, Inc.

Capital Bancorp, Inc.

Shore Bancshares, Inc.

Norwood Financial Corp.

Unity Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or the most recent completed quarter (“MRQ”) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such periods and market price information as of July 9, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for Howard and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for seven of the selected companies). In addition, KBW used 2021 and 2022 EPS estimates of Howard taken from financial and operating forecasts and projections of Howard provided by Howard management. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for two of the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Howard’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Howard and the selected companies:

		Selected Companies
	Howard	Average	Median	25th Percentile	75th Percentile
MRQ Core Return on Average Assets(1)	1.05%	1.32%	1.35%	1.14%	1.59%
MRQ Core Return on Average Tangible Common Equity(1)	10.28%	15.74%	16.85%	13.31%	18.46%
MRQ Core Pre-Tax Pre-Provision Return on Average Assets(1)	1.48%	1.76%	1.84%	1.57%	1.97%
MRQ Net Interest Margin	3.39%	3.52%	3.43%	3.21%	3.60%
MRQ Fee Income / Revenue Ratio(2)	9.5%	19.9%	15.9%	11.8%	24.3%
MRQ Efficiency Ratio	53.6%	56.6%	57.4%	61.9%	49.5%

(1)

Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)	Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Howard and, to the extent publicly available, the selected companies:

		Selected Companies
	Howard	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.89%	8.46%	8.62%	7.97%	8.93%
Total Capital Ratio	14.47%	15.33%	15.10%	13.99%	16.15%
Loans / Deposits	95.2%	86.8%	84.7%	80.3%	90.0%
Loan Loss Reserve / Loans	0.94%	1.27%	1.25%	1.02%	1.46%
Nonperforming Assets / Loans + OREO	0.84%	0.92%	0.76%	1.07%	0.44%
MRQ Net Charge-offs / Average Loans	0.38%	0.06%	0.03%	0.10%	0.00%

In addition, KBW’s analysis showed the following concerning the market performance of Howard and, to the extent publicly available, the selected companies:

		Selected Companies
	Howard	Average		Median		25th Percentile		75th Percentile
One-Year Stock Price Change	67.6%	68.2%		58.9%		47.5%		78.2%
One-Year Total Return	67.6%	73.6%		67.6%		54.2%		84.4%
Year-To-Date Stock Price Change	32.3%	27.8%		26.0%		17.4%		34.9%
Price / Tangible Book Value per Share	1.14x	1.30	x	1.18	x	1.10	x	1.34	x
Price / 2021 EPS Estimate	13.0x/12.8x(1)	10.5	x	10.3	x	8.4	x	11.6	x
Price / 2022 EPS Estimate	13.7x/13.0x(1)	11.4	x	10.6	x	9.4	x	12.4	x
Dividend Yield	0.0%	2.8%		3.1%		2.0%		3.5%
LTM Dividend Payout Ratio	0.0%	27.9%		25.2%		18.0%		35.3%

(1)

First EPS multiples based on EPS estimates of Howard taken from publicly available consensus “street estimates” of Howard. Second EPS multiples based on EPS estimates of Howard taken from financial and operating forecasts and projections of Howard provided by Howard management.

No company used as a comparison in the above selected companies analysis is identical to Howard. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

F.N.B. Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of F.N.B. to 22 selected major exchange-traded U.S. banks with total assets between $25 billion and $50 billion.

The selected companies were as follows (shown in descending order of total assets):

BOK Financial Corporation

Wintrust Financial Corporation

Cullen/Frost Bankers, Inc.

Western Alliance Bancorporation

Valley National Bancorp

Texas Capital Bancshares, Inc.

South State Corporation

Prosperity Bancshares, Inc.

Pinnacle Financial Partners, Inc.

BankUnited, Inc.

Hancock Whitney Corporation

UMB Financial Corporation

Associated Banc-Corp

Commerce Bancshares, Inc.

Webster Financial Corporation

PacWest Bancorp

Umpqua Holdings Corporation

Bank OZK

United Bankshares, Inc.

Fulton Financial Corporation

Investors Bancorp, Inc.

BancorpSouth Bank

To perform this analysis, KBW used profitability and other financial information for the LTM or MRQ periods (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such periods and market price information as of July 9, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for F.N.B. and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in F.N.B.’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of F.N.B. and the selected companies:

		Selected Companies
	F.N.B.	Average	Median	25th Percentile	75th Percentile
MRQ Core Return on Average Assets(1)	1.02%	1.38%	1.34%	1.12%	1.55%
MRQ Core Return on Average Tangible Common Equity(1)	15.06%	16.62%	16.22%	14.56%	18.39%
MRQ Core Pre-Tax Pre-Provision Return on Average Assets(1)	1.28%	1.57%	1.47%	1.28%	1.91%
MRQ Net Interest Margin	2.72%	2.91%	2.90%	2.58%	3.16%
MRQ Fee Income / Revenue Ratio(2)	27.1%	24.4%	27.1%	13.0%	33.6%
MRQ Efficiency Ratio	58.7%	54.9%	56.2%	62.4%	49.7%

(1)

Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)	Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of F.N.B. and the selected companies:

		Selected Companies
	F.N.B.	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	7.06%	8.45%	7.96%	7.62%	8.86%
CET1 Ratio	9.99%	11.79%	12.01%	10.34%	13.29%
Total Capital Ratio	12.49%	14.43%	14.43%	14.00%	15.00%
Loans / Deposits	84.1%	77.2%	75.1%	68.9%	86.9%
Loan Loss Reserves / Loans	1.41%	1.34%	1.39%	1.21%	1.54%
Nonperforming Assets / Loans + OREO	0.87%	0.64%	0.52%	0.91%	0.42%
MRQ Net Charge-offs / Average Loans	0.11%	0.13%	0.10%	0.18%	0.07%

In addition, KBW’s analysis showed the following concerning the market performance of F.N.B. and the selected companies:

			Selected Companies
	F.N.B.		Average		Median		25th Percentile		75th Percentile
One-Year Stock Price Change	82.7%		96.5%		90.5%		70.3%		133.6%
One-Year Total Return	91.6%		102.6%		98.0%		76.6%		138.6%
Year-To-Date Stock Price Change	27.7%		25.1%		23.6%		13.9%		31.6%
Price / Tangible Book Value per Share	1.51	x	1.75	x	1.61	x	1.38	x	1.96	x
Price / 2021 EPS Estimate	11.0	x	12.8	x	11.9	x	11.2	x	13.2	x
Price / 2022 EPS Estimate	11.5	x	13.1	x	12.8	x	10.9	x	14.3	x
Dividend Yield	4.0%		2.5%		2.6%		1.8%		3.3%
LTM Dividend Payout Ratio	48.0%		34.9%		34.1%		27.0%		46.2%

No company used as a comparison in the above selected companies analysis is identical to F.N.B. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 14 selected U.S. whole bank transactions announced since January 1, 2021 with announced deal values between $200 million and $1 billion. The acquisition of Marlin Business Services Corp. by funds managed by HPS Investment Partners LLC and the acquisition of EnerBankUSA by Regions Bank were excluded from the selected transactions due to there being aspects of the respective businesses of both Marlin Business Services Corp. and EnerBankUSA that differ significantly from those of traditional community banks.

The 14 selected transactions in this group were as follows:

Acquiror	Acquired Company

Valley National Bancorp	The Westchester Bank Holding Corporation

Columbia Banking System, Inc.	Bank of Commerce Holdings

Nicolet Bankshares, Inc.	County Bancorp, Inc.

First Foundation Inc.	TGR Financial, Inc.

United Bankshares, Inc.	Community Bankers Trust Corporation

First Bancorp	Select Bancorp, Inc.

Glacier Bancorp, Inc.	Altabancorp

Enterprise Financial Services Corp	First Choice Bancorp

Nicolet Bankshares, Inc.	Mackinac Financial Corporation

Eastern Bankshares, Inc.	Century Bancorp, Inc.

Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.

Banc of California, Inc.	Pacific Mercantile Bancorp

WSFS Financial Corporation	Bryn Mawr Bank Corporation

SVB Financial Group	Boston Private Financial Holdings, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, one year forward EPS consensus “street estimates” prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the 13 selected transactions in which all or a portion of the transaction consideration was in the form of acquiror stock;

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to latest 12 months EPS of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by latest 12 months net income); and

•

Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as Forward EPS, in the 10 selected transactions in which consensus “street estimates” for the acquired company were available at announcement.

KBW also reviewed the price per common share paid for the acquired company for the 13 selected transactions involving publicly traded acquired companies as a premium to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $21.83 per outstanding share of Howard’s common stock and using historical financial information for Howard for the 12-month period ended or as of March 31, 2021, Howard’s estimated calendar year 2022 EPS taken from publicly available consensus “street estimates” of Howard and also financial and operating forecasts and projections of Howard provided by Howard management, and the closing price of Howard common stock on July 9, 2021.

The results of the analysis are set forth in the following table:

		Selected Transactions
	F.N.B. /
	Howard	25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	1.59x	1.56	x	1.69	x	1.76	x	1.84	x
Pay to Trade Ratio	105.0%	82.4%		87.2%		86.2%		98.4%
Core Deposit Premium	9.4%	6.8%		8.0%		9.2%		11.5%
Price / LTM EPS	NM(1)/20.1x(2)	14.8	x	17.6	x	19.0	x	21.9	x
Price / Forward EPS	19.2x/18.2x(3)	15.7	x	16.7	x	17.8	x	17.5	x
One-Day Market Premium	39.8%	13.7%		24.5%		27.6%		35.0%

(1)	Considered to be not meaningful as the transaction statistic would be less than zero.
(2)	Second EPS multiple excluded the impact of the goodwill impairment recorded by Howard in the second quarter of 2020.
(3)

First EPS multiple based on EPS estimate of Howard taken from publicly available consensus “street estimates” of Howard. Second EPS multiple based on EPS estimate of Howard taken from financial and operating forecasts and projections of Howard provided by Howard management.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Howard or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of F.N.B. and Howard to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for F.N.B. and Howard as of March 31, 2021, (ii) publicly available consensus “street estimates” for F.N.B., (iii) financial and operating forecasts and projections of Howard provided by Howard management, and (iv) market price information as of July 9, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of F.N.B.’s and Howard’s respective shareholders in the combined company based on the 1.8x exchange ratio provided for in the merger agreement:

	F.N.B.	Howard
	% of Total	% of Total
Ownership at 1.8x merger exchange ratio:	90.3%	9.7%
Market Information:
Pre-Transaction Market Capitalization	93.0%	7.0%
Balance Sheet:
Assets	93.6%	6.4%
Gross Loans Held for Investment	92.9%	7.1%
Deposits	93.7%	6.3%
Tangible Common Equity	90.9%	9.1%
Income Statement:
2021 Estimated Earnings	93.9%	6.1%
2022 Estimated Earnings	93.7%	6.3%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of F.N.B. and Howard. Using (i) closing balance sheet estimates as of December 31, 2021 for F.N.B. and Howard taken from publicly available consensus “street estimates”, (ii) publicly available consensus “street estimates” of F.N.B. and Howard, (iii) assumed EPS growth rates for F.N.B. and Howard with respect to calendar year 2023 provided by F.N.B. management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by F.N.B. management, KBW analyzed the potential financial impact of the merger on certain projected financial results of F.N.B This analysis indicated the merger could be accretive to F.N.B.’s estimated 2022 and 2023 EPS by approximately 2.8% and 4.1%, respectively, and dilutive to F.N.B.’s estimated tangible book value per share at closing as of December 31, 2021 by approximately 2.4%. Furthermore, the analysis indicated that, pro forma for the merger, F.N.B.’s tangible common equity to tangible assets ratio at closing as of December 31, 2021 could be higher and each of F.N.B.’s Tier 1 Leverage Ratio, Common Equity Tier 1 (CET1) Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of December 31, 2021 could be lower. For all of the above analysis, the actual results achieved by F.N.B. following the merger may vary from the projected results, and the variations may be material.

Howard’s Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Howard to estimate a range for the implied equity value of Howard. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of Howard provided by Howard management, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Howard could generate over the period from March 31, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of Howard’s implied terminal value at the end of such period. KBW assumed that Howard would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. Estimates of future excess capital available for dividends that Howard could generate were calculated generally as any portion of estimated earnings in excess of the estimated amount needed to be retained by Howard to maintain the assumed tangible common equity to tangible assets ratio. In calculating implied terminal values for Howard,

KBW applied a range of 10.0x to 14.0x Howard’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of Howard common stock of $13.83 to $19.80.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Howard.

F.N.B. Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of F.N.B. to estimate a range for the implied equity value of F.N.B. In this analysis, KBW used publicly available consensus “street estimates” of F.N.B. and assumed long-term growth rates for F.N.B. provided by F.N.B. management, and assumed discount rates ranging from 10.0% to 13.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that F.N.B. could generate over the period from March 31, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of F.N.B.’s implied terminal value at the end of such period. KBW assumed that F.N.B. would maintain a CET1 ratio of 10.00% and would retain sufficient earnings to maintain that level. Estimates of future excess capital available for dividends that F.N.B. could generate were calculated generally as any portion of estimated earnings in excess of the estimated amount needed to be retained by F.N.B. to maintain the assumed CET1 ratio. In calculating implied terminal values for F.N.B., KBW applied a range of 11.0x to 14.0x F.N.B.’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of F.N.B. common stock of $10.74 to $14.52.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of F.N.B. or the pro forma combined entity.

Miscellaneous. KBW acted as financial advisor to Howard in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between each of Howard and F.N.B. and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Howard and F.N.B. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Howard or F.N.B. for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Howard common stock and F.N.B. common stock. As Howard had previously been informed by KBW, such positions included and currently include an individual position in shares of F.N.B. common stock held by a senior member of the KBW advisory team providing services to Howard in connection with the proposed merger.

Pursuant to the KBW engagement agreement, Howard agreed to pay KBW a total cash fee equal to 1.10% of the aggregate merger consideration, $400,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. Howard also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Howard. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to F.N.B. and received compensation for such services. KBW acted as co-manager for F.N.B.’s February 2020 offering of senior unsecured notes. In connection with such offering, KBW received aggregate fees (including underwriting discounts) of approximately $45,000 from F.N.B. KBW may in the future provide investment banking and financial advisory services to Howard or F.N.B. and receive compensation for such services.

Prospective Financial Information

Howard and F.N.B. do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Howard and F.N.B. are including in this proxy statement/prospectus certain unaudited prospective financial information that it provided to the other party in connection with the other party’s evaluation of the merger and to KBW for the purpose of performing financial analyses in connection with its opinion delivered to the Howard board of directors as described in this proxy statement/prospectus under the heading “ —Opinion of Howard’s Financial Advisor in Connection with the Merger” beginning on page 56. The inclusion of this information should not be regarded as an indication that any of Howard, F.N.B. or KBW, their respective representatives or advisors or any other recipient of this information considered, or now considers, it to be material information, necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The following unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Howard’s and F.N.B.’s respective businesses, all of which are difficult to predict and many of which are beyond Howard’s or F.N.B.’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Howard nor F.N.B. can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Howard’s and F.N.B.’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and in Howard’s and F.N.B.’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, and the other reports filed by each of Howard and F.N.B. with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Howard’s nor F.N.B.’s independent registered public accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this proxy statement/prospectus relate to historical financial information of each of Howard and F.N.B. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Howard nor F.N.B. can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Howard and F.N.B. each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information of Howard and the unaudited prospective financial information of F.N.B. represent estimates of performance on a stand-alone basis, without reference to the merger, and does not take into account the possible financial and other effects on Howard or F.N.B. of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of Howard and the unaudited prospective financial information of F.N.B. do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Howard or F.N.B. of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Howard or F.N.B. of any possible failure of the merger to occur. None of Howard, F.N.B., KBW or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Howard or F.N.B. or other person regarding Howard’s or F.N.B.’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at Howard’s special meeting, but is being provided solely because Howard and F.N.B. made this information available to Howard’s financial advisor in connection with the merger and to each other in connection with the other party’s due diligence review.

In light of the foregoing, and considering that Howard’s special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Howard stockholders are cautioned not to place unwarranted reliance on such information, and all Howard stockholders are urged to review Howard’s most recent SEC filings for a description of Howard’s reported financial results and to review F.N.B.’s most recent SEC filings for a description of F.N.B.’s reported financial results. See “Where You Can Find More Information.”

Certain Unaudited Prospective Financial Information of Howard

For purposes of certain financial analyses performed in connection with KBW’s opinion, Howard provided KBW with certain estimated unaudited prospective financial information for Howard in 2021, 2022 and 2023, as well as estimated long-term net income and total assets growth rates and certain other assumptions to be used to extrapolate Howard’s financial results thereafter. The following table presents Howard’s estimated unaudited prospective net income and total assets for the years ending December 31, 2021, 2022 and 2023, as provided to KBW by Howard and used by KBW in performing financial analyses in connection with its opinion delivered to the Howard board of directors.

	At or for the year ending December 31, 2021	At or for the year ending December 31, 2022	At or for the year ending December 31, 2023
Net Income (in millions)	$23.0	$22.5	$26.4
Total Assets (in billions)	$2.7	$2.9	$3.1

For purposes of the dividend discount model analysis of Howard performed in connection with KBW’s opinion, Howard senior management provided KBW with estimated long-term annual growth rates of 8% for Howard’s net income and of 5% for Howard’s total assets for 2024 through 2026, an estimated pre-tax cost of cash of 1.00%, and an estimated marginal tax rate of 26%.

The following table presents the consensus Wall Street research estimates for Howard’s 2021 and 2022 earnings per share and net income, which we refer to collectively as the Howard street estimates, that were used by KBW in performing certain financial analyses in connection with its opinion delivered to the Howard board of directors.

	For the year ending December 31, 2021	For the year ending December 31, 2022
EPS	$1.21	$1.14
Net Income (in millions)	$23	$22

Certain Unaudited Prospective Financial Information of F.N.B.

The following table presents the consensus Wall Street research estimates for F.N.B.’s 2021 and 2022 earnings per share and net income, which we refer to collectively as the F.N.B. street estimates, that were discussed with KBW by F.N.B. senior management and used by KBW in performing financial analyses in connection with its opinion delivered to the Howard board of directors.

	For the year ending December 31, 2021	For the year ending December 31, 2022
EPS	$1.10	$1.05
Net Income (in millions)	$355	$337

In addition, for purposes of the dividend discount model analysis of F.N.B. and the pro forma financial impact analysis performed in connection with KBW’s opinion delivered to the Howard board of directors, F.N.B. senior management provided KBW with an estimated annual growth rate of 8% in 2023 for F.N.B.’s net income. And for purposes of the dividend discount model analysis of F.N.B. performed in connection with KBW’s opinion delivered to the Howard board of directors, F.N.B. senior management provided KBW with an estimated annual growth rate of 5% in 2024 and thereafter for F.N.B.’s net income, estimated F.N.B. risk weighted assets of $27.7 billion at December 31, 2021, and an estimated annual growth rate of 5% in 2022 and thereafter, an estimated pre-tax cost of cash of 0.10%, and an estimated marginal tax rate of 20%.

Certain Unaudited Prospective Pro Forma Financial Information

In addition, for purposes of the pro forma financial impact analysis performed by KBW in connection with KBW’s opinion delivered to the Howard board of directors, the following unaudited prospective pro forma financial information reflecting estimated effects of the merger was provided by senior management of F.N.B. to KBW: (i) greater than 50% cost savings on Howard’s non-interest expense; (ii) an estimated $32 million in one-time pre-tax ($25.6 million after-tax) merger related costs; and (iii) certain estimated purchase accounting assumptions with respect to the proposed merger, including an estimated additional CECL reserve (day two) of 1.2% of Howard’s loans, an estimated gross credit mark of 1.7% of Howard loans, consisting of a purchased credit deteriorated mark of 1.0% of loans and a non-purchase credit deteriorated mark of 0.7% of loans, to be accreted through earnings over five years, and a core deposit intangible of 0.50% of non-time deposits, to be amortized over ten years utilizing the sum of the years digits methodology.

Interests of Howard’s Directors and Executive Officers in the Merger

In considering the recommendation of the Howard board of directors, Howard stockholders should be aware that Howard’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Howard stockholders generally. The Howard board of directors was aware of and considered those interests, among other matters, in making its recommendation that the Howard stockholders vote to approve the merger proposal. See the section entitled “ —Background of the Merger” and the section entitled “ —Recommendation of the Howard Board of Directors and Reasons for the Merger” beginning on pages 45 and 53, respectively. Howard’s stockholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below and, for the named executive officers, in the tables included in the section entitled “ —Merger-Related Compensation for Howard’s Named Executive Officers,” including the footnotes to the table.

Continuing Role for Certain Howard Directors

It is expected that, effective upon completion of the merger, F.N.B. will appoint two current directors of the Howard board of directors, to be mutually selected by the parties, to serve as the Chairperson and Vice Chairperson of the F.N.B. Mid-Atlantic Regional Advisory Board, for a minimum term of two years. The quarterly fee payable to the members of the advisory board is anticipated to be approximately $12,500. As of the date of this proxy statement/prospectus, the two Howard directors who will be appointed to the Mid-Atlantic Regional Advisory Board have not been determined.

Treatment of Howard Equity Awards

Stock Option Awards; Restricted Stock Unit Awards

As of the record date of the Howard special meeting, no director or executive officer of Howard own any stock options. As of the record date of the Howard special meeting, the Howard directors and executive officers owned, in the aggregate, 79,745 restricted stock units of Howard common stock granted under the Howard Bancorp, Inc. 2013 Equity Incentive Plan (the “Equity Plan”). Under the merger agreement, at the effective time of the merger, each restricted stock unit owned by Howard directors and executive officers with respect to shares of Howard common that is outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger. Shares of Howard common stock issued or due as a result of such vesting shall be treated as issued to the holder of the applicable restricted stock unit award and converted automatically into the right to receive (i) 1.8 shares of F.N.B. common stock for each share of Howard common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of Howard common stock subject to such stock award will be treated in the same manner as all other shares of Howard common stock for such purposes.

The following table sets forth, as of the record date, the restricted stock units held by Howard executive officers, all of which will vest at the effective time of the merger, and the corresponding number of shares of F.N.B. common stock that would be received in connection with the merger:

Executive Officer	Howard Performance- Based Restricted Stock Units(1) (A)	Howard Time-Based Restricted Stock Units (2) (B)	As-converted Aggregate F.N.B. Common Stock(3) (C)
Mary Ann Scully	11,000	8,638	35,348
Robert D. Kunisch, Jr.	6,476	5,085	20,809
Charles E. Schwabe	3,425	2,689	11,005
Robert L. Carpenter, Jr.	4,741	3,751	15,285
Joseph F. Howard	3,114	5,778	16,005
Thomas (Randy) Jones	3,114	2,445	10,006
Steven (Drew) McKone	3,617	2,903	11,736
Steven M. Poynot	3,114	2,445	10,006
Frank K. Turner, Jr.	4,151	3,259	13,338

(1)	Represents restricted stock unit awards granted for the three-year performance periods ending on December 31, 2023 and 2024.
(2)	Represents time-based restricted stock units granted in 2020 and 2021 and still subject to vesting, rounded down to the nearest whole share.

(3)	Represents the product obtained by adding together columns (A) and (B) and then multiplying such sum by the exchange ratio (1.8), rounded down to the nearest whole share.

Employment Agreements with Executive Officers

Below is a summary of Howard’s employment agreements with the Howard named executive officers. The terms “cause,” “good reason,” and “change in control” are defined in each executive’s applicable employment agreement.

Ms. Scully and Mr. Schwabe. Under each of Ms. Scully’s and Mr. Schwabe’s employment agreement, if, within 12 months following a change in control (a) the executive terminates his or her employment for any reason or (b) Howard terminates the executive’s employment without cause, then, the executive will be entitled to: (i) a lump sum payment, to be paid within 10 days of the effective date of termination of employment, subject to any delay as required for compliance with Section 409A of the Code, equal to the sum of (x) 2.99 times the executive’s average annual compensation (consisting of base salary and bonus) during the most recent three years minus the aggregate present value of any other payments the executive receives that are treated as contingent upon the change in control (not including (ii), (iii) and (iv) of this sentence), and (y) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to Howard’s other employees.

If any severance payment or distribution made to the executive is determined to be subject to the limitations of Code Section 280G (a “parachute payment”), the executive will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Code Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.

The employment agreements also contains (i) non-compete and non-solicitation provisions that apply to each executive during the term of the agreement and, in the event of the executive’s termination for any reason, during the period of one year from and after the effective time of such termination and (ii) ongoing obligations regarding the use of Howard’s confidential information.

Mr. Kunisch. Under Mr. Kunisch’s employment agreement, if, within 12 months following a change in control (a) he terminates his employment for good reason, or (b) Howard Bank terminates his employment without cause, then he will be entitled to payments to be made in equal installments over a 12-month period, subject to any delay as required for compliance with Section 409A of the Code, equal to 2.99 times the sum of (i) his average base salary during the current and two prior fiscal years (including his service with First Mariner Bank) and (ii) his average bonus paid by Howard or First Mariner Bank during the current and prior two fiscal years. In addition, Howard Bank will continue his medical coverage for a period of 18 months following his termination at the same level available to Howard’s other employees.

If any severance payment or distribution made to Mr. Kunisch is determined to be a parachute payment and the total value of all such payments and benefits (as measured for purposes of Code Section 280G) exceeds the taxable threshold, the payments and benefits will be reduced so as to fall below the taxable threshold.

The employment agreement also contains (i) non-compete and non-solicitation provisions that apply to him during the term of the agreement and, in the event of his termination for any reason, during the period of one year from and after the effective time of such termination and (ii) ongoing obligations regarding the use of Howard’s confidential information.

Other Executive Officers of Howard. Certain Howard executive officers who are not named executive officers have employment and severance agreements that provide such executive officers with severance benefits if their employment is terminated in connection with the merger. Howard estimates that, if the merger were to be completed on December 31, 2021 and each executive officer experienced a termination on that date under circumstances entitling them to severance benefits, the aggregate amount (other than the equity award vesting upon the merger, which is quantified above in “—Treatment of Howard Equity Awards”) that would become payable to its executive officers who are not named executive officers in respect of their severance benefits on a “double-trigger” basis is $3,742,871. This amount is based on multiple assumptions, which may or may not be accurate on the relevant date, and do not reflect certain compensation actions that may occur before the effective time of the merger.

Post-Closing Employment

As previously disclosed, F.N.B. plans to retain many current employees of Howard, including employees serving on the front-line in Howard’s branch locations, the vast majority of commercial professionals, and certain officers.

Employee Matters

As soon as administratively practicable after the effective time of the merger, F.N.B. will take all reasonable actions so that employees of Howard and its subsidiaries will be entitled to participate in each F.N.B. employee benefit plan of general applicability, such as group health, medical, dental, life and disability plans (with the exception of F.N.B.’s defined benefit pension plan and any other plan frozen to new participants) to the same extent as similarly-situated employees of F.N.B. and its subsidiaries. F.N.B. will recognize the length of service credited to each Howard employee under the Howard employee benefit plans for purposes of determining eligibility to participate in, and vesting of benefits under, such F.N.B. employee benefit plans, unless recognition of the service credit would result in duplication of benefits.

Future Compensation Actions

In addition to the payments and benefits above, under the terms of the merger agreement, Howard may take certain compensation actions prior to the completion of the merger that will affect Howard’s executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above or below unless specifically disclosed. Among other actions, Howard may pay bonuses payable for 2021 performance in December 2021 and may pay discretionary bonuses for 2021 service so long as the aggregate of Howard discretionary and performance bonuses in respect of 2021 service does not exceed $2.0 million. Furthermore, Howard may implement strategies to mitigate the impact of Sections 280G and 4999 of the Code and related employment agreement provisions, including the acceleration of compensation otherwise potentially payable in a future calendar year and the allocation of amounts to restrictive covenants as reasonable compensation for such purpose.

Indemnification and Insurance

F.N.B. and Howard have agreed in the merger agreement that, from and after the effective time of the merger, F.N.B. will indemnify and hold harmless, to the fullest extent provided under applicable law and the articles of incorporation and bylaws of Howard, each present and former director and officer of Howard or any of its subsidiaries and any individual who serves or served as a director, officer, employee, member, trustee, or fiduciary of another entity at the request of Howard or its subsidiaries, against any losses, claims, damages, liabilities, costs and expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or to such person’s service with Howard as a director or officer or with another entity as a director, officer, employee, member, trustee or fiduciary at the request of Howard or its subsidiaries. F.N.B. has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the directors and officers of Howard to be covered by the directors’ and officers’ insurance policy maintained by F.N.B., which shall be a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than Howard’s policy.

Howard Bank 401(k) Plan

The Howard Bank 401(k) Plan and any other 401(k) plans of Howard and its affiliates will be terminated immediately before the merger is completed, and the accounts of all participants and beneficiaries will become fully vested on the date of termination. Employees of Howard (including its executive officers) who continue in employment with F.N.B. following the closing of the merger will be eligible to participate in the F.N.B. Progress Savings 401(k) Plan as of the closing date.

Merger-Related Compensation for Howard’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain merger-related compensation that the Howard named executive officers may be entitled to receive pursuant to their existing agreements with Howard. The amounts are calculated assuming that (i) the effective date of the merger and a qualifying termination of employment occurred on December 31, 2021 (which is an assumed date solely for the purposes of calculations in this section); (ii) Ms. Scully and Messrs. Schwabe and Kunisch each experience a qualifying termination immediately following the merger; and (iii) the amounts below are determined using a price per share of Howard common stock of $19.62, the average closing price per share over the first five business days following the announcement of the merger agreement, and are based on Howard equity awards that were outstanding as of September 1, 2021. The merger-related compensation payable to the Howard named executive officers is subject to a non-binding advisory vote of the Howard stockholders, as described under “Proposal No. 2 – Howard Compensation Proposal” beginning on page 41.

The calculations in the table do not include amounts that Howard’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus. In addition, these amounts do not reflect compensation actions that may occur after the date of this proxy statement/prospectus but before the effective time of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement(5)	Other	Total
Mary Ann Scully	$2,330,202	$385,298	—	$48,000	—	—	$2,763,500
Robert D. Kunisch, Jr.	$1,514,618	$226,833	—	$38,000	—	—	$1,779,451
Charles E. Schwabe	$1,075,773	$119,970	—	$35,000	—	—	$1,230,743

(1)	Cash.

(a)

With respect to Ms. Scully and Mr. Schwabe, the amounts in this column reflect “double-trigger” lump sum cash payments to which each executive is entitled under the executive’s employment agreement, if such executive experiences a qualifying termination in the period ending 12 months following the merger. The employment agreements for Ms. Scully and Mr. Schwabe provide that these “double trigger” payment amounts are equal to the sum of (x) 2.99 times the executive’s average annual compensation (consisting of base salary and bonus) during the most recent three years minus the aggregate present value of any other payments the executive receives that are treated as contingent upon the change in control (not including the vesting or accelerating of the stock awards or the continued medical benefits), and (y) a 2021 bonus for Ms. Scully in the amount of $195,000 and for Mr. Schwabe in the amount of $63,000.

(b)

With respect to Mr. Kunisch, the amount in this column reflects a “double-trigger” payment, paid out in equal installments over 12 months, to which he is entitled under his employment agreement, if he experiences a qualifying termination in the period ending 12 months following the merger. The employment agreement for Mr. Kunisch provides that this “double trigger” payment amount is equal to 2.99 times the sum of (x) of (i) his average base salary during the current and two prior fiscal years (including his service with First Mariner Bank) and (ii) his average bonus paid by Howard or First Mariner Bank during the current and prior two fiscal years, and (y) a 2021 bonus for him in the amount of $108,000.

See “—Interests of Howard Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers.

(2)

Equity. The amounts in this column reflect the value of “single-trigger” vesting of each executive’s unvested Howard equity awards, which will result in full vesting of all unvested time-vesting restricted stock units and performance-based restricted stock units. The restricted stock units will convert automatically into the right to receive the merger consideration in respect of each share of Howard common stock underlying such restricted stock units.

Name	Unvested Stock Options ($)	Unvested Time- Vesting RSUs ($)	Unvested Performance- Based RSUs ($)(a)	Total ($)
Mary Ann Scully	—	169,478	215,820	385,298
Robert D. Kunisch, Jr.	—	99,768	127,059	226,833
Charles E. Schwabe	—	52,758	67,199	119,970

(a)	Represents unvested performance-based restricted stock units that achieve the pre-established performance targets set forth in the applicable award agreement.

(3)

Pension/NQDC. Ms. Scully is the only named executive officer subject to a Supplemental Executive Retirement Plan (“SERP”). Ms. Scully is fully vested and for purposes of the calculation in this table, Howard has assumed that her SERP will be assumed by F.N.B. and paid out according to its terms.

(4)

Perquisites/Benefits. The amounts set forth represent the amounts intended to be paid in cash equal to the value attributable to the right of each of Ms. Scully and Messrs. Kunisch and Schwabe to continued medical coverage for such executive for eighteen months.

(5)

Tax Reimbursement. Each of Ms. Scully and Mr. Schwabe are entitled to tax gross-up payments if the amount of the parachute payment is 110% or more than the threshold value that would result in the imposition of the excise tax under Section 4999 of the Code. In the event the amount of the parachute payment that would otherwise be payable to each of Ms. Scully and Mr. Schwabe is equal to or greater than such threshold value but less than 110% of such threshold value, the total amount of the parachute payment is limited to the maximum amount payable without resulting in the imposition of such excise tax. Based on current estimates, no tax gross-up payments would be required to be made to either Ms. Scully or Mr. Schwabe.

Regulatory Approvals Required for the Merger and the Bank Merger

Completion of the merger between F.N.B. and Howard and the merger between First National Bank of Pennsylvania and Howard Bank are each subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until F.N.B. and Howard, on the one hand, and First National Bank of Pennsylvania and Howard Bank, on the other hand, have received all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when F.N.B. and Howard and their bank subsidiaries will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of Howard with and into F.N.B. and the merger of Howard Bank with and into First National Bank of Pennsylvania.

Federal Reserve Board. F.N.B. is registered as a financial holding company and bank holding company under the BHC Act. Howard is a registered bank holding company under the BHC Act. As a result, the merger of Howard with and into F.N.B. is subject to prior approval of the Federal Reserve Board under the BHC Act, unless an exemption from the prior approval requirement is available. Because F.N.B. does not plan to seek such an exemption, Federal Reserve Board approval of the merger will need to be obtained. F.N.B. filed its application for approval of the merger with the Federal Reserve Board on September 3, 2021 pursuant to Section 3(a)(3) of the BHC Act, seeking prior approval of the Federal Reserve Board for F.N.B. to acquire Howard and thereby indirectly acquire Howard Bank. Under the applicable statutes, the Federal Reserve Board will decline to approve the merger if:

•	it would result in a monopoly;

•	it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•

it could have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a merger under the applicable statutes, the Federal Reserve Board will consider a number of factors, including, but not limited to: the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) of the companies and any subsidiary banks; the future prospects of the combined organization; the convenience and needs of the communities to be served, including the company’s performance under applicable Community Reinvestment Act of 1977 (which we refer to as the “CRA”)and fair lending standards; the records of the companies in combating money laundering; the capital adequacy of the combined company after completion of the merger; and the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system. As part of, or in addition to, consideration of these factors, Howard and F.N.B. anticipate that the Federal Reserve Board will consider the regulatory status of each company and their respective bank subsidiaries, current and projected economic conditions in the areas of the United States where Howard and F.N.B. operate, and the capital and safety soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Under the CRA, the Federal Reserve Board must take into account the record of performance of each of F.N.B. and Howard in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods served by both companies and their respective bank subsidiaries. As of their last respective CRA examinations, both Howard and F.N.B. have a “Satisfactory” CRA rating with their regulators. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.

Mergers approved by the Federal Reserve Board under Section 3 of the BHC Act, with certain exceptions, may not be consummated until 30 days after that approval. During that 30-day period, the United States Department of Justice may challenge the merger on antitrust grounds and/or seek divestiture of certain assets and liabilities. Subject to approval of the Federal Reserve Board and the United States Department of Justice, the waiting period may be reduced to no fewer than 15 days.

Office of the Comptroller of the Currency. The merger of Howard Bank with and into First National Bank of Pennsylvania is subject to the prior approval of the Office of the Comptroller of the Currency under the Bank Merger Act. First National Bank of Pennsylvania and Howard Bank filed their Bank Merger Act Application for approval of the bank merger with the Office of the Comptroller of the Currency on August 26, 2021. In reviewing applications under the Bank Merger Act, the Office of the Comptroller of the Currency must consider, among other factors: the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions; the convenience and needs of the communities to be served; safety and soundness considerations; the capital adequacy of the combined bank after the merger; and the effectiveness of both institutions in combating money laundering; and the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In addition, the Office of the Comptroller of the Currency may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

•	if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•

if the merger would in any other manner be a restraint of trade unless the Office of the Comptroller of the Currency finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

Under the CRA, the Office of the Comptroller of the Currency must also take into account the records of performance of Howard Bank and First National Bank of Pennsylvania in meeting the credit needs of their respective markets, low- and moderate-income neighborhoods served by each institution and the bank’s credit practices under the federal fair lending laws. As part of the merger review process, the Office of the Comptroller of the Currency may receive comments and protests from community groups and others.

The Office of the Comptroller of the Currency is also authorized to hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the Office of the Comptroller of the Currency that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

Mergers approved by the Office of the Comptroller of the Currency under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the Office of the Comptroller of the Currency and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, that the result of that challenge will be favorable to F.N.B. and Howard.

Maryland Office of the Commissioner of Financial Regulation. The acquisition of a Maryland bank by a bank holding company is subject to the prior approval of the Maryland Office of the Commissioner of Financial Regulation under Section 5-903 of the Maryland Code, Financial Institutions. In determining whether to approve the merger, the Maryland Commissioner will consider:

•	Whether the acquisition may be detrimental to the safety and soundness of Howard Bank; and

•	Whether the acquisition may result in an undue concentration of resources or a substantial reduction of competition in the State of Maryland.

The Maryland Commissioner will not approve any acquisition if upon consummation the combined entity (including any of its bank subsidiaries) would control 30% or more of the total amount of deposits of insured depository institutions in the State of Maryland, although the Maryland Commissioner may waive this limitation upon good cause shown. First National Bank of Pennsylvania will not control 30% of the insured deposits in Maryland after the merger.

F.N.B. submitted its application for approval of the business combination between F.N.B. and Howard with the Maryland Office of the Commissioner of Financial Regulation on September 7, 2021.

Other Regulatory Submissions or Approvals. Notices and/or applications requesting approval may be submitted to other federal and state regulatory authorities and self-regulatory organizations.

There can be no assurance that the regulatory authorities described above will approve the merger of Howard with and into F.N.B. or the bank merger, and even if those mergers are approved, there can be no assurance as to the date on which the approvals will be received. The mergers cannot proceed unless all required regulatory approvals have been received. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Termination of the Merger Agreement.”

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval would not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

F.N.B. common stock is listed on the NYSE under the symbol “FNB.” Howard common stock is traded on Nasdaq under the symbol “HBMD.” Upon completion of the merger, Howard common stock will cease to be traded on Nasdaq, and F.N.B. as the surviving company in the merger will cause Howard’s common stock to be deregistered under the Exchange Act. F.N.B. will list the F.N.B. common stock issuable pursuant to the merger agreement on the NYSE upon receipt of NYSE approval and subject to official notice of issuance.

As reported on the NYSE, the closing price per share of F.N.B. common stock on July 12, 2021 was $12.20. As reported by Nasdaq, the closing price per share of Howard common stock on July 12, 2021 was $15.62. Based on the F.N.B. closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of Howard common stock was $21.96 on that date. On September 27, 2021, the last practicable day before we printed and mailed this proxy statement/prospectus, the closing price per share of F.N.B. common stock on the NYSE was $11.89, resulting in a pro forma equivalent per share value of Howard common stock of $21.40 as of that date. On September 27, 2021, the closing price per share of Howard common stock on Nasdaq was $20.55.

Delisting and Deregistration of Howard Common Stock Following the Merger

If the merger is completed, Howard common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

No Dissenters’ Rights or Appraisal Rights

Under the MGCL, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon an agreement of merger or consolidation. Pursuant to the MGCL, holders of Howard common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of Howard common stock because Howard common stock is listed on Nasdaq, a national securities exchange.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by F.N.B. and Howard, which were made to the other contracting party only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement, and any descriptions of those provisions, should not be relied on by any persons as characterizations of the actual state of facts about F.N.B. or Howard at the time they were made or otherwise. The representations and warranties in the merger agreement, and any descriptions of those provisions, should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 120.

The Merger

The merger agreement provides for the merger of Howard with and into F.N.B. The parties will take the necessary steps to complete the merger once the conditions in the merger agreement are satisfied. Upon completion of the merger, F.N.B. will be the surviving corporation and the separate corporate existence of Howard will cease.

The merger agreement provides that F.N.B. may at any time change the structure of the merger so that a direct or indirect wholly owned subsidiary of F.N.B. is merged with and into Howard, unless the change would do any of the following:

•

alter or change the amount or kind of merger consideration to be provided to the Howard common stockholders, or the treatment of the Howard common stock or Howard equity awards provided for in the merger agreement,

•	adversely affect the U.S. federal income tax consequences to Howard common stockholders or to either party in the merger, or

•	be reasonably likely to impede or delay consummation of the merger.

The Bank Merger

Immediately after the merger of Howard into F.N.B. is completed, Howard Bank will merge with and into First National Bank of Pennsylvania. First National Bank of Pennsylvania will be the surviving entity in the merger and continue its existence as a national bank, and Howard Bank’s separate existence will cease.

Treatment of Howard Common Stock

At the time the merger is completed, each share of Howard common stock that was issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 1.8 shares of F.N.B. common stock, which we refer to as the “exchange ratio.” In other words, each Howard stockholder will have the right to receive 1.8 shares of F.N.B. common stock in exchange for each share of Howard common stock that he or she owns.

Any shares of Howard common stock that Howard holds as treasury shares and any shares of Howard common stock or held by F.N.B., its subsidiaries or Howard’s subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted) will not be converted into merger consideration and will be cancelled without receipt of any consideration.

If F.N.B. makes a change in its capitalization before the merger is completed, then F.N.B. will make proportionate adjustments to the exchange ratio to give Howard stockholders the same economic effect as contemplated by the merger agreement prior to such change. Examples of changes in the capitalization of F.N.B. that would trigger an adjustment are:

•	a stock dividend or distribution on F.N.B. common stock with a record date prior to the effective time of the merger;

•	stock splits and reverse stock splits involving F.N.B. common stock; and

•	a distribution (other than the regular quarterly cash dividend) made on F.N.B. common stock or a security that is convertible into F.N.B. capital stock.

F.N.B. will not issue any fractional shares of F.N.B. common stock in the merger. For each fractional share that Howard stockholders would otherwise have the right to receive, F.N.B. will pay an amount in cash, without interest, rounded to the nearest cent, that will be calculated by multiplying (1) the fractional share issuable to that stockholder and (2) the average closing price of F.N.B. common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the closing date of the merger (rounded to the nearest ten-thousandth). Howard stockholders will not have the right to receive dividends or other rights with respect to those fractional shares.

Howard may terminate the merger agreement if the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless F.N.B. elects to increase the exchange ratio as determined by a formula in the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 95 for additional information.

Treatment of Howard Equity Awards

Stock Option Awards. Upon completion of the merger, each outstanding Howard stock option will be converted automatically into a fully vested option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of Howard common stock subject to the option and the exchange ratio of 1.8. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the Howard stock option divided by the exchange ratio of 1.8. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Restricted Stock Unit Awards. Under the merger agreement, at the effective time of the merger, each restricted stock unit with respect to shares of Howard common that is outstanding immediately prior to the effective time of the merger shall, if and to the extent provided pursuant to the terms of the applicable award agreement and equity plan, become fully vested immediately prior to the effective time of the merger. Shares of

Howard common stock issued or due as a result of such vesting shall be treated as issued to the holder of the applicable restricted stock unit award and converted automatically into the right to receive (i) 1.8 shares of F.N.B. common stock for each share of Howard common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of Howard common stock subject to such stock award will be treated in the same manner as all other shares of Howard common stock for such purposes. Any unvested restricted stock units that do not vest in accordance with the applicable award agreement will be converted into restricted stock units of F.N.B., as adjusted to take into account the exchange ratio, and will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Effect of Merger on F.N.B. Stock

The merger will have no effect on F.N.B.’s capital stock. Each share of F.N.B. capital stock that was issued and outstanding immediately before the merger will remain issued and outstanding after the merger is completed.

Articles of Incorporation and Bylaws of the Surviving Corporation

The F.N.B. articles of incorporation and the F.N.B. bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the surviving corporation.

Board of Directors and Executive Officers of the Surviving Corporation

At the time the merger is completed, the persons who are the directors and the executive officers of F.N.B. immediately before the merger will continue as the directors and the executive officers of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place within five business days after all of the closing conditions specified in the merger agreement have been satisfied or waived, other than those conditions which by their nature must be satisfied at the closing; however, the parties may agree in writing to hold the closing of the merger on another date. The merger will become effective at the time specified by F.N.B. and Howard in the articles of merger filed with the Pennsylvania Department of State and the State Department of Assessments and Taxation of the State of Maryland.

Exchange and Payment Procedures

At or as promptly as practicable after the merger is completed, F.N.B. will deposit the merger consideration with its exchange agent, Broadridge Corporate Issuer Solutions, Inc. Specifically, the deposit will consist of:

•	book entry shares representing the shares of F.N.B. common stock issuable in exchange for the shares of Howard common stock which will be cancelled in the merger;

•	cash in an amount equal to any dividends or distributions which are payable to Howard stockholders under the merger agreement; and

•	cash to be paid to Howard stockholders in lieu of fractional shares of F.N.B. common stock.

As soon as practicable after the merger is completed, but in no event later than seven business days after the merger is completed, the exchange agent will mail each holder of record of Howard common stock a letter of transmittal which will contain instructions for surrendering their stock certificates. Each holder of a Howard stock certificate, who surrenders his or her stock certificates to the exchange agent together with properly signed transmittal materials, will be entitled to receive, for each share of Howard common stock he or she holds:

•	1.8 shares of F.N.B. common stock in book entry form;

•	cash in lieu of any fractional shares of F.N.B. common stock to which the holder would otherwise be entitled; and

•	any cash dividends which are payable to former Howard stockholders according to the merger agreement.

F.N.B. will have no obligation to issue any (i) merger consideration, (ii) cash in lieu of fractional shares, or (iii) any declared but unpaid dividends to former Howard stockholders, until the former Howard stockholder has surrendered the stock certificates representing his or her shares of Howard common stock with properly signed transmittal materials to the exchange agent.

If a Howard stock certificate has been lost, stolen or destroyed, the exchange agent will issue the F.N.B. common stock payable under the merger agreement to the stockholder upon receipt of an affidavit by the stockholder regarding the loss of his or her stock certificate. F.N.B. or the exchange agent may require the stockholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the stockholder’s lost, stolen or destroyed Howard stock certificate.

Former Howard stockholders may exchange their Howard stock certificates through the exchange agent for up to 12 months after the completion of the merger. At the end of that period, the exchange agent will return any remaining F.N.B. shares and cash to F.N.B., and former Howard stockholders who did not previously exchange their Howard stock certificates for the merger consideration must apply to F.N.B. for payment of the merger consideration. Neither Howard nor F.N.B. will be liable to any former holder of Howard common stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

The exchange agent (or, 12 months after the completion of the merger, F.N.B.) is entitled to deduct and withhold from any cash amounts payable to any holder of Howard common stock or Howard equity award the amounts that the exchange agent or F.N.B. is required to deduct and withhold under the Code or any state, local or foreign tax law or regulation. Any amounts that F.N.B. or the exchange agent withholds will be treated as having been paid to the holder of the Howard common stock or the Howard equity award.

Once the merger is completed, no transfers on the stock transfer books of Howard will be permitted other than to settle transfers of shares of Howard common stock that occurred prior to the effective time of the merger.

Dividends and Distributions

Upon surrender of their Howard stock certificates to the exchange agent, former Howard stockholders will be paid, without interest:

•

any dividends or distributions that were declared by Howard on its common stock after July 12, 2021 with a record date prior to the date on which the merger was completed, and that remained unpaid at the time the merger was completed; and

•	any dividends or distributions that were declared on the F.N.B. common stock with a record date after the date on which the merger was completed, and that became payable before the date of surrender.

While the merger is pending, Howard may not pay any dividends on its capital stock.

Representations and Warranties

The merger agreement contains generally reciprocal and customary representations and warranties of F.N.B. and Howard relating to their respective businesses. The representations and warranties of Howard and F.N.B. are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that Howard and F.N.B. delivered to each other at the time they entered into the merger agreement. The representations and warranties in the merger agreement only remain in effect until the merger is completed.

A summary of the matters which each of Howard and F.N.B. covered in its representations and warranties is provided below:

•	corporate matters, such as its organization and existence, its corporate power and authority to conduct their businesses, and its subsidiaries;

•	its capitalization;

•	its corporate power and authority to enter into and perform the merger agreement;

•	that entering into the merger agreement and completing the merger will not cause a violation of its organizational documents or applicable laws, a breach of contract or acceleration of indebtedness;

•	the governmental filings and consents, authorizations, approvals and exemptions that are required to be completed or obtained in order to enter into the merger agreement and complete the merger;

•	reports filed with bank regulatory authorities and other regulatory entities;

•

its filings with the SEC, the conformity of its financial statements with U.S. generally accepted accounting principles, and the maintenance of its books and records and its subsidiaries’ books and records in accordance with applicable legal and accounting requirements;

•	any investment bankers’ fees which it is required to pay in connection with the merger;

•	the general manner in which its businesses are conducted, and the absence of any material adverse effect (as defined below) affecting it or its subsidiaries;

•	legal proceedings;

•	tax matters;

•	the absence of any facts that could reasonably be expected to prevent the merger from being treated as a reorganization for tax purposes;

•	employee benefit plans;

•	compliance with applicable laws and stock exchange listing and corporate governance requirements;

•	the absence of any material breach or default under its contracts;

•	regulatory matters, including those under the purview of the Federal Reserve Board, the Federal Deposit Insurance Corporation and its primary banking regulator;

•	the absence of any unresolved violation that could be reasonably likely to prevent or materially delay the receipt of the regulatory approvals needed to complete the merger;

•	undisclosed liabilities;

•	environmental liabilities;

•	the loans, delinquent loans and nonperforming and classified loans and investments and other assets which are reflected on its books and records;

•	allowances for loan losses;

•	insurance coverages;

•	its investment securities;

•	its intellectual property and computer systems and equipment;

•	its fiduciary accounts.

Howard made additional representations and warranties regarding:

•	its employees;

•	the real property it owns or leases;

•	the Howard board of director’s receipt of an opinion from Howard’s financial advisor;

•	the non-applicability of state anti-takeover laws;

•	the absence of dissenters’ or appraisal rights; and

•	the contracts through which Howard Bank obtains material data processing, ATM and other information technology services.

F.N.B. made additional representations and warranties regarding ownership of shares of Howard common stock by F.N.B. and its affiliates or associates (as those terms are defined under the Exchange Act) and the non-applicability of provisions relating to “interested stockholders” under the MGCL.

Certain representations and warranties of F.N.B. and Howard are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to F.N.B. or Howard, means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (1) is materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, or (2) materially delays or impairs the ability of that party to complete the transactions contemplated by the merger agreement, including the merger, on a timely basis.

In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a party and its subsidiaries, the parties will disregard any effects resulting from:

•

changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	changes, after the date of the merger agreement, in laws, rules or regulations of general applicability, or their interpretation by courts or any governmental entity;

•	actions or omissions taken by either party at the request of, or with the prior written consent of, the other party or which are required under the merger agreement;

•

changes, events or developments, after the date of the merger agreement, in the regional, national or world economy or financial or securities markets generally, changes, events or developments, after the date of the merger agreement, in general economic conditions, or other changes, events or developments, after the date of the merger agreement, that affect banks or savings associations or their holding companies generally, except to the extent such change has a materially disproportionate adverse effect on that party relative to other similarly situated participants in the same markets or industries;

•

the completion or public disclosure of the transactions contemplated by the merger agreement, such as the merger, including the resignation of employees, or any impact on the business, customer relations, condition or results of operations of that party which result from the completion or public disclosure of those transactions;

•

any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any associated armed hostilities, and any national or international calamity, disaster or emergency or any escalation thereof, and any outbreaks, epidemics or pandemics (including with respect to SARS-CoV-2 or COVID-19) or any evolutions or mutations thereof, or any other viruses (including influenza), and any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic;

•	any changes in interest rates or foreign currency rates;

•

any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which challenges, seeks to prevent, enjoins, alters or delays, or seeks damages as a result of, or in relation to, the transactions contemplated by the merger agreement, such as the merger;

•	any failure by a party to meet any published (whether by that party or a third party research analyst) or internally prepared estimates of revenues or earnings;

•	a decline in the price, or a change in the trading volume of, a party’s common stock on NYSE or Nasdaq, as the case may be; and

•

any matter which a party already disclosed in reasonable detail in the disclosure schedules it delivered to the other party at the time they entered into the merger agreement or which a party has disclosed as historical fact in its SEC filings, as long as the disclosed matter has not worsened in a materially adverse manner.

Conduct of Business While the Merger is Pending

F.N.B. and Howard agreed that none of the provisions in the merger agreement is intended to give either party the right to control or direct the operations of the other party, whether directly or indirectly, before the merger is completed. Until the merger is completed, each party will exercise complete control and supervision over its own operations and those of its subsidiaries.

F.N.B. and Howard agreed to generally customary covenants that place restrictions on them and their respective subsidiaries until the merger is completed. For example, F.N.B. and Howard each agreed to:

•	continue to conduct its business and that of its subsidiaries in the same manner in which it has ordinarily been conducted in the past;

•

use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and other key employees; and

•

refrain from taking any action that would reasonably be likely to prevent or materially impede or delay either party’s ability to obtain the regulatory and other approvals needed to complete the merger, to perform its covenants and agreements under Howard also agreed to provide F.N.B. with regular updates and certain other information about its lending operations.

Howard further agreed that Howard and its subsidiaries would refrain from taking certain actions while the merger is pending, unless permitted by the merger agreement or F.N.B. has consented in advance (such consent not to be unreasonably withheld, conditioned or delayed). For example, subject to certain exceptions, Howard and its subsidiaries will not:

•

declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of Howard, except for dividends and distributions from a subsidiary of Howard to Howard or to service subordinated notes and trust preferred securities outstanding as of the date of the merger agreement;

•

split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of Howard, except upon exercise of outstanding stock options in accordance with existing terms;

•

purchase, redeem or otherwise acquire any shares of capital stock or securities of Howard or any Howard subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy withholding tax obligations upon settlement of any restricted stock unit award, shares purchased through the Howard ESPP, or exercise of any stock option);

•

grant any stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards or other equity or equity-based awards with respect to Howard common stock, except as required by an existing contract, plan or arrangement or policy;

•

grant any person or entity any right to acquire any shares of the capital stock of Howard or issue any additional shares of capital stock or any other securities, except for issuance of shares of its common stock upon exercise of stock options, vesting of restricted stock units or shares purchased through the Howard ESPP;

•	amend its articles of incorporation or bylaws or the comparable organizational documents of its subsidiaries;

•

acquire, or agree to acquire any business or entity or assets, except (i) with respect to management of Howard’s securities portfolio and (ii) that Howard may continue to acquire (A) assets through foreclosure, mortgages and other third party loans acquired in the ordinary course of business consistent with past practice or, if the acquisitions do not exceed $1,000,000 in the aggregate, in the ordinary course of its business and (B) mortgages and other third party loans acquired in the ordinary course of business consistent with past practice;

•	open, acquire, close or sell any bank branches, except for branches previously identified to F.N.B.;

•

sell, mortgage, or otherwise encumber or dispose of Howard’s properties or assets (with respect to management of Howard’s securities portfolio) to a person or entity that is not a wholly-owned Howard subsidiary (except in the case of certain properties previously identified to F.N.B.), or cancel, release or assign any indebtedness to that person or entity or a claim held by that person or entity, unless the transaction occurs in the ordinary course of Howard’s business and does not exceed $500,000 individually and $1,000,000 in the aggregate;

•

borrow money, issue debt securities or assume or guarantee the obligations of any person or entity (other than Howard’s or its subsidiaries’ obligations), except for certain types of transactions which are generally made in the ordinary course of business;

•	make any capital contributions to, or investments in entities other than Howard’s wholly-owned subsidiaries;

•

change in any material respect Howard’s accounting methods, except to conform to changes in tax law, U.S. generally accepted accounting principles or regulatory accounting principles or as required by its independent auditors or regulatory agencies;

•

change in any material respect Howard’s underwriting, operating, investment, risk management or other similar policies, procedures or practices, except as required by such policies, applicable law, or policies imposed by regulatory agencies and governmental entities;

•

make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•	terminate or waive any material provision of any material contract or obligation, or enter into or renew a material contract or obligation;

•	incur any capital expenditure in excess of $200,000 individually or $500,000 in the aggregate;

•

except as required by agreements in effect on the date of the merger agreement, alter or make a commitment to alter in any material respect any material interest of Howard in an entity that is not a Howard subsidiary, unless Howard’s interest arises from a foreclosure or troubled loan or debt restructuring in the ordinary course of business and consistent with past practice;

•

enter into a material agreement, or a material modification of an existing agreement, with any regulatory agency or governmental entity in respect of Howard’s or its subsidiaries’ businesses, except as required by law based on advice of Howard’s legal advisors;

•

pay, discharge or settle any claim, action, litigation, arbitration, proceeding or investigation for an amount in excess of $1,000,000 individually or $3,000,000 in the aggregate with respect to claims, actions, litigations, arbitrations, suits, investigations or proceedings made, filed or instituted prior to the date of the merger agreement, and (ii) not in excess of $500,000 in the aggregate with respect to claims, actions, litigation, arbitrations, suits, investigations or proceedings made, filed or instituted on or after the date of the merger agreement;

•	issue a broadly distributed communication to its employees which relates to the merger;

•	take any action or knowingly fail to take any action that would be reasonably likely to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•

take any action that would be reasonably likely to materially impede or delay the ability of F.N.B. or Howard to obtain necessary approvals from regulatory agencies or governmental entities for the merger;

•	take any action that is intended or is reasonably likely to result in any of the conditions precedent of the merger not being satisfied, except as may be required by applicable law;

•

make, renew, or otherwise modify certain loans which exceed specified dollar thresholds or have the characteristics described in the merger agreement, if Howard receives an objection from F.N.B. within two business days after Howard notified F.N.B. of the proposed loan;

•

make any material changes to Howard’s policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans or (ii) its hedging policies and practices, in each case except as may be required by such policies and practices or by any applicable laws;

•

other than in the ordinary course and consistent with past practice and except for loans that were approved for origination, participation or purchase prior to the date of the merger agreement, originate, participate or purchase any new loan that is serviced by a third party, or is outside of the geographic locations identified in the merger agreement;

•

enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Howard or its subsidiaries, or grant any wage or salary increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any Howard deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any Howard benefit plan or employment agreement in existence as of July 12, 2021, or otherwise permitted by the merger agreement, or under certain circumstances specified by the parties, such as the following:

•

Howard may, in the ordinary course of business and consistent with past practice, give merit or promotion-based salary or wage increases to employees who would normally be eligible for a merit or promotion-based salary or wage increase, including Howard’s named executive officers, during the period from the date of the merger agreement through the closing date of the merger, not to exceed the dollar amount of the budgeted salary expense as disclosed to F.N.B.;

•	Howard may pay bonuses for 2021 performance in accordance with its short-term incentive plan and based upon achievement of actual performance levels;

•

Howard may make changes to compensation arrangements that are required by applicable law or which are advisable in order to comply with Section 409A of the Code or to prevent or reduce the imposition of an excise tax under Section 4999 of the Code, subject to F.N.B.’s opportunity to review and comment on those changes; and

•	Howard may make required contributions to the Howard Bank 401(k) Plan and all other 401(k) plans of Howard or its ERISA affiliates;

•

hire any person as an employee of Howard or any of its subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of the merger agreement, (ii) to fill any vacancies existing as of the date of the merger agreement or (iii) to fill any vacancies arising after the date of the merger agreement at a comparable level of compensation with persons whose employment is terminable at the will of Howard or its subsidiaries, as applicable; provided, however, that the total salary and target bonus opportunity for any such person hired or promoted may not exceed $125,000; provided, further that the total salary and wage expense for all such persons hired or promoted shall not cause Howard to exceed, in the aggregate, the dollar amount for the budgeted salary and wage expense as disclosed to F.N.B.;

•	engage in any new loan transaction with any of Howard’s officers or directors or any other related party;

•

manage its securities portfolio in a manner materially inconsistent with its policies as in effect as of the date of the merger agreement, provided that Howard will also provide F.N.B. with a monthly update regarding its investment strategy for the upcoming three month period; provided further, Howard will not purchase any debt securities other than (i) debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investor Services, and (ii) having a duration not exceeding two years; or

•	agree to take, make any commitment to take or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

F.N.B. also agreed that while the merger is pending, it will not take or permit its subsidiaries to take certain actions, unless permitted by the merger agreement or Howard has consented in advance (such consent not to be unreasonably withheld, conditioned or delayed). For example, F.N.B. and its subsidiaries will not:

•	amend or repeal its articles of incorporation or its bylaws, other than amendments that would not be adverse to Howard or its stockholders or impede F.N.B.’s ability to complete the merger;

•

declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of F.N.B., except for (1) regular quarterly cash dividends, or (2) dividends and distributions from a subsidiary of F.N.B. to either F.N.B. or a wholly-owned subsidiary of F.N.B.;

•

split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of F.N.B., except upon exercise of outstanding stock options in accordance with existing terms;

•

purchase, redeem or otherwise acquire any shares of capital stock or securities of Howard or any Howard subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy withholding tax obligations upon settlement of any restricted stock award or exercise of any stock option);

•	take any action, or knowingly fail to take any action, that would be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that is intended or is reasonably likely to result in any of the conditions precedent of the merger not being satisfied, except as may be required by applicable law;

•	make any material investment in another entity that would be reasonably expected to prevent or materially impede or delay the completion of the merger;

•

take any action that would be reasonably likely to materially impede or delay the ability of F.N.B. or Howard to obtain necessary approvals from regulatory agencies or governmental entities for the merger; or

•	agree to take, or make any commitment to take, or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

Regulatory Matters

F.N.B. agreed to prepare and file with the SEC, within 45 days after July 12, 2021, a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Howard is responsible for preparing and furnishing information about itself and its directors, officers and stockholders to F.N.B. to include in the registration statement, and for obtaining any needed opinions and consents from its independent auditor. F.N.B. and Howard will use their reasonable best efforts to have the registration statement declared effective under the Securities Act. Howard agreed that it will promptly mail the proxy statement/prospectus to its stockholders once the registration statement is declared effective.

F.N.B. and Howard agreed to cooperate with each other and use their reasonable best efforts to prepare and file all documentation, applications, notices, petitions and filings within 45 days after July 12, 2021, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to complete the merger. F.N.B. and Howard will consult with each other to obtain all permits, consents, approvals and authorizations from third parties, regulatory agencies and governmental entities and will keep each other apprised as to the status of matters relating to the completion of the merger. If a decree, judgment, injunction or other order would restrain, prevent or delay the completion of the merger, F.N.B. and Howard agree to use their reasonable best efforts to prevent the decree, judgment, injunction or order from being entered, or to seek to have the decree, judgment, injunction or order vacated or overturned, and otherwise agree use their reasonable best efforts to avoid or eliminate every impediment so as to allow the merger to be completed as soon as possible. However, neither F.N.B. nor Howard is obligated to take any action or accept any condition or restriction in connection with obtaining a permit, consent, approval or authorization if the restriction would be reasonably likely to have a material adverse effect on the surviving corporation of the merger. We refer to that type of action or restriction as a “materially burdensome regulatory condition.”

Each of F.N.B. and Howard also agreed to allow the other party to review in advance all information relating to the other party which appears in a filing or other submission made with any third party, regulatory agency or governmental entity in connection with the merger.

Access to Information

F.N.B. and Howard each agreed that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will provide the other party (and its officers, employees, accountants, counsel and other representatives) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested. All information so provided will be kept confidential pursuant to a pre-existing confidentiality agreement between F.N.B. and Howard.

Stockholder Approval

Howard agreed to hold a special meeting of its stockholders as soon as it is reasonably practicable for the purpose of obtaining the necessary Howard stockholder vote to approve the merger agreement and the merger. In addition, the merger agreement provides that (1) Howard’s board of directors will make a recommendation for the Howard stockholders to approve the merger, (2) the board’s recommendation in favor of the merger agreement and the merger will be included in this proxy statement/prospectus, and (3) subject to the board’s exercise of its fiduciary duties if Howard receives a superior proposal, as discussed later in this summary, Howard will use its reasonable best efforts to obtain the Howard stockholders’ vote in favor of the merger agreement and merger. Furthermore, Howard agreed it will convene the special meeting of its stockholders for the purpose of obtaining the necessary stockholder vote to approve the merger agreement and merger, notwithstanding the existence of an alternative acquisition proposal, or a change in the board of director’s recommendation to the Howard stockholders.

Listing on NYSE

F.N.B. is required to cause the shares of F.N.B. common stock that will be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger.

Employee Benefit Plans

The merger agreement requires F.N.B. to honor and continue to perform, from and after the effective time of the merger, all benefit obligations to, and contractual rights of, current and former Howard employees and current and former Howard directors, which exist as of the closing date under any Howard employee benefit or compensation plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of Howard or its subsidiaries or their dependents and beneficiaries.

F.N.B. agreed it will take all reasonable action, as soon as administratively practicable after the merger is completed, so that each person who is an employee of Howard or any of its subsidiaries will be entitled to participate in each F.N.B. employee benefit plan of general applicability to the same extent as similarly situated employees of F.N.B. and its subsidiaries. F.N.B. will recognize the length of service credited to each Howard employee under the Howard employee benefit plans for purposes of determining eligibility to participate in, and vesting of benefits under, such F.N.B. employee benefit plans, and solely for purposes of F.N.B. severance and vacation plans, policies and programs, for purposes of determining the benefit amount, unless recognition of the service credit for any of the purposes would result in duplication of benefits.

F.N.B. will cause its medical, dental and health plans, to the extent reasonably practicable and available from its insurers, to:

•	waive any pre-existing condition limitation to the extent such conditions were satisfied or waived under the analogous Howard plan;

•

waive any waiting period limitation or evidence of insurability requirement to the extent the Howard employee or his or her dependent, as applicable, already satisfied any similar limitation or requirement under the corresponding Howard plan; and

•

credit the Howard employee and his or her dependent (to the same extent that credit was given under the corresponding Howard plan) for any deductibles, co-payments and coinsurance paid before completion of the merger for purposes of satisfying any applicable deductible, co-payment, coinsurance or out-of-pocket requirements under the applicable F.N.B. benefit plan.

For the period beginning upon the completion of the merger and ending on the first anniversary thereof, F.N.B. also will provide severance payments and benefits to Howard employees (as of immediately prior to the effective time of the merger) that are no less than the severance payments and benefits specified by Howard, or the severance payments and benefits available to similarly situated F.N.B. employees, whichever is more favorable.

F.N.B. will file a registration statement on Form S-8 with the SEC with respect to each of the Howard equity plans assumed by F.N.B. and the shares of F.N.B. common stock subject to the assumed Howard stock options that were originally granted under such plans and the assumed Howard restricted stock unit awards, and use commercially reasonable efforts to maintain the effectiveness of each such registration statement for so long as such assumed Howard stock options and Howard restricted stock unit awards remain outstanding.

Termination of Howard 401(k) Plans

Howard agreed to take such actions as F.N.B. may reasonably request to cause the Howard Bank 401(k) Plan and all other 401(k) plans sponsored by Howard or its ERISA affiliates, or to which Howard or its ERISA affiliates contribute to (or has any director or indirect liability), to be terminated immediately before the merger is completed, with the accounts of all participants and beneficiaries to become fully vested on the date of termination. Howard employees who become employees of F.N.B. on the completion of the merger will become eligible to participate in the F.N.B. Corporation Progress Savings 401(k) Plan and will be permitted to roll over their account balances and loans from the Howard 401(k) plans to the F.N.B. Corporation Progress Savings 401(k) Plan.

Howard also agreed it will freeze or terminate any of its other benefit plans, including any non-qualified deferred compensation plan, and freeze all post-retirement benefits available under any Howard benefit plan, immediately before completion of the merger, if requested by F.N.B.

Howard will cause each trustee or administrator to all of its benefit plans to be removed upon completion of the merger, and appoint F.N.B. (or a subsidiary or committee of F.N.B.) to replace such trustee or administrator.

Indemnification and Insurance

From and after the time the merger is completed, to the fullest extent currently provided under applicable law and the articles of incorporation and bylaws of Howard, F.N.B. will be obligated to indemnify and hold harmless each current and former director and officer of Howard and its subsidiaries, and each person who served at the request of Howard or its subsidiaries as a director, officer, employee, member, trustee or fiduciary of another entity, against any losses, claims, liabilities and fees and expenses in connection with any claim, suit, proceeding or investigation that is initiated or threatened against any of those persons because of his or her service to Howard, its subsidiaries or another entity at the request of Howard or its subsidiaries, or in relation to the merger agreement. F.N.B. will also advance expenses as incurred by those persons prior to the final disposition of the claim, suit, proceeding or investigation; however, the person receiving the advanced expenses must provide an undertaking to repay the advanced expenses to F.N.B. if it is ultimately determined that he or she was not entitled to indemnification. F.N.B. agreed it will honor this obligation, regardless of whether the claim, suit, proceeding or investigation is initiated before or after the completion of the merger.

F.N.B. also agreed to purchase and maintain directors’ and officers’ liability insurance and fiduciary liability insurance policies that cover the persons who are currently covered by Howard’s directors’ and officer’s liability insurance or fiduciary liability insurance policies. The insurance coverage to be purchased by F.N.B. shall cover acts or omissions that may occur at or before the completion of the merger and shall have at least the same coverage amounts and contain coverage terms and conditions that are not less advantageous than policies of Howard. F.N.B. is required to maintain this insurance coverage for six years following the completion of the merger. However, F.N.B. is not required to pay annual premiums in excess of 300% of the annual premium currently paid by Howard for that insurance. If F.N.B. is unable to maintain Howard’s existing policies or obtain a substitute policy for that amount, F.N.B. will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

Mid-Atlantic Regional Advisory Board

As of the effective time of the Merger, F.N.B. will appoint two current directors of the Howard board of directors, to be mutually selected by the parties, to serve as the Chairperson and Vice Chairperson of the F.N.B. Mid-Atlantic Regional Advisory Board, for a minimum term of two years.

Conversion of Information Systems

F.N.B. and Howard agree to cooperate in planning the conversion of the data processing and related information systems maintained by Howard, to F.N.B.’s corresponding systems. F.N.B. and Howard agree that the separate information systems of Howard will be converted to F.N.B.’s corresponding systems after the merger is completed.

Assumption of Howard Debentures

As of the effective time of the merger, F.N.B. will assume all rights and obligations of Howard under and relating to the certain debentures of Howard, including the due and punctual payment of the principal of and any premium and interest on the Howard debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the Howard debentures to be performed or observed by Howard. Also as of the effective time, the trust preferred securities included in the Howard debentures will rank pari passu to F.N.B.’s trust preferred securities issued and outstanding from time to time and the subordinated debt securities included in the Howard debentures will rank pari passu to F.N.B.’s subordinated debt obligations issued and outstanding from time to time.

Agreement Not to Solicit Other Offers

Howard agreed to certain restrictions that may discourage a third party from submitting an acquisition proposal to Howard that might result in greater value to Howard’s stockholders than the merger with F.N.B., or may result in a potential acquirer proposing to pay a lower per share price to acquire Howard than it might otherwise have proposed to pay. Specifically, subject to the exceptions described below, Howard agreed:

•	that it will cease any discussions or negotiations regarding other acquisition proposals (as defined below);

•

that it will notify F.N.B. within 24 hours if it receives another acquisition proposal, along with a description of the material terms and conditions of the acquisition proposal, and will keep F.N.B. apprised of any developments, discussions and negotiations relating to the acquisition proposal, including any amendments or revisions to the terms of the acquisition proposal; and

•	that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, knowingly encourage or facilitate an acquisition proposal or inquiries relating to a potential acquisition proposal;

•

enter into or participate in any discussions or negotiations with, furnish any information to, afford access to its business, properties, assets, books or records to, or otherwise cooperate with or knowingly assist, participate in or facilitate or encourage any effort by, another party that is seeking to make, or has already made, an acquisition proposal; or

•	except as provided in the merger agreement, approve, endorse, recommend or enter into a letter of intent, agreement or other commitment with any party relating to an acquisition proposal.

As used in the merger agreement, an “acquisition proposal” means any inquiry, proposal, offer, regulatory filing or other disclosure of an intention to:

•	acquire, directly or indirectly, a business that constitutes 20% or more of the total revenues, net income or net assets of Howard and its subsidiaries, taken as a whole;

•

acquire, directly or indirectly, an amount of Howard common stock that causes an acquirer’s holdings of Howard common stock to exceed for the first time 20% of the outstanding shares of Howard common stock;

•	conduct a tender offer or exchange offer that would result in any person beneficially owning 20% or more of any class of equity securities of Howard; or

•	conduct a merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Howard, other than the proposed merger with F.N.B.

However, the merger agreement allows Howard to consider and participate in discussions and negotiations with respect to a bona fide acquisition proposal from a party other than F.N.B. if:

•

the Howard board of directors concludes in good faith, based on the information then available and after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failure to do so would be reasonably likely to violate their fiduciary duties under applicable law, and that the acquisition proposal could reasonably be expected to lead to a superior proposal (as defined below); and

•

Howard enters into a confidentiality agreement with the party that made the acquisition proposal before providing it with any information or data about Howard, and the confidentiality agreement contains confidentiality terms that are no less favorable to Howard than those contained in its confidentiality agreement with F.N.B.

Definition of “Superior Proposal”

“Superior proposal” means any bona fide, unsolicited, written acquisition proposal made by a third party to acquire more than 50% of the outstanding shares of Howard common stock, or all or substantially all of Howard’s consolidated assets, for cash or a combination of cash and stock, which the Howard board of directors has determined in good faith, meets the following criteria:

•	the proposal contains terms that are more favorable to Howard than the terms of the proposed merger with F.N.B.;

•	the party making the proposal has financing that is fully committed or reasonably determined to be available by the Howard board of directors; and

•	the transaction described by the proposal is reasonably capable of being completed.

Additionally, the Howard board of directors’ conclusion that an acquisition proposal is a superior proposal must be based on the information then available after consultation with its financial advisors and outside counsel and must take into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the party making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation.

Ability of the Howard Board of Directors to Change Its Recommendation of the Merger

In any case, the merger agreement allows the Howard board of directors to withdraw, modify or qualify its recommendation of the merger in a manner adverse to F.N.B., or condition or refuse to recommend the merger with F.N.B., if it concludes in good faith, based on the information then available and after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failure to do so would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

Even if the Howard board of directors withdraws or qualifies its recommendation of the merger with F.N.B., Howard will be required to submit the merger agreement to a vote of its stockholders at a meeting called for that purpose. In such a case, Howard’s board of directors may submit the merger agreement to Howard’s stockholders without recommendation and communicate the reason(s) for its lack of recommendation. Until the merger agreement is terminated, the only acquisition proposal Howard may submit to its stockholders is the merger with F.N.B.

Conditions to Completion of the Merger

The merger agreement contains a number of closing conditions. Howard and F.N.B. are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both Howard and F.N.B. In other words, neither party will be required to complete the merger unless the conditions listed below are satisfied (or waived):

•	the Howard common stockholders have approved the merger agreement and the merger;

•	the shares of F.N.B. common stock to be issued in the merger have been approved for listing on the NYSE;

•

all regulatory approvals that the parties are required to obtain to complete the merger have been received and none of the regulatory approvals will have resulted in a materially burdensome regulatory condition;

•

the registration statement for the F.N.B. common stock to be issued in the merger has been declared effective under the Securities Act and no stop order or proceedings for issuance of a stop order have been initiated or threatened by the SEC; and

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger.

In addition, the merger agreement contains separate closing conditions of Howard which must be satisfied in order for Howard to be obligated to close the merger, and separate closing conditions of F.N.B. which must be satisfied in order for F.N.B. to be obligated to close the merger. Certain of these closing conditions, as listed below, are based on whether the representations and warranties made by the other party are true and correct and whether the other party has performed all of its obligations under the merger agreement. Individually, Howard or F.N.B. will not be obligated to close the merger unless:

•

the representations and warranties in the merger agreement from the other party are true and correct both as of the date of the merger agreement and as of the closing date (or, if another date is specified in the representation and warranty, as of that other date), and the other party has delivered an officer’s certificate certifying that this condition has been met; however, in the case of most of the representations and warranties, one or more inaccuracies will not cause a failure of the closing condition if the inaccuracies would not be reasonably likely to result in a material adverse effect (as defined in the merger agreement) on the party making such representation and warranty;

•	the other party has performed all of its obligations under the merger agreement in all material respects and has delivered an officer’s certificate certifying that this condition has been met; and

•	it has received a legal opinion from its outside tax counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Neither party can provide assurance as to when, or if, all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has any reason to believe that those conditions will not be satisfied.

Termination of the Merger Agreement

Right of Either F.N.B. or Howard to Terminate the Merger Agreement. The merger agreement may be terminated at any time before the merger is completed by mutual consent of F.N.B. and Howard (which has been authorized by a majority vote of the entire board of directors of each party). Also, either party, acting alone, has the right to terminate the merger agreement in any of the following circumstances:

•

the approval of a governmental entity, which is required for completion of the merger between F.N.B. and Howard or completion of the bank merger between First National Bank of Pennsylvania and Howard Bank, has been denied by final and non-appealable action, or an application for such approval has been permanently withdrawn at the request of the governmental entity, or the governmental entity has issued a final nonappealable order, injunction or decree permanently enjoining or prohibiting the merger, unless the denial was caused by the failure of the terminating party to perform its obligations under the merger agreement;

•

the merger was not completed by 5:00 p.m. Eastern Time on June 30, 2022, unless the failure to complete the merger by that date was caused by the failure of the terminating party to perform its obligations under the merger agreement;

•

the other party has breached its representations and warranties or any of its performance obligations under the merger agreement to such a degree that the closing conditions cannot be satisfied, and the breach cannot or has not been cured by the earlier of June 30, 2022, or the 30th day after written notice of the breach was given; or

•

Howard convened a special meeting of its stockholders for the purpose of obtaining their approval of the merger agreement and the merger, but failed to obtain such approval, except that Howard is not allowed to exercise this termination right if it took certain actions which could substantially increase the likelihood that a vote of the Howard stockholders in favor of the merger will not be obtained: i.e., Howard materially breached its obligation to call a stockholders’ meeting as soon as reasonably practicable, or to recommend that the Howard stockholders approve the merger agreement and the merger, or to use reasonable best efforts (subject to the exercise of the Howard board of directors’ fiduciary duties) to obtain the necessary vote of the Howard stockholders to approve the merger agreement and the merger.

Right of F.N.B. to Terminate. In addition to the other termination rights of F.N.B. above, F.N.B. may terminate the merger agreement at any time before the merger agreement and merger have been approved by Howard stockholders (and Howard would be obligated to pay F.N.B. the termination fee described below) if:

•	Howard has breached its agreement not to solicit other acquisition proposals in a manner materially adverse to F.N.B.;

•

the Howard board of directors has failed to recommend approval of the merger agreement and the merger to the Howard stockholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to F.N.B.;

•	the Howard board of directors has approved, recommended or endorsed an acquisition proposal from a party other than F.N.B.; or

•	Howard has failed to convene and hold the special meeting of Howard stockholders to vote on the proposal to approve the merger agreement and the merger.

Right of Howard to Terminate. In addition to the other termination rights of Howard above, Howard may terminate the merger agreement at any time before the merger agreement and merger have been approved by Howard stockholders, if Howard will concurrently enter into an acquisition proposal with a party other than F.N.B., which the Howard board of directors has concluded in good faith, after consultation with its financial and legal advisors, is a superior proposal. Additionally, the superior proposal must be unsolicited and otherwise have been obtained by Howard in compliance with the terms of the merger agreement. However, Howard is not entitled to exercise this termination right until it has met the following conditions: (1) Howard has given notice to F.N.B. of its intention to accept a superior proposal and, for a period of at least three business days, negotiated with F.N.B. in good faith to make adjustments to the terms and conditions of the merger agreement with F.N.B. so that the acquisition proposal from the other party no longer constitutes a superior proposal, (2) Howard’s board of directors has considered all of the adjustments proposed by F.N.B. and concluded in good faith, based upon consultation with its financial and legal advisers, that the acquisition proposal of the other party remains a superior proposal even after giving effect to the adjustments proposed by F.N.B., and (3) Howard has paid F.N.B. the termination fee described below.

Howard also may terminate the merger agreement if there has been a substantial decline in F.N.B.’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting Howard to terminate the merger agreement based on a decrease in the market price of F.N.B. common stock reflects the parties’ agreement that Howard’s stockholders will assume the risk of a decline in value of F.N.B. common stock to $9.76 per share under any circumstances and will assume the risk of a more significant decline in value of F.N.B.’s common stock, unless the percentage decline from $12.20 (which was the average closing price of a share of F.N.B. common stock during the ten trading day period ending on July 9, 2021) to the average closing price of F.N.B. common stock during the ten trading day period immediately preceding the Determination Date (defined below) is more than 20% greater than the percentage decrease, if any, in the average closing price of the KBW Nasdaq Regional Banking Index from July 12, 2021 to the Determination Date, using the ten trading days preceding each such date to determine the average closing price of the KBW Nasdaq Regional Banking Index. If the KBW Nasdaq Regional Banking Index is not available, the KBW Nasdaq Bank Index will instead be used. The purpose of this agreement is that a decline in the value of F.N.B. common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions that affect the financial services industry generally instead of factors which affect the value of F.N.B. common stock in particular.

Specifically, Howard may terminate the merger agreement during the five-day period beginning on the first date on which all required regulatory approvals have been received (such date being the “Determination Date”) if all of the following occur:

(i)    the average daily closing price of a share of F.N.B. common stock during the ten trading days immediately preceding the Determination Date (the “F.N.B. Market Value”) is less than 80% of $12.20;

(ii)    the quotient obtained by dividing the F.N.B. Market Value by $12.20 (the “F.N.B. Ratio”) is less than the quotient obtained by dividing the average closing price of the KBW Nasdaq Regional Banking Index during the ten-trading day period immediately preceding the Determination Date by $118.54 (which was the average closing price of the KBW Nasdaq Regional Banking Index during the ten trading day period ending on July 9, 2021), minus 0.20 (the “Index Ratio”); and

(iii)    during the five-business day period commencing on the Determination Date, a majority of the Howard board of directors votes to terminate the merger agreement.

With respect to condition (ii) described above, if the KBW Nasdaq Regional Banking Index is not available during the ten-trading day period immediately preceding the Determination Date, the same calculation will be made using the KBW Nasdaq Bank Index for each period.

Even if the first two conditions described above are met, the Howard board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the Howard board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the Howard board of directors would consult with its financial and other advisors and would consider all reasonably available financial and other information it deemed material to its decision.

If the Howard Board of Directors determines to terminate the merger agreement, Howard is required to provide prompt written notice thereof to F.N.B. The merger agreement will terminate at the end of the fifth day following the date such notice of termination is provided, although such notice of termination may be withdrawn by Howard at any time prior to the effective time of such termination. During the five-day period commencing with its receipt of the notice of termination, F.N.B. has the option to increase the exchange ratio of 1.8 shares of F.N.B. common stock for each share of Howard common stock so that the value of the merger consideration (based on the F.N.B. Market Value) equals the lesser of:

(x) $17.57, which is the product of the average daily closing price of a share of F.N.B. common stock during the ten trading days immediately preceding the date of the merger agreement, multiplied by 0.80, and further multiplied by 1.8; and

(y) an amount equal to (1) the product of the Index Ratio, multiplied by 0.80, and further multiplied by 1.8, and further multiplied again by the F.N.B. Market Value, divided by (2) the F.N.B. Ratio.

If F.N.B. so elects within such five-day period, it must give prompt written notice to Howard, before the effective time of the termination, of such election and the revised exchange ratio, in which event no termination will occur and the merger agreement will remain in effect in accordance with its terms, with the new exchange ratio being used.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of F.N.B. common stock may be illustrated by the following three scenarios:

(1)    One scenario is that the F.N.B. Market Value is above $9.76. In this event, Howard would not have the right to terminate the merger agreement due to a decline in the market price of F.N.B. common stock.

(2)    A second scenario is that the F.N.B. Market Value is less than $9.76 but that the percentage decline in the price of F.N.B. common stock from the initial measurement price of $12.20 is not more than 20% greater than the percentage decline, if any, in the closing price of the KBW Nasdaq Regional Banking Index

(or, if such index is not available, the KBW Nasdaq Bank Index). Under this scenario, Howard would not have the right to terminate the merger agreement.

(3)    A third scenario is that the F.N.B. Market Value is less than $9.76 and the percentage decline in the price of F.N.B. common stock from the initial measurement price is more than 20% greater than the decline in the closing price of the KBW Nasdaq Regional Banking Index. Under this scenario, Howard would have the right, but not the obligation, to terminate the merger agreement and if Howard does choose to terminate, F.N.B would have the right, but not the obligation, to increase the exchange ratio of 1.8 shares of F.N.B. common stock for each share of Howard common stock so that the value of the merger consideration equals at least the lesser of the two amounts described above.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) each of F.N.B. and Howard will remain liable for its fraud or willful breach of any provision of the merger agreement, and (2) designated provisions of the merger agreement will continue to be in force after the termination, including those relating to payment of the termination fee and expenses and the confidential treatment of information.

Termination Fee

Under any of the following circumstances, Howard must pay F.N.B. a termination fee of $15 million:

•

F.N.B. has terminated the merger agreement before the merger agreement and the merger are approved by the Howard stockholders due to Howard’s breach of its obligation to recommend approval of the merger agreement and merger to its stockholders (for additional information, see “— Termination of the Merger Agreement—Right of F.N.B. to Terminate” above);

•

Howard has terminated the merger agreement in order to enter into an unsolicited acquisition proposal that the Howard board of directors concluded was a superior proposal (for additional information, see the first bullet point under “—Termination of the Merger Agreement—Right of Howard to Terminate” above);

•

during any time that an acquisition proposal made by a party other than F.N.B. has not been withdrawn, the merger agreement is terminated for any of the reasons given below, and within 12 months after that termination, Howard has entered into an agreement to be acquired or is acquired by such other party (whether by merger, an acquisition of substantially all of Howard’s assets, or an acquisition of more than 50% of the outstanding Howard common stock):

•

F.N.B. has terminated the merger agreement because the closing conditions which depend on the accuracy of Howard’s representations and warranties or Howard’s performance of its obligations under the merger agreement could not be satisfied due to a breach by Howard;

•

F.N.B. has terminated the merger agreement because the merger has not occurred before 5:00 p.m. Eastern Time on June 30, 2022, and the requisite vote from the Howard stockholders approving the merger has not been obtained; or

•

Either F.N.B. or Howard has terminated the merger agreement because Howard convened a special meeting of its stockholders for the purpose of obtaining their approval of the merger agreement and the merger, but failed to obtain such approval at such meeting or any adjournment or postponement thereof.

Expenses

In general, F.N.B. and Howard each are responsible for the expenses which it incurs in connection with the negotiation and completion of the merger. F.N.B. and Howard will share equally in the cost of the SEC registration fee and costs and expenses associated with filing the Form S-4 registration statement, the printing of this proxy statement/prospectus, and the mailing of the proxy statement/prospectus to the Howard stockholders.

In addition, if a party breaches any of its representations and warranties or performance obligations to a degree that would prevent a closing condition from being satisfied, and the other party terminates the merger agreement as a result, the breaching party must pay the out-of-pocket expenses incurred by the terminating party in connection with the merger (including fees of legal counsel, financial advisors and accountants), up to a maximum amount of $600,000. However, if Howard becomes liable for payment of the termination fee, it will not also be liable for the payment of F.N.B.’s out-of-pocket expenses.

Amendment of the Merger Agreement; Waiver

The parties may amend the merger agreement and either party may waive a requirement for the other party to comply with any provision in the merger agreement. However, once Howard’s stockholders have approved the merger agreement and the merger, the merger agreement may not be amended except as permitted under applicable law, and any waiver that changes the form or amount of the merger consideration will require the approval of Howard’s stockholders.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the forms of voting agreements, which we include as Appendices B and C to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We encourage you to read the forms of voting agreements carefully and in their entirety.

In connection with the merger agreement, and solely in their capacities as Howard stockholders, the following persons and entities have entered into voting agreements with F.N.B.: Mary Ann Scully, Richard G. Arnold, W. Gary Dorsch, James T. Dresher, Jr., Howard P. Feinglass, Michael B. High, John J. Keenan, Robert D. Kunisch, Jr., Paul I. Latta, Jr., Thomas P. O’Neill, Linda Singh, Robert W. Smith, Jr., and Donna Hill Staton, each of whom serves as a director of Howard; and Priam Capital Fund I, Patriot Financial Partners II, L.P., and Patriot Financial Partners Parallel II, L.P. F.N.B. did not request voting agreements from any other stockholders of Howard. In the voting agreements, each of these stockholders has agreed to vote all shares of Howard common stock that they are entitled to vote in favor of the merger agreement and merger.

In addition, except under limited circumstances, these stockholders agreed not to sell, assign, transfer or otherwise dispose of or encumber their respective shares of Howard common stock prior to the record date for the special meeting of the Howard stockholders called for the purpose of voting on the merger agreement and merger. The voting agreements terminate immediately upon the earliest to occur of: Howard’s receipt of the requisite stockholder approval of the merger agreement and the merger; a change in the Howard board of directors recommendation to the Howard stockholders in a manner adverse to F.N.B.; the termination of the merger agreement in accordance with its terms; or the mutual written agreement of F.N.B. and the individual stockholder.

As of September 27, 2021, there were 5,081,991 shares of Howard common stock entitled to vote subject to the voting agreements (excluding stock options), which represented approximately 27.43% of the outstanding shares of Howard common stock entitled to vote as of that date.

ACCOUNTING TREATMENT

F.N.B. will account for the merger as an “acquisition,” as that term is used under U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, Howard’s assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of F.N.B. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of F.N.B. issued after the merger will include these fair values and Howard’s results of operations from the effective time of the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the U.S. federal income tax consequences of the merger that apply generally to “U.S. holders” (as defined below) of Howard common stock who exchange such stock for shares of F.N.B. common stock pursuant to the merger. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Howard common stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of Howard common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person for federal income tax purposes; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Howard common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Howard common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of Howard common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of Howard common stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to U.S. holders of Howard common stock that are subject to special rules, including:

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	financial institutions;

•	retirement plans;

•	insurance companies;

•	expatriates or holders who have a “functional currency” other than the U.S. dollar;

•	pass-through entities and investors in those entities;

•	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

•	traders in securities that elect to use the mark-to-market method of accounting.

In addition, this discussion does not address any alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither F.N.B. nor Howard has obtained or sought to obtain a ruling from the IRS regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

The closing of the merger is conditioned on the delivery of opinions of Reed Smith LLP and Nelson Mullins Riley & Scarborough LLP, dated the closing date of the merger, to the effect that, based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In the opinion of Reed Smith LLP and Nelson Mullins Riley & Scarborough LLP, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the tax consequences described below. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, including the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, Reed Smith LLP and Nelson Mullins Riley & Scarborough LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of F.N.B. and Howard and will assume that these representations are true, correct and complete, and that F.N.B. and Howard, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied, the U.S. federal income tax consequences of the merger could be adversely affected.

Exchange of Howard common stock for F.N.B. common stock. Each holder of Howard common stock who receives F.N.B. common stock in the merger generally will not recognize gain or loss (except to the extent of cash received in lieu of fractional shares, as discussed below).

In general, the aggregate tax basis in the shares of F.N.B. common stock that Howard stockholders will receive upon the merger will equal such holders’ aggregate tax basis in the shares of Howard common stock surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell. A Howard stockholder’s holding period for the shares of F.N.B. common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder’s holding period for the shares of Howard common stock surrendered in the merger.

If U.S. holders of Howard common stock acquired different blocks of shares of Howard common stock at different times or at different prices, such holders’ basis and holding period in their shares of F.N.B. common stock may be determined with reference to each block of shares of Howard common stock. Any such holders should consult their tax advisors regarding the manner in which shares of F.N.B. common stock received in the exchange should be allocated among different blocks of shares of Howard common stock and with respect to identifying the bases or holding periods of the particular shares of F.N.B. common stock received in the merger. Because these rules are complex, we recommend that each Howard stockholder who may be subject to these rules consult his, her, or its own tax advisor.

Cash Received in Lieu of a Fractional Share. Howard stockholders who receive cash instead of fractional shares of F.N.B. common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the shares of Howard common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding. Backup withholding on any cash payments received in the merger in lieu of fractional shares at the applicable rate (currently at a rate of 24%) may, under certain circumstances, apply unless a U.S. holder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder who does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and generally may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements. U.S. holders are required to retain permanent records and make such records available to any authorized IRS officers and employees. In addition, a “significant holder” of shares of Howard stock for U.S. federal income tax purposes who receives shares of F.N.B. common stock upon completion of the merger will be required to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a Howard stockholder is only a “significant holder” if the person, immediately before the merger, owns at least 5% of the outstanding stock of Howard or has a basis of $1,000,000 or more in securities of Howard. Such statement must include the holder’s tax basis in and fair market value of Howard’s shares surrendered in the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF F.N.B. CAPITAL STOCK

As a result of the merger, Howard stockholders who receive shares of F.N.B. common stock in the merger will become shareholders of F.N.B. The following summary of F.N.B. capital stock, including the common stock to be issued in the merger, is not complete and is qualified by reference to the F.N.B. articles of incorporation and the F.N.B. bylaws. You are encouraged to read the applicable provisions of Pennsylvania law, the F.N.B. articles of incorporation and the F.N.B. bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

Common Stock

F.N.B. is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share. As of September 27, 2021, there were 318,921,616 shares of F.N.B. common stock outstanding.

Voting and Other Rights. The holders of F.N.B. common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon such matter. In an uncontested director election, each director is elected by a majority of votes cast. If an incumbent director fails to obtain enough votes to be re-elected and a successor director is not elected at the same meeting, the director who failed to be re-elected will promptly tender his or her resignation to the board of directors. The board of directors will accept or reject the resignation, taking into account the recommendation of its nominating and corporate governance committee. In a contested election, directors are elected by a plurality of the votes cast. Shareholders do not have the right to cumulate their votes in elections of directors.

In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of shares of F.N.B. preferred stock then outstanding. For a description of the F.N.B. preferred stock currently outstanding, see “ —Preferred Stock” below.

F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of F.N.B.’s then outstanding preferred stock. F.N.B.’s payment of distributions is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it had been dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. F.N.B. may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, F.N.B. relies primarily on dividends from its subsidiaries as a source of funds to meet its corporate obligations. F.N.B.’s ability to pay dividends to shareholders is largely dependent on dividends from its subsidiaries, principally its banking subsidiary, First National Bank of Pennsylvania. The right of F.N.B. to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of those subsidiaries. Under U.S. federal law, the amount of dividends that a national bank such as First National Bank of Pennsylvania may pay in a calendar year is dependent on the amount of net income for the current year combined with its retained net income for the two preceding years. Also, bank regulators have the authority to prohibit First National Bank of Pennsylvania from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Transfer Agent. The transfer agent and registrar for F.N.B.’s common stock is Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, New York 11717, telephone number 1-844-877-8750 (inside U.S. and Canada) and 1-720-414-6883 (outside U.S. and Canada).

For more information regarding the rights of holders of F.N.B. common stock, see “Comparison of Shareholders’ Rights” beginning on page 105.

Preferred Stock

F.N.B.’s board of directors is authorized to provide for the issuance by F.N.B. of up to 20,000,000 shares of preferred stock, par value $0.01 per share, without shareholder approval unless otherwise required. F.N.B.’s board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of F.N.B. preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of F.N.B. common stock. If so determined by F.N.B.’s board of directors, shares of F.N.B. preferred stock may have dividend, redemption, voting and liquidation rights that take priority over its common stock, and may be convertible into F.N.B. common stock.

Series E Preferred Stock. On October 31, 2013, pursuant to action by its board of directors, F.N.B. amended its articles of incorporation to fix the designations, preferences, limitations and relative rights of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”). There currently are 110,877 shares of Series E Preferred Stock issued and outstanding.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to receive, if, when and as declared by the F.N.B. board of directors, non-cumulative cash dividends at a rate per annum equal to 7.25% payable quarterly in arrears. No dividends may be paid on F.N.B.’s common stock or other junior stock unless all the full dividends for the latest dividend period have been declared and paid on all outstanding shares of the Series E Preferred Stock. F.N.B. may, at its option, redeem the Series E Preferred Stock on or after February 15, 2024, in whole or in part, at a redemption price equal to the liquidation amount per share ($1,000) plus the per share amount of any declared and unpaid dividends. The Series E Preferred Stock is also redeemable at F.N.B.’s option upon the occurrence of certain events affecting the treatment of the Series E Preferred Stock for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board or other appropriate federal banking agency. In the event of a liquidation, dissolution or winding-up of F.N.B., the holders of the Series E Preferred Stock will be entitled to receive an amount per share equal to the liquidation amount per share ($1,000), plus any declared and unpaid dividends prior to the payment of the liquidating distribution, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series E Preferred Stock, but before any distribution of assets is made to holders of F.N.B. common stock or any other class or series of F.N.B. capital stock ranking junior to the Series E Preferred Stock with respect to distributions on liquidation, dissolution or winding-up.

Holders of the Series E Preferred Stock have no voting rights except in limited circumstances, including: the right to elect two directors, whose seats will be automatically added to the then-current board of directors of F.N.B. in certain circumstances where dividends have not been paid for six or more quarterly dividend periods; the right to vote on the authorization, creation or issuance of shares of a class or series of stock that is senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of F.N.B.; the right to vote on amendments to the F.N.B. articles of incorporation which adversely affect the rights, preferences, privileges or special powers of the Series E Preferred Stock; and the right to vote on a binding share exchange or re-classification involving the Series E Preferred Stock or a merger or consolidation of F.N.B. unless the Series E Preferred Stock remains outstanding or is exchanged for preference securities that are not materially less favorable than the terms of the Series E Preferred Stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

After the merger, the Howard stockholders will become shareholders of F.N.B. and their rights will be governed by F.N.B.’s articles of incorporation, F.N.B.’s bylaws and the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law. The following is a summary of the material differences between (1) the current rights of Howard stockholders under the Maryland General Corporation Law, or the MGCL, and Howard’s charter and bylaws, and (2) the current rights of F.N.B. shareholders under the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law and F.N.B.’s articles of incorporation and bylaws. For information as to how to get the full text of F.N.B’s articles of incorporation or bylaws or Howard’s charter and bylaws, see “Where You Can Find More Information” beginning on page 120.

The following summary is not intended to be a complete statement of the differences affecting the rights of Howard’s stockholders who become F.N.B. shareholders, but rather as a summary of the more significant differences affecting the rights of those shareholders and certain important similarities. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of F.N.B. and the charter and bylaws of Howard. F.N.B. and Howard encourage you to read F.N.B.’s articles of incorporation and bylaws, Howard’s charter and bylaws, the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law, the MGCL and federal law governing bank holding companies.

Quorum of Shareholders

Howard

Under Howard’s bylaws, unless Maryland law or the Howard’s charter provides otherwise, at any meeting of stockholders, the presence in person or by proxy of the holders of record of a majority of the shares of Howard’s capital stock issued and outstanding and entitled to vote thereat shall constitute a quorum.

F.N.B.

Under the Pennsylvania Business Corporation Law and F.N.B.’s bylaws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a matter to be considered, whether represented in person or by proxy, constitute a quorum for action on the matter, except as otherwise required by law or the articles of incorporation.

Adjournment of Shareholder Meetings

Howard

Howard’s bylaws provide, whether or not a quorum is present, a meeting of stockholders may be adjourned from time to time by Howard’s Chair of the board of directors, or, in his or her absence or inability to act, by Howard’s President, or, if none of said persons is present or able to act, by an individual appointed by Howard’s board of directors to be the chair of the meeting.

F.N.B.

Under the Pennsylvania Business Corporation Law and F.N.B.’s bylaws, if a quorum is not present, the holders of a majority of the shares represented who would be entitled to vote if a quorum were present, may adjourn such meeting from time to time.

Call of Special meeting of Shareholders

Howard Under the MGCL, a special meeting of stockholders may be called by the president of the corporation, the board of directors or any other person specified in the corporation’s charter or bylaws.

F.N.B.

F.N.B.’s bylaws provide that special meeting of shareholders may be called by the Chairman of the Board; the Chief Executive Officer; the President; a majority of the F.N.B. board of directors; or the holders of not less than 25% of the outstanding

Under Howard’s bylaws, special meetings of the stockholders may be called at any time for any purpose or purposes by the Chair of the board of directors, the Chief Executive Officer, or by at least two-thirds of the members of the board of directors, and shall be called by the Chair of the board of directors, the Chief Executive Officer, the Secretary or any of Howard’s directors upon the written request of the holders of at least 50% of all the shares outstanding and entitled to vote on the business to be transacted at such meeting.

shares of F.N.B. entitled to vote on the issue proposed.

Shareholder Consent in Lieu of Meeting

Howard

Under the MGCL and Howard’s bylaws, action required to be taken or that may be taken at any meeting of Howard’s stockholders, may be taken without a meeting, without prior notice and without a vote, if the following are filed with the records of stockholders’ meetings: (i) a unanimous written consent that sets forth the action is provided in writing or by electronic transmission by each stockholder entitled to vote on the matter and (ii) a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at the meeting.

If authorized by the charter, holders of shares of common stock may act by the written consent of the holders of the shares necessary to approve the action at a meeting. Howard’s charter does not address action by common stockholders without a meeting, therefore, unanimous consent is required for such action without a meeting.

F.N.B.

Any action that may be taken at a meeting of the shareholders of F.N.B. may be taken without a meeting, if one or more written consents describing the action are signed by the holders of the minimum number of votes that would be required to authorize that action at a meeting. An action taken by consent will only become effective upon compliance with certain delivery and notice requirements.

Dissenters’ Rights

Howard

Under the MGCL, a stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if the corporation consolidates or merges with another corporation, the stockholder’s stock is to be acquired in a share exchange, the corporation transfers its assets in a manner requiring stockholder action under the MGCL, the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the corporation’s charter, the corporation engages in a business combination with an interested stockholder or an affiliate thereof, for a period of five

F.N.B.

Under the Pennsylvania Business Corporation Law, shareholders have dissenters’ rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business and special treatment of a class or series of shares.

Dissenters’ rights generally are not available if the shares are listed on a national securities exchange or if the corporation’s shares are held beneficially of record by at least 2,000 persons. Additionally, dissenters’ rights are not available in certain mergers where shareholder approval is not required.

years following the most recent date on which the interested stockholder became an interested stockholder, or the corporation is converted into another entity.

However, under the MGCL, a stockholder of the corporation may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if (i) any shares of the class or series of the stock is listed on a national securities exchange, unless each of the following apply: (a) in the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except (1) stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item, (2) cash in lieu of fractional shares of stock or fractional depositary receipts described in item (1), or (3) any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (1) and (2); (b) the directors and executive officers of the corporation were the beneficial owners in the aggregate of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1 (one)-year period ending on the day the stockholders voted on the merger; and (c) unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors, any stock held by persons described in (b), as part of or in connection with the transaction and within the 1 (one)-year period described in (b), will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series; (ii) the stock is that of the successor in a merger, unless (a) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of the provisions for the treatment of fractional shares of stock in the successor; (iii) the stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction; or (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

As permitted by the MGCL, Howard’s charter provides that holders of Howard common stock are not entitled to exercise the rights of an objecting stockholder under the MGCL, other than such, if any, as the Howard Board of directors, in its sole discretion, may determine.

Derivative Actions

Howard

Under Maryland law, any of Howard’s stockholders may bring an action in Howard’s name to procure a judgment in Howard’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Howard’s common shares at the time of the transaction to which the action relates (or is someone whose shares have devolved by operation of law thereafter from someone who, at the time of the transaction, held such shares) and complies with certain procedural requirements under Maryland law and Howard’s bylaws.

F.N.B.

Under the Pennsylvania Business Corporation Law, a shareholder may maintain a derivative suit, even if the shareholders was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice would result without such suit.

Dividends and Distributions

Howard

Holders of Howard common stock are entitled, when declared by the Howard board, to receive dividends, subject to the rights of holders of any preferred stock. Under the MGCL, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Otherwise, a Maryland corporation may make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

F.N.B.

Under the Pennsylvania Business Corporation Law, subject to any restrictions in a corporation’s articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of shareholders.

F.N.B.’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock.

Classes of Stock with Preferential Rights

Howard

Howard’s charter permits the board of directors to create common stock as well as multiple series of preferred stock having rights and preferences which are senior to or have priority over the Howard common stock.

F.N.B.

The articles of incorporation of F.N.B. permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the F.N.B. common stock.

Issuance of Shares

Howard

Under the MGCL, the board of directors may authorize shares to be issued for consideration after it sets the minimum consideration for the shares or a formal for its determination and fairly describes any consideration other than money. The Howard charter and bylaws do not amend this right.

F.N.B.

Under the Pennsylvania Business Corporation Law, an issuance of stock is approved by the board of directors upon the affirmative vote of a majority of directors present at a meeting if a quorum is present at the time the vote is taken.

Election of Directors; Number and Term

Howard

Under the MGCL, where a quorum is present, directors are elected by a plurality of the votes cast at a meeting of the stockholders, unless otherwise provided in the charter or bylaws. Howard’s charter does not amend this right.

The MGCL requires that a corporation have at least one director and permits the charter or bylaws to govern the number and term of directors.

Howard’s charter provides that the number of its directors shall be not less than five or more than 25, with the Howard board of directors having the power to set the number of directors within those limits. Pursuant to the bylaws, Howard shall have 13 directors, which number may be increased or decreased from time to time by a resolution adopted by a majority of the entire Howard board of directors, where the directors are divided into three classes, as even in number as possible, with the terms of the classes scheduled to expire in successive years. At each annual meeting, Howard’s stockholders elect the members of a single class of directors who are elected to three-year terms.

F.N.B.

F.N.B.’s bylaws provide that F.N.B. shall have such number of directors as the board of directors may determine, which number shall be not less than five nor more than 25. F.N.B.’s bylaws further provide that F.N.B.’s board of directors shall be elected annually at F.N.B.’s annual meeting of shareholders.

F.N.B.’s bylaws provide that in an uncontested director election, each director is elected by a majority of votes cast, and that if an incumbent director fails to be re-elected and a successor director is not elected at the same meeting, the director who failed to be re-elected will promptly tender his or her resignation to the board of directors. The board of directors will accept or reject the resignation, taking into account the recommendation of the nominating and corporate governance committee of the board of directors. In a contested election, the directors will be elected by a plurality of the votes cast.

Nomination of Directors

Howard The MGCL provides that a corporation may require advance notice of stockholder nominations for directors.	F.N.B. F.N.B.’s bylaws provide that directors may be nominated for election to F.N.B.’s board of directors

Howard’s bylaws provide that the Howard board of directors, any nominating committee or person appointed by the board of directors, or any stockholder entitled to vote for the election of directors may make nominations for the election of directors. Nominations to be brought before an annual meeting of stockholders must be submitted not less than 90 nor more than 120 days before the anniversary date of the mailing of proxy materials in connection with the prior year’s annual meeting of stockholders, unless less than 100 days’ prior public disclosure of the date of the annual meeting is made, in which case nominations must be received by the tenth day following such public disclosure of the meeting date. Nominations for special meetings must be received by the tenth day following public disclosure of the date of the special meeting. Nominations must contain certain information regarding the identity and background of the proposed nominee.

by either a resolution of the board of directors or by a shareholder of F.N.B and that a shareholder must make nominations for director by providing F.N.B. with written notice of the shareholder’s intention to nominate a director. F.N.B. must receive the written notice not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the date of the proxy statement released to shareholders in connection with its annual meeting of shareholders in the immediately preceding year. The notice of a shareholder’s intention to nominate a director must include certain information, as specified in F.N.B.’s bylaws.

Removal of Directors; Filling Vacancies on the Board of Directors

Howard

Pursuant to Howard’s charter, directors may be removed only by the affirmative vote of holders of at least 80% of the shares entitled to vote on the matter. Under the MGCL, because the Howard board of directors is divided into classes, directors may only be removed for cause.

Under the MGCL, any vacancies existing on the Howard board of directors may be filled by a stockholders’ vote or by vote of the majority of the directors then in office. If the director is elected by the Howard board of directors to fill a vacancy, then the director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Under Howard’s bylaws, the board of directors has the authority to fill vacancies that occur on the board of directors, including vacancies caused by an increase in the number of directors. A director elected by the Howard board of directors to fill a newly created directorship or to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, and if then reelected at such annual meeting, such reelection shall be for the remaining or new term of the class for which such director shall originally have been chosen.

F.N.B.

F.N.B.’s articles of incorporation provide that the affirmative vote of 75% of the outstanding shares of F.N.B. common stock is required to remove any director or the entire board of directors without cause. Under the Pennsylvania Business Corporation Law and F.N.B.’s bylaws, the remaining directors, even though less than a quorum, may, by majority vote, fill vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office.

Cumulative Voting

Howard Howard’s charter does not permit stockholders to cumulate their votes for directors.

F.N.B.

Under the Pennsylvania Business Corporation Law, shareholders may cumulate their votes in the election of directors unless a corporation’s articles of incorporation do not permit cumulative voting. F.N.B.’s articles of incorporation do not permit cumulative voting.

Indemnification of Officers and Directors

Howard

Under the MGCL, a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or, (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer has been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below).

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the

F.N.B.

Under its bylaws, F.N.B. shall indemnify any director or officer of F.N.B. or its subsidiaries against expenses, including legal fees, judgments, fines and amounts paid in settlement, which were actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, that is brought or threatened to be brought against him or her by reason of his or her performance or status as a director or officer of F.N.B. or one of its subsidiaries or affiliates. Before making that indemnity available to a director or officer, F.N.B.’s board of directors is required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of F.N.B. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. F.N.B.’s bylaws also provide that F.N.B. shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by F.N.B.

With respect to derivative actions, the Pennsylvania Business Corporation Law does not allow a corporation to indemnify a director or officer who is adjudged to be liable to the corporation in respect of the claim, issue or matter for which the director or officer seeks indemnification, unless a court determines that he or she is fairly and reasonably entitled to indemnity.

amount if it is ultimately determined that the standard of conduct has not been met.

Under the MGCL, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding must be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability will have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

The MGCL also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the requisite standard of care. Such determination must be made (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as set forth in (1) of this paragraph (or a committee thereof); or (3) by the stockholders (other than stockholders who are also directors or officers who are parties to the proceeding).

In addition, the MGCL provides that a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.

Howard’s charter and bylaws obligate Howard, to the maximum extent required or permitted by Maryland law, to indemnify its directors and officers, whether serving Howard or another entity at its request, and other employees and agents to such extent as authorized by the Howard board of directors or Howard’s bylaws.

Director Liability

Howard

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Howard’s charter provides that, to the fullest extent permitted by Maryland law, no director or officer of Howard will be personally liable to Howard or its stockholders for money damages.

F.N.B.

The bylaws of F.N.B. provide that a director is not personally liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director, as described under Chapter 17, Subchapter B of the Pennsylvania Business Corporation Law, and the director’s breach of, or failure to perform, those duties constitutes self-dealing, willful misconduct or recklessness. However, the Pennsylvania Business Corporation Law does not permit a corporation to eliminate personal liability of a director under any criminal statute or with respect to payment of taxes pursuant to federal, state or local laws.

Amendment of Articles of Incorporation or Charter and Bylaws

Howard

Under the MGCL, a corporation may amend its charter upon the submission of a proposed amendment to stockholders by the Howard board of directors and the subsequent receipt of the affirmative vote of two-thirds of all votes entitled to be cast on the matter, unless the charter provides otherwise.

Howard’s charter provides that specified provisions contained in the charter may not be repealed or amended except upon the affirmative vote of holders of at least 80% of the outstanding shares of Howard’s capital stock entitled to vote thereon. However, the Howard board of directors may amend the charter to increase or decrease the aggregate number of shares stock the corporation is authorized to issue, change the name of the corporation or name or par value of any class or series of stock of the corporation without stockholder approval.

Per Howard’s charter and bylaws, the bylaws may be added to, amended, altered, repealed or suspended by (i) a resolution adopted by a majority of all of the board of directors at any regular or special meeting of the

F.N.B.

The Pennsylvania Business Corporation Law requires that, unless the articles of incorporation provide for a greater vote, an amendment to the articles of incorporation which has been approved by the board of directors will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. The Pennsylvania Business Corporation Law does not require shareholder approval for certain non-material amendments to the articles of incorporation.

F.N.B.’s bylaws provide that the affirmative vote of at least 75 percent of the members of F.N.B.’s board of directors or the affirmative vote of at least 75 percent of the shares entitled to vote is required to alter or amend or adopt new bylaws.

board of directors, or (ii) the Howard stockholders with the affirmative vote of a majority of the votes cast on the matter at a duly called annual or special meeting at which a quorum is present.

Vote Required for Extraordinary Corporation Transactions

Howard

Howard’s charter provides that, unless approved by a majority vote of the entire Howard board of directors, certain transactions, including (i) a merger or consolidation of Howard or any of its subsidiaries; (ii) the sale, exchange, transfer or other disposition (in a single transaction or a series of transactions) of all or substantially all of the assets of Howard or any of its subsidiaries; (iii) any offer for the exchange of securities of another entity for the securities of Howard (including, without limitation, a statutory share exchange); and (iv) the dissolution or liquidation of Howard, must be approved by the holders of at least 80% of its shares of capital stock entitled to vote on the matter.

F.N.B.

Under the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law, a merger, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the board of directors and a majority of the votes cast by all shareholders entitled to vote on the transaction, unless the corporation’s articles of incorporation require a higher vote. F.N.B.’s articles of incorporation require a supermajority vote of at least 75% of the outstanding shares of F.N.B. common stock to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of F.N.B., only if the board of directors of F.N.B. has not approved and recommended the transaction.

The Pennsylvania Entity Transactions Law provides that shareholder approval is not required for a plan of merger or sale of all or substantially all of the assets of the corporation if:

•   the surviving entity is a Pennsylvania corporation and its articles of incorporation will be identical (except for certain minor amendments) to the articles of incorporation of the corporation for which shareholder approval is not required; and

•   each share of the corporation outstanding prior to the transaction will continue as or be converted into an identical share of the surviving entity; and

•   the plan of merger provides that immediately after the transaction, the shareholders of the corporation will hold in the aggregate sufficient shares of the surviving entity to cast at least a majority of the votes entitled to be cast for the election of directors.

Interested Shareholder Transactions

Howard

The MGCL law includes a business combination statute that prohibits certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (one who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two (2)-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) for a period of five (5) years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute. After the five (5)-year period has elapsed, a corporation subject to the statute may not complete a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by affirmative vote of at least (A) 80% of the votes entitled to be cast by the holders of outstanding shares of voting stock of the corporation and (B) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Howard has not opted out of the Maryland business combination statute.

The MGCL law includes a control share acquisition statute that, in general terms, provides that where a person acquires issued and outstanding shares of a Maryland corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more), approval of the control share acquisition by the corporation’s stockholders must be obtained before the

F.N.B.

The F.N.B. articles of incorporation provide that an interested shareholder is any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation. Approval by the holders of two-thirds of the voting shares of the corporation, other than shares beneficially owned by the interested shareholder, is required in certain types of transactions that benefit the interested shareholder, such as the following: (1) a merger or consolidation, (2) a sale, lease, mortgage, pledge or other disposition of assets having a fair market value above a specified threshold, or (3) an issuance of shares having a fair market value above a specified threshold. However, that approval is not required in certain situations, including the following:

•   a majority of the disinterested directors has approved the interested person transaction; or

•   the consideration that shareholders will receive meets certain minimum “fair price” requirements, as determined by a formula specified in the articles of incorporation.

acquiring person may vote the control shares. Control shares do not include shares that the person is then entitled to vote as a result of having previously obtained stockholder approval. The required stockholder vote is two-thirds of all the votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share statute through a charter or bylaw provision.

On July, 12, 2021, Howard amended its bylaws to opt out of the control share acquisition statute with respect to any “control share acquisition” (as defined under the MGCL) thereafter. Accordingly, the Maryland control share acquisition statute applies to only acquisitions of shares of Howard common stock prior to the July 12, 2021 bylaw amendment.

Fiduciary Duty

Howard

Under the MGCL, a director shall perform his or her duties, including his or her duties as a member of a committee of the board on which he or she serves: in good faith; in a manner he or she reasonably believes to be in the best interests of the corporation; and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

In performing his or her duties, a director is entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by:

•   An officer or employee of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

•   A lawyer, certified public accountant, or other person, as to a matter which the director reasonably believes to be within the person’s professional or expert competence; or

•   A committee of the board on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

A director is not acting in good faith if he or she has any knowledge concerning the matter in question which would cause such reliance to be unwarranted.

F.N.B.

Under the Pennsylvania Business Corporation Law, a director is required to discharge his or her duties in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging his or her duties, a director is entitled to rely in good faith on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•   officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; and

•   legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•   a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

F.N.B.’s articles of incorporation provide that the board of directors of F.N.B., in evaluating a proposal for an extraordinary corporate transaction, shall give due consideration to all relevant factors, including, without limitation, the long-term prospects and interests of F.N.B. and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of F.N.B. and its subsidiaries, the communities and societies in which F.N.B. and its subsidiaries operate and the economy of the state and the nation.

Provisions with Possible Anti-Takeover Effects

Howard

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•   a classified board;

•   a two-thirds vote requirement for removing a director;

•   a requirement that the number of directors be fixed only by vote of the directors;

•   a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors then in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•   a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in Howard’s charter and bylaws, Howard: (i) has a classified board; (ii) requires an 80% vote for the removal of any director from the Howard board of directors (and only for cause); (iii) vests in the Howard board of directors the exclusive power to fix the number of directorships; and (iv) requires, unless called by the Chair of the Howard board of directors, the President, or by two-thirds of the members of the Howard board of directors, the written request of holders of at least 50% of all the outstanding shares entitled to vote on the business to be transacted at such meeting.

F.N.B.

F.N.B. has opted out of certain statutory “anti-takeover” provisions under Chapter 25 of the Pennsylvania Business Corporation Law. However, other provisions of such Chapter 25, and F.N.B.’s articles of incorporation and bylaws, contain various provisions that may serve as anti-takeover protections, which, in addition to those set forth above, include:

•   the ability of F.N.B.’s board of directors to fill vacancies resulting from an increase in the number of directors;

•   the supermajority voting requirements for certain corporate transactions;

•   the broad range of factors that F.N.B.’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•   provisions in F.N.B.’s articles of incorporation which authorize F.N.B.’s board of directors, without shareholder action, to issue from time to time, up to 20,000,000 shares of preferred stock. The board of directors of F.N.B. has the power to divide any and all of the shares of F.N.B. preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

Exclusive Forum

Howard

Under the Howard bylaws, unless Howard consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any Internal Corporate Claim (as such term is defined in the MGCL), including (i) any derivative action or proceeding brought on behalf of Howard, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Howard to Howard or Howard’s current or former stockholders (including beneficial owners of Howard’s capital stock), (iii) any action asserting a claim arising pursuant to any provision of the MGCL or Howard’s charter or bylaws (as either may be amended from time to time), or (b) any action asserting a claim governed by the internal affairs doctrine, in each case, will be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, any debtholder, stockholder or other equityholder that is party to such action or proceeding shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a court located within the State of Maryland (a “Foreign Action”) directly or derivatively by any debtholder or stockholder or other equityholder, such debtholder or stockholder or other equityholder will, to the fullest extent permitted by applicable law, be deemed to have consented to (i) the personal jurisdiction of the federal and state courts located within the State of Maryland in connection with any action brought in any such court to enforce the immediately preceding sentence and (ii) having service of process made upon such debtholder or stockholder or other equityholder in any such action by service upon such debtholder’s or stockholder’s or other equityholder’s counsel in the Foreign Action as agent for such debtholder or stockholder or equityholder. Any person or entity purchasing or otherwise acquiring or holding any debt or capital stock or other equity interests of Howard will be deemed to have notice of and consented to the foregoing provisions.

F.N.B. The bylaws of F.N.B. do not mandate a specific forum for adjudication of claims involving internal corporate affairs.

LEGAL MATTERS

Reed Smith LLP, Pittsburgh, Pennsylvania, has passed upon the validity of the F.N.B. common stock being registered in connection with the merger for F.N.B. Reed Smith LLP and Nelson Mullins Riley & Scarborough LLP have delivered their opinions to F.N.B. and Howard, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See “U.S. Federal Income Tax Consequences of the Merger” beginning on page 100.

EXPERTS

The consolidated financial statements of F.N.B. and subsidiaries appearing in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2020 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Howard and subsidiary as of December 31, 2020 and 2019, and for each of the years in the three year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, included in Howard’s 2020 Form 10-K have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in its reports included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Howard is not aware of any matter that a Howard stockholder will present for consideration at its special meeting other than the matters described in this document. However, if any other matter properly comes before the Howard special meeting or any adjournment or postponement of the special meeting, all executed proxy cards will be deemed to confer discretionary authority on the individuals named as proxies on those proxy cards to vote the shares represented by those proxy cards as to any such matters. The proxies will vote such shares in accordance with their best judgment.

This proxy statement/prospectus does not cover any resales of the F.N.B. common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any stockholder deemed to be an affiliate of F.N.B. upon the consummation of the merger. F.N.B. has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

F.N.B. has filed with the SEC a registration statement on Form S-4 to register the shares of F.N.B. common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus is part of that registration statement and constitutes the prospectus of F.N.B. in addition to being a proxy statement of Howard for its special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about F.N.B. and F.N.B. common stock. As permitted by SEC rules, F.N.B. and Howard have omitted from this proxy statement/prospectus certain information that is included in the registration statement.

F.N.B. and Howard also file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information about issuers who file electronically with the SEC, such as F.N.B. and Howard. You may also find the reports and other information filed by F.N.B. and Howard with the SEC at the respective Internet websites of F.N.B. and Howard, which are http://www.fnbcorporation.com and https://www.Howardbank.com. Information on these Internet websites is not part of this proxy statement/prospectus.

The SEC allows F.N.B. and Howard to incorporate by reference information in this proxy statement/prospectus. This means that F.N.B. and Howard can disclose important information to you by referring you to another document filed separately with the SEC.

The following documents filed by F.N.B. with the SEC (File No. 001-31940) are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed on May 6, 2021 and August 5, 2021, respectively;

•

Current Reports on Form 8-K filed on January 7, 2021, January  20, 2021, February  4, 2021, April  20, 2021, May  14, 2021, July  13, 2021, July  13, 2021, and July 20, 2021 (other than the portions of those documents not deemed to be filed);

•	The definitive proxy statement for the 2021 annual meeting of shareholders, filed on March 26, 2021; and

•

The description of F.N.B. common stock contained in its Registration Statement on Form 8-A/A, filed on August 30, 2016 pursuant to Section 12 of the Securities Exchange Act, as amended, and any amendment or report filed for the purpose of updating such description.

The following documents filed by Howard with the SEC (File No. 001-35489) are hereby incorporated by reference, other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 16, 2021;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed on May 10, 2021 and August 9, 2021, respectively;

•

Current Reports on Form 8-K filed on January 27, 2021, March  30, 2021, April  21, 2021, June  2, 2021, July  13, 2021, July  13, 2021, and July 21, 2021 (other than the portions of those documents not deemed to be filed); and

•	The definitive proxy statement for the Howard 2021 annual meeting of stockholders, filed on April 13, 2021.

F.N.B. and Howard also incorporate by reference any additional documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Howard special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a party of this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

Documents incorporated by reference are available from F.N.B. and Howard without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the applicable company at the following address and phone number:

F.N.B. CORPORATION	HOWARD BANCORP, INC.
12 Federal Street One North Shore Center Pittsburgh, Pennsylvania 15212 Attention: James G. Orie, Chief Legal Officer Telephone: (724) 983-3317	3301 Boston Street Baltimore, Maryland 21224 Attention: Joseph Howard, EVP and General Counsel Telephone: (443) 573-2664

Howard stockholders requesting documents must do so by November 2, 2021 in order to receive them before the Howard special meeting. You will not be charged for any of these documents that you request.

No person has been authorized to give any information or make any representation about the merger or F.N.B. or Howard that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the F.N.B. common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which Howard is not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of F.N.B. or Howard since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents Howard or F.N.B. incorporates by reference into this proxy statement/prospectus is correct at any time subsequent to the date of such information.

FUTURE SHAREHOLDER PROPOSALS

Howard Annual Meeting

If the merger occurs, there will be no Howard annual meeting of stockholders for 2022. In that case, stockholder proposals must be submitted to F.N.B. in accordance with the procedures described below. If the merger is not completed, then Howard will hold an annual meeting in 2022 in accordance with its current governing documents and as required by Maryland law.

F.N.B. Annual Meeting

F.N.B. shareholders who would like to include a proposal in F.N.B.’s notice of the 2022 Annual Meeting and related proxy materials, must follow SEC Rule 14a-8 under the Exchange Act. In submitting your proposal, the Corporate Secretary must receive your proposal, in writing, at F.N.B.’s principal executive offices at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, no later than November 26, 2021. If you do not follow SEC Rule 14a-8, your proposal will not be considered for inclusion in the proxy statement for next year’s annual meeting.

Pursuant to Article I, Section 1.11 of the F.N.B. bylaws, a shareholder who wishes to nominate an individual for election to the board of directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Corporate Secretary of F.N.B. The notice must be delivered in person, by first-class United States mail postage prepaid or by reputable overnight delivery service to the attention of the Corporate Secretary, at F.N.B.’s principal executive offices at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212 during the period commencing on November 26, 2021, and ending on December 26, 2021. The shareholder must be a shareholder of record as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in F.N.B.’s bylaws for a director nomination or other business. The notice must contain certain information about the proposal or nominee, as applicable, which is generally equivalent to the information that would be required to be disclosed under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders, as well as certain information about the shareholder who is making the proposal or nomination. Nominees also will be required to submit a completed and signed questionnaire. The questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of F.N.B. directors regarding their background, experience and independence.

Only shareholder proposals and nominations submitted in accordance with the F.N.B. bylaw provisions will be eligible for presentation at F.N.B.’s 2022 Annual Meeting, and any other matter not submitted to the board of directors of F.N.B. in accordance with such provisions will not be considered or acted upon at F.N.B.’s 2022 Annual Meeting. The Chairman of the Board of F.N.B. is authorized to determine whether a nomination or proposal was made in accordance with F.N.B. bylaws and to declare that a defective nomination or proposal be disregarded.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

HOWARD BANCORP, INC.

Dated as of July 12, 2021

A-i

A-ii

SCHEDULES:

Schedule I

EXHIBITS:

Exhibit A-1	Form of Voting Agreement (Individuals)	B-1
Exhibit A-2	Form of Voting Agreement (Entities)	C-1
Exhibit B	Form of Bank Merger Agreement	A-61

A-iii

INDEX OF DEFINED TERMS

Section
401(k) Plans	5.2(v)(iv)
Acquisition Proposal	6.11(e)(i)
Affiliate	3.23(b)
Agreement	Preamble
Average Closing Price	1.4(e)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bank Merger Certificates	1.8
BHC Act	3.14(a)
Break-up Fee	6.11(f)
business day	9.5
Certificates	1.4(c)
Change in HBI Recommendation	6.11(b)
Chosen Courts	9.8(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Contamination	3.16(b)
Control	3.23(b)
Controlled Group Liability	3.11
DP Contracts	3.22(d)
DRSP Plan	1.4(d)
Effective Time	1.2
Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
ETL	1.1
Exchange Act	3.6(a)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
Exercised HBI Stock Option	1.6(a)
FDIC	3.1(c)
Federal Reserve Board	3.14(a)
FNB	Preamble
FNB Bank	1.8
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Article 4
FNB Eligible Plans	6.6(a)
FNB Employment Agreement	4.11
FNB Intellectual Property	4.20(b)
FNB Preferred Stock	4.2(a)
FNB Qualified Plans	4.11(d)

A-iv

Section
FNB Reports	4.6(a)
FNB Stock Plans	4.2(a)
FNB Subsidiaries	3.1(d)
FNB Warrants	4.2(a)
GAAP	3.1(d)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
HBI	Preamble
HBI Articles	3.1(b)
HBI Bank	1.8
HBI Benefit Plan	3.11
HBI Bylaws	3.1(b)
HBI Common Stock	1.4(a)
HBI Disclosure Schedule	Article 3
HBI Employees	3.11(h)
HBI Employment Agreement	3.11
HBI Equity Awards	1.6(b)
HBI Equity Plans	1.6(a)
HBI Intellectual Property	3.22(b)
HBI Qualified Plans	3.11(d)
HBI Recommendation	6.3
HBI Reports	3.6(a)
HBI Representatives	6.11(a)
HBI Restricted Stock Unit Award	1.6(b)
HBI Shareholders Meeting	6.3
HBI Stock Option	1.6(a)
HBI Subsidiaries	3.1(d)
Inactive HBI Employees	3.11(h)
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.22(b)
Intended Tax Treatment	Recitals
IRS	3.10(a)
IT Assets	3.22(c)
knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.23(a)
made available	9.5
Maryland Articles of Merger	1.2
Material Adverse Effect	3.1(d)
Materially Burdensome Regulatory Condition	6.1(d)
MCFI	1.1
MDOFR	1.2
Merger	Recitals
Merger Consideration	1.4(a)
MGCL	1.1
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(e)

A-v

Section
NYSE	3.1(d)
OCC	3.4
Option Shares	1.6(a)
OREO	3.23(b)
Outside Date	8.1(c)
Owned Properties	3.17(a)
Pandemic	3.1(d)
Pandemic Measures	3.1(d)
Payment Event	6.11(g)
Pennsylvania Articles of Merger	1.2
Person	3.9(a)
Plan Termination Date	6.6(e)
Proxy Statement	3.4
Registration Statement	3.4
Regulatory Agencies	3.14(c)
Requisite HBI Vote	3.3(a)
Requisite Regulatory Approvals	7.1(c)
Sarbanes-Oxley Act	3.6(a)
Securities Act	3.6(a)
SRO	3.4
Subsidiary	3.1(d)
Superior Proposal	6.11(e)(ii)
Surviving Company	Recitals
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13(a)
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Third Party Leases	3.17(d)
Treasury Regulations	Recitals
Treasury Shares	1.4(b)
Withdrawal Liability	3.11

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2021 (this “Agreement”), between F.N.B. CORPORATION, a Pennsylvania corporation (“FNB”), and HOWARD BANCORP, INC., a Maryland corporation (“HBI”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of HBI and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which HBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, as a material inducement to FNB to enter into this Agreement, each of the Persons set forth on Schedule I attached hereto have entered into a voting agreement with FNB dated as of the date hereof, substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2, pursuant to which each such Person has agreed, among other things, to vote all shares of HBI Common Stock (as defined herein) owned or controlled by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations of the U.S. Department of the Treasury promulgated thereunder (as such regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the “Treasury Regulations”), (ii) FNB and HBI each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (i) and (ii), the “Intended Tax Treatment”), and (iii) this Agreement be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treas. Reg. § 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland Code, Financial Institutions (including any successor laws, and rules and regulations promulgated thereunder, as amended or supplemented hereafter, the “MCFI”), and the Maryland General Corporation Law (as amended or supplemented hereafter, the “MGCL” ), and Section 331 of the Pennsylvania Entity Transactions Law (as amended or supplemented hereafter, “ETL” ), at the Effective Time, HBI shall merge with and into FNB. FNB shall be the surviving company in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of HBI shall cease.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the Department of Assessments and Taxation of Maryland (the “Maryland Articles of Merger”) in

accordance with the MGCL and the articles of merger that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania (the “Pennsylvania Articles of Merger”), respectively, on or before the Closing Date. The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the certificate of merger issued by the Commissioner (the “Commissioner”) of the Maryland Office of the Commissioner of Financial Regulation (“MDOFR” ), upon the filing and acceptance for record by the Department of Assessments and Taxation of Maryland of the Maryland Articles of Merger in accordance with the MGCL, and the Pennsylvania Articles of Merger.

1.3 Effects of the Merger.

(a) Effects Under MGCL and ETL. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of (i) Section 3-114 of the MGCL, and (ii) the ETL.

(b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company at and immediately after the Effective Time shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company at and immediately after the Effective Time shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of HBI Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of HBI, FNB or the holder of any of the following securities:

(a) Subject to the provisions of this Agreement, each share of Common Stock, par value $0.01 per share, of HBI (the “HBI Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares, shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as consideration in the Merger, 1.8 shares (the “Exchange Ratio”) of Common Stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Merger Consideration”).

(b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means the shares of HBI Common Stock held by HBI, any HBI Subsidiaries, FNB or any FNB Subsidiaries, in each case other than shares of HBI Common Stock held in HBI Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(c) At the Effective Time, the stock transfer books of HBI shall be closed as to holders of HBI Common Stock immediately prior to the Effective Time and no transfer of shares of HBI Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing shares of HBI Common Stock (“Certificates,” it being understood that any reference herein to “Certificates” shall be deemed to include reference to shares of HBI Common Stock held in book entry form) are properly presented pursuant to Section 2.2(a) of this Agreement to the Exchange Agent, such Certificates shall be cancelled and exchanged for FNB Common Stock held in book entry form representing the number of whole shares into which the shares of HBI Common Stock represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(e), any payment for any fractional share of FNB Common Stock (without any interest thereon) and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

(d) Each holder of HBI Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”), as long as such shareholder enrolls with a minimum of fifty (50) whole shares of FNB Common Stock. Each HBI shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry form representing the number of whole shares received in the Merger.

(e) Notwithstanding any other provision of this Agreement, each holder of HBI Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all shares of HBI Common Stock owned by such holder as of immediately prior to the Effective Time, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means the average composite closing price of FNB Common Stock as reported by the NYSE for each of the twenty (20) consecutive trading days ending on and including the fifth (5th) such trading day prior to the Closing Date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 HBI Equity Awards.

(a) HBI Stock Options. (i) Each outstanding option that was granted to purchase shares of HBI Common Stock (each, a “HBI Stock Option”) under an equity-based compensation plan identified in Section 1.6(a) of the HBI Disclosure Schedule (collectively, the “HBI Equity Plans”) that remains unexercised immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of HBI Common Stock and (except for Exercised HBI Stock Options, which shall be treated as set forth in clause (ii) below) shall be assumed by FNB and converted automatically into a fully vested option to acquire that number of whole shares of FNB Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (a) the number of shares of HBI Common Stock subject to such HBI Stock Option immediately prior to the Effective Time and (b) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) obtained by dividing (i) the per share exercise price under each such HBI Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio. Each such HBI Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applicable immediately prior to the Effective Time (taking into account vesting upon the occurrence of the Effective Time) except as provided in this Section 1.6(a) and that from and after the Effective Time, FNB and the Compensation Committee of the FNB Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for HBI and the Compensation Committee of the Board of Directors of HBI, including, if applicable, the entire Board of Directors of HBI, administering such HBI Equity Plans. Notwithstanding the foregoing, each HBI Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the Treasury Regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and HBI agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). Promptly following the Effective Time, FNB shall issue to each holder of each outstanding HBI Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such HBI Stock Option by FNB pursuant to this Section 1.6(a).

(ii) Each HBI Stock Option shall, pursuant to the applicable award agreement and HBI Equity Plan, become fully vested as of immediately prior to the Effective Time and all holders of HBI Stock Options that are vested prior to the Effective Time shall be afforded a reasonable opportunity to exercise such HBI Stock Option, with such exercise effective immediately prior to the Effective Time and with any such elections due not later than five (5) business days prior to the Effective Time (any HBI Stock Option that is so exercised, an “Exercised HBI Stock Option”). Any shares of HBI Common Stock issued or due as a result of any such exercise of an Exercised HBI Stock Option (“Option Shares”) shall be converted, as of the Effective Time, into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.4 and shall entitle the holder thereof to be treated for the purposes of this Agreement in the same manner as all other holders of shares of HBI Common Stock outstanding immediately prior to the Effective Time.

(b) HBI Restricted Stock Units. Immediately prior to the Effective Time, each restricted stock unit award in respect of a share of HBI Common Stock granted under a HBI Equity Plan that is outstanding immediately prior to the Effective Time (a “HBI Restricted Stock Unit Award” and, together with the HBI Stock Options, the “HBI Equity Awards”) shall, if and to the extent provided pursuant to the terms of the applicable award agreement and HBI Equity Plan, become fully vested immediately prior to the Effective Time and shares of HBI Common Stock issued or due as a result of such vesting (“RSU Shares”) shall be treated as issued to the holder of the applicable HBI Restricted Stock Unit Award on the Company’s records, and RSU Shares shall be converted, as of the Effective Time, into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.4 and shall entitle the holder thereof to be treated for the purposes of this Agreement in the same manner as all other holders of shares of HBI Common Stock outstanding immediately prior to the Effective Time. At the Effective Time, any other HBI Restricted Stock Unit Awards that have not fully vested pursuant to the terms of the applicable award agreement shall be converted into FNB restricted stock unit awards (and adjusted so that its holder will be entitled to receive upon vesting of such award that number of whole shares of FNB Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of HBI Common Stock subject to such HBI Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio) and shall otherwise continue to have, and shall be subject to, the same terms and conditions as applicable immediately prior to the Effective Time except as provided in this Section 1.6(b) and that from and after the Effective Time, FNB and the Compensation Committee of the FNB Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for HBI and the Compensation Committee of the Board of Directors of HBI, including, if applicable, the entire Board of Directors of HBI, administering such HBI Equity Plans.

(c) Treatment of HBI ESPP. The right to acquire HBI Common Stock under the Howard Bancorp, Inc. 2017 Employee Stock Purchase Plan (the “HBI ESPP”) is not a HBI Stock Option for purposes of this Agreement. Prior to the Effective Time, HBI shall take all actions that are necessary to provide that with respect to the HBI ESPP: (a) the semi-annual purchase period under the HBI ESPP in progress as of the Effective Time (the “Final Purchase Period”) shall be deemed to end no later than the tenth (10th) business day prior to the Effective Time; (b) each HBI ESPP participant’s accumulated contributions under the HBI ESPP shall be used to purchase shares of HBI Common Stock in accordance with the terms of the HBI ESPP as of the end of the Final Purchase Period and, to the extent not so used to purchase shares of HBI Common Stock, shall be refunded to the HBI ESPP participants; and (c) the HBI ESPP shall terminate immediately following the conclusion of the Final Purchase Period. At the Effective Time, each share of HBI Common Stock purchased under the HBI ESPP (each, a “HBI ESPP Share”) shall be entitled to receive the Merger Consideration in accordance with Section 1.4 of this Agreement.

1.7 Articles of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the FNB Charter, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the FNB Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with its terms and applicable Law.

1.8 The Bank Merger. As soon as practicable after the execution of this Agreement, HBI and FNB shall cause Howard Bank (“HBI Bank”), a Maryland state-chartered trust company and a wholly owned subsidiary of HBI, and First National Bank of Pennsylvania (“FNB Bank”), a national banking association and wholly owned subsidiary of FNB, respectively, to enter into a bank merger agreement substantially in the form attached to this Agreement as Exhibit B (the “Bank Merger Agreement”), which provides for the merger of HBI Bank with and into FNB Bank immediately following the Merger, with FNB Bank being the surviving entity (the “Bank Merger”). Prior to filing applications for the Requisite Regulatory Approvals: (i) (A) HBI shall cause HBI Bank to obtain approval from the Board of Directors of HBI Bank for the Bank Merger Agreement, (B) HBI, as the sole shareholder of HBI Bank, shall approve the Bank Merger Agreement and (C) HBI shall cause the Bank Merger Agreement to be duly executed by HBI Bank and delivered to FNB; and (ii) (A) FNB shall cause FNB Bank to obtain approval from the Board of Directors of FNB Bank for the Bank Merger Agreement, (B) FNB, as

the sole shareholder of FNB Bank, shall approve the Bank Merger Agreement and (C) FNB shall cause the Bank Merger Agreement to be duly executed by FNB Bank and delivered to HBI. Prior to the Effective Time, HBI shall cause HBI Bank, and FNB shall cause FNB Bank, to execute such articles or statement of merger and such other documents and certificates as are necessary or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.9 Right to Revise Structure. At FNB’s election delivered to HBI in writing, FNB may at any time alternatively structure the Merger so that any direct or indirect wholly owned subsidiary of FNB is merged with and into HBI; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or treatment of the shares HBI Common Stock or HBI Equity Awards provided for in this Agreement, (ii) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.2(d) and 7.3(d) or adversely affect the Tax treatment for HBI’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) be reasonably likely to impede or delay consummation of the transactions this Agreement contemplates. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE 2

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available. At or as promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A., as exchange agent (“Exchange Agent”), for the benefit of the holders of Certificates and for exchange in accordance with this Article 2, (i) book entry shares representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for the shares of HBI Common Stock outstanding immediately prior to the Effective Time of the Merger and (ii) immediately available funds sufficient in amount to pay (x) any dividends or distributions payable in accordance with Section 2.2(b)(i), and (y) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(e), and paid pursuant to Section 2.2(a) in exchange for outstanding shares of HBI Common Stock (such immediately available funds and book entry shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by FNB, provided that no such investment or losses thereon shall affect the amounts payable to the holders of Certificates.

2.2 Exchange Shares.

(a) As soon as practicable after the Effective Time, but in no event later than seven (7) business days thereafter, the Exchange Agent shall mail to each holder of record of HBI Common Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to HBI (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of HBI Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing shares of HBI Common Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock into which the shares HBI Common Stock shall have been converted pursuant to Section 1.4, (ii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iii) any dividends or distributions to which such holder is entitled pursuant to

Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Subject to applicable Law, until surrendered as contemplated by this Section 2.2, each Certificate representing shares of HBI Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration, any cash in lieu of fractional shares into which the shares of HBI Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). Subject to applicable Law, FNB shall not be obligated to deliver the Merger Consideration, any cash in lieu of fractional shares and/or any declared but unpaid dividends to which any former holder of HBI Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any shares of FNB Common Stock, or any cash in lieu of fractional shares and/or declared but unpaid dividends, are to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by HBI in respect of shares of HBI Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of HBI of the shares of HBI Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of shares of HBI Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be cancelled and exchanged as provided in this Agreement. All shares of FNB Common Stock, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of shares of HBI Common Stock (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of HBI Common Stock.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of HBI following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of HBI who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(e) Neither HBI nor FNB shall be liable to any holder of shares of HBI Common Stock or FNB Common Stock, as the case may be, for such shares, any dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Common Stock or on any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and, as applicable, the Average Closing Price to give holders of HBI Common Stock the same economic effect as contemplated by this Agreement prior to such event, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Common Stock generally.

2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of HBI Common Stock or HBI Equity Awards such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of HBI Common Stock or HBI Equity Awards in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HBI

Except as (i) disclosed in the disclosure schedule delivered by HBI to FNB prior to the execution of this Agreement (the “HBI Disclosure Schedule”) or (ii) as disclosed in any HBI Reports filed by HBI prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), HBI hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) HBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. HBI has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified would not have a Material Adverse Effect upon HBI.

(b) True and complete copies of the articles of incorporation of HBI (the “HBI Articles”) and the bylaws of HBI (the “HBI Bylaws”), each as amended, supplemented, restated and/or otherwise modified and in effect as of the date of this Agreement, have previously been made available to FNB.

(c) HBI Bank is a state-chartered trust company and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the MDOFR. HBI Bank is duly organized, and validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority, corporate or otherwise, to own its property and carry on its business as presently conducted, but is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on HBI. Each of HBI’s other Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on HBI. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of HBI, copies of which have been made available to FNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d) As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms “HBI Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of HBI or FNB, respectively; and (ii) the term “Material Adverse Effect” means, with respect to FNB, HBI or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects, (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) HBI, in each case, taken at the request of, or with the prior written consent of, the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the regional, national or world economy or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or savings associations or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith, any national or international calamity, disaster or emergency or any escalation thereof, and any outbreaks, epidemics or pandemics (including with respect to SARS-CoV-2 or COVID-19) or any evolutions or mutations thereof, or any other viruses (including influenza) (the “Pandemic”), and any Pandemic Measures (as defined below)), (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on the New York Stock Exchange (including any successor exchange, the “NYSE”) or The Nasdaq Stock Market, as applicable, and (11) any matter to the extent that (x) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the HBI Reports or FNB Reports prior to the date hereof (except for risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), as applicable, and (y) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates. “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

3.2 Capitalization.

(a) The authorized capital stock of HBI consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock. As of the date of this Agreement, there are (i) 18,803,601 shares of HBI Common Stock issued and outstanding, (ii) 203,204 shares of HBI Common Stock reserved for issuance in respect of outstanding HBI Restricted Stock Unit Awards, (iii) 25,000 shares of HBI Common Stock reserved for issuance upon the exercise of outstanding HBI Stock Options, (iv) 188,110 shares of HBI Common Stock reserved for issuance under the HBI ESPP, (v) no shares of preferred stock are issued and outstanding and (vi) no other shares of capital stock or other equity securities of HBI issued, reserved for issuance or outstanding. All of the issued and outstanding shares of HBI Common Stock have been, and all shares of HBI Common Stock that may be issued upon the exercise of the HBI Stock Options and settlement of rights to acquire shares of HBI Common Stock with respect to the HBI Restricted Stock Unit Awards and the HBI ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than HBI Equity Awards issued prior to the date of this Agreement, the HBI ESPP, and as provided by Section 5.2(a) of the HBI Disclosure Schedule, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating HBI to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect, to which HBI is a party, with respect to the voting or transfer of the shares of HBI Common Stock or other equity interests of HBI. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of HBI may vote are issued or outstanding. The outstanding trust preferred and subordinated debt securities of HBI set forth in Section 3.2(a) of the HBI Disclosure Schedule are referred to as the “HBI Debentures.”

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each HBI Subsidiary are owned by HBI, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) HBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the Requisite HBI Vote and Requisite Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of HBI. Except for the approval of the Merger pursuant to this Agreement as required under Maryland law by the affirmative vote of at least two-thirds of the outstanding shares of HBI Common Stock entitled to vote thereon (such affirmative shareholder vote, the “Requisite HBI Vote”), no other corporate approvals on the part of HBI are necessary to approve this Agreement or consummate the Merger. Other than those set forth in Section 1.8, no corporate approvals on the part of HBI or HBI Bank are necessary to approve the Bank Merger Agreement or consummate the Bank Merger. This Agreement has been duly and validly executed and delivered by HBI and, assuming the due authorization, execution and delivery of this Agreement by FNB, constitutes the valid and binding obligation of HBI, enforceable against HBI in accordance with its terms, except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of insured depository institutions or the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by HBI nor the consummation by HBI of the transactions this Agreement contemplates, nor compliance by HBI with any of the terms or provisions of this Agreement, will (i) violate any provision of the HBI Articles or the HBI Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to HBI, any of the HBI Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HBI or any of the HBI Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HBI or any of the HBI Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on HBI.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, with the FDIC, with the MDOFR under Subtitle 7 of Title 3 and Subtitle 9 of Title 5 of the MCFI, and with the Office of the Comptroller of the Currency (the “OCC”) under the National Bank Act and Bank Merger Act, and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission of a proxy statement in definitive form relating to the meeting of HBI’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the Registration Statement, (c) the filing of the Maryland Articles of Merger with, and its acceptance for record by, the Secretary of State of the State of Maryland pursuant to the MGCL, the filing of the Pennsylvania Articles of Merger with, and its acceptance for record by, the Secretary of State of the Commonwealth of Pennsylvania pursuant to the ETL, and the filing of the Bank Merger Certificates and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of the listing on the NYSE of such shares of FNB Common Stock issuable in the Merger, no consents or approvals of, or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality of any federal, state, local or foreign government (each, a “Governmental Entity”) or any industry self-regulatory organization, including the Financial Industry Regulatory Authority, Inc. (“SRO”), are necessary in connection with (i) the execution and delivery by HBI of this Agreement and (ii) the consummation by HBI of the Merger and the other transactions this Agreement contemplates. No event has occurred, nor has any circumstance arisen, that, to the knowledge of HBI, would reasonably be likely, either individually or together with any other event or circumstance, to impair the ability to obtain or materially delay the receipt of the Requisite Regulatory Approvals on a timely basis or result in the imposition of a Materially Burdensome Regulatory Condition.

3.5 Reports. HBI and each of the HBI Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with the applicable Regulatory Agencies (other than the OCC) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2019, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any local government, any foreign entity, or any Regulatory Agency (other than the OCC), and have paid all fees and assessments due and payable in connection therewith.

3.6 SEC Reports; Financial Statements.

(a) HBI and each HBI Subsidiary has filed or furnished on a timely basis to the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it to the SEC under the Securities Act of 1933, as amended (the “Securities Act”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the securities regulations of the SEC since January 1, 2019 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “HBI Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any HBI Report has been amended by a subsequently filed HBI Report prior to the date hereof, in which case, as of the date of such amendment, (i) the HBI Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (ii) none of the HBI Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of HBI’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the HBI Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except, in each case, as may be expressly indicated in such statements or in the notes thereto) and fairly present in all material respects the consolidated financial position of HBI and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end normal and recurring audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or material unresolved issues raised by the SEC staff with respect to the HBI Reports.

(d) The books and records of HBI and its Subsidiaries have been since January 1, 2019, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of HBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. HBI and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HBI (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to HBI, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of HBI by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the HBI Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to HBI’s outside auditors and the audit committee of the Board of Directors of HBI (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect HBI’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in HBI’s internal control over financial reporting.

(e) Since January 1, 2019, (A) neither HBI nor any of its Subsidiaries nor, to the knowledge of HBI, any director, officer, employee, auditor, accountant or representative of HBI or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing HBI or any of its Subsidiaries, whether or not employed by HBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HBI or any of its officers, directors, employees or agents to the HBI Board of Directors or any committee thereof or, to the knowledge of HBI, to any of HBI’s directors or officers.

3.7 Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc., neither HBI nor any HBI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

3.8 Absence of Certain Changes or Events. Since December 31, 2020, (i) HBI and the HBI Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to HBI. For purposes of this Agreement, the term “ordinary course,” with respect to either HBI and any HBI Subsidiaries, or FNB and any FNB Subsidiaries, shall take into account the commercially reasonable actions taken by such parties in response to the Pandemic and the Pandemic Measures.

3.9 Legal Proceedings.

(a) There is no pending, or, to HBI’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a “Person”) relating to HBI, any of the HBI Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have a Material Adverse Effect on HBI.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon HBI, any of the HBI Subsidiaries or the assets of HBI or any of the HBI Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on HBI.

3.10 Taxes and Tax Returns.

(a) Each of HBI and the HBI Subsidiaries has duly and timely filed, including all applicable extensions, all income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all material Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of HBI and the HBI Subsidiaries. Neither HBI nor any of the HBI Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon HBI or any of the HBI Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where HBI or any of the HBI Subsidiaries has not filed Tax Returns such that HBI or any of the HBI Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, HBI or any of the HBI Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of HBI and the HBI Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of HBI or any of the HBI Subsidiaries. Neither HBI nor any of the HBI Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among HBI and the HBI Subsidiaries. Neither HBI nor any of the HBI Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was HBI, or (B) has any liability for the Taxes of any Person, other than HBI or any of the HBI Subsidiaries, under Treas. Reg. § 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither HBI nor any of the HBI Subsidiaries has been, during the two-year period ending on the date hereof, a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to be governed in whole or in part by Sections 355 of the Code. HBI is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither HBI, nor any of the HBI Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS” ) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither HBI nor any of the HBI Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the U.S. Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction”, as set forth in Treas. Reg. § 1.6011-4(b)(2). HBI has made available to FNB complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of HBI and the HBI Subsidiaries relating to all taxable periods beginning on and after January 1, 2017, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to HBI or the HBI Subsidiaries. Neither HBI, any of the HBI Subsidiaries nor FNB, as a successor to HBI, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of HBI or any of the HBI Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date. Neither HBI nor any of the HBI Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg § 1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under Law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than failures that could not reasonably be expected to result, in the aggregate, in any material liability to HBI or FNB, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA with the first entity, trade or business.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“HBI Benefit Plan” means any employee benefit or compensation plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer, director or other service provider of HBI or any of the HBI Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by HBI or any of the HBI ERISA Affiliates or to which HBI or any of the HBI ERISA Affiliates contribute, is obligated to contribute, or has any direct or indirect liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, employment, change of control or fringe benefit plan, program, policy agreement or arrangement, including HBI Employment Agreements.

“HBI Employment Agreement” means a contract, offer letter or agreement of HBI or any of the HBI Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which HBI or any of the HBI Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the HBI Disclosure Schedule includes a complete list of all HBI Benefit Plans (other than offer letters for at-will employment that require no advance notice to terminate and immaterial fringe benefits).

(b) With respect to each HBI Benefit Plan, HBI has delivered or made available to FNB, as applicable, a true, correct and complete copy of: (i) each writing constituting a part of such HBI Benefit Plan, including all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. HBI has delivered or made available to FNB a true, correct and complete copy of each HBI Employment Agreement (or, where a standard form is used, a copy of such form).

(c) All contributions required to be made to any HBI Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HBI Benefit Plan, for the period six (6) years prior to and through the date of this Agreement, have been timely made or paid in full. Each HBI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code, (ii) is self-funded, or (iii) is unfunded.

(d) With respect to each HBI Benefit Plan, HBI and the HBI Subsidiaries have complied in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such HBI Benefit Plans. Each HBI Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be likely to give rise to, any requirement for the posting of security with respect to any HBI Benefit Plan or the imposition of any material lien on the assets of HBI or any of the HBI Subsidiaries under ERISA or the Code. Section 3.11(d) of the HBI Disclosure Schedule identifies each HBI Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “HBI Qualified Plans”). The IRS has issued a favorable determination letter with respect to each HBI Qualified Plan and the related trust which has not been revoked, or HBI is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of HBI, there are no existing circumstances and no events have occurred that would reasonably be likely to adversely affect the qualified status of any HBI Qualified Plan or the related trust. None of HBI and the HBI Subsidiaries nor, to HBI’s knowledge, any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be likely to subject HBI, any of the HBI Subsidiaries or any Person that HBI or any of the HBI Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No HBI Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “MEWA”). None of HBI nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of HBI or any of its ERISA Affiliates following the Effective Time. Without limiting the generality of the foregoing, neither HBI nor any of its ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(f) HBI and its ERISA Affiliates have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to HBI or its ERISA Affiliates.

(g) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of HBI or any of the HBI Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(h) HBI has delivered or made available to FNB a true and complete list of the corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2020, full or part-time status, 2021 annual salaries or hourly rates, accrued and unused paid time off, and any accrued bonuses of all employees of HBI or any of the HBI Subsidiaries (“HBI Employees”) as of the date hereof and, with respect to any HBI Employee on a leave of absence or otherwise not actively employed (“Inactive HBI Employees”), the date on which each such Inactive HBI Employee is expected to return to active employment. Except as otherwise set forth in Section 3.11(h) of the HBI Disclosure Schedule, (A) none of the HBI Employees has a contract of employment with HBI or any of the HBI Subsidiaries, (B) all HBI Employees are employees “at will” whose employment is terminable without liability therefor and (C) none of the HBI Employees has a contract or arrangement with HBI or any of the HBI Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other material perquisites or benefits.

(i) No labor union, labor organization or works council has made a demand for recognition or certification for representation of employees of HBI or HBI Subsidiaries, and there are no representations, certification proceedings, or petitions seeking a representation proceeding presently pending or, to HBI’s knowledge, threatened against HBI or HBI Subsidiaries. Each of HBI and the HBI Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices and terms and conditions of employment, including but not limited to wage and hour, worker classification, occupational safety and health, immigration, and the Worker Adjustment and Retraining Notification Act and any similar law.

3.12 Compliance with Applicable Law. HBI and each of the HBI Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and are and have been in compliance in all material respects with, all Laws applicable to HBI or any of the HBI Subsidiaries, including the Equal Credit Opportunity Act and Regulation B, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the

Electronic Fund Transfer Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices or the use of vendors in connection therewith, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and applicable limits on loans to one borrower, except where such failure to hold or such noncompliance is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on HBI. HBI and each of the HBI Subsidiaries have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

3.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on HBI, (a) none of HBI nor any of the HBI Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (b) to the knowledge of HBI, none of the other parties to any such contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither HBI nor any of the HBI Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of HBI or any of the HBI Subsidiaries.

3.14 HBI Regulatory Matters.

(a) HBI is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(b) The deposit accounts of HBI Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to HBI’s knowledge, threatened. HBI Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c) Since January 1, 2019, neither HBI nor any of its Subsidiaries has been a party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund pursuant to any matter requiring attention, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, either (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OCC, (iv) the MDOFR or any other state regulatory authority, (v) any foreign regulatory authority, (vi) any SRO or (vii) the SEC (collectively, “Regulatory Agencies”) or any other Governmental Entity. Neither HBI nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Agency or other Governmental Entity that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither HBI nor any of its Subsidiaries has reason to believe that any Regulatory Agency or other Governmental Entity is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d) Except for examinations of HBI and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Regulatory Agency or other Governmental Entity has initiated, to the knowledge of HBI, threatened, or has pending any proceeding, specially targeted examination, or, to the knowledge of HBI, any inquiry or investigation into the business or operations of HBI or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on HBI or to prevent or materially delay receipt of the Requisite Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, restitution, penalties, sanctions, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Agency or other Governmental Entity in any report of examination, report of inspection, supervisory letter or other communication with HBI or any of its Subsidiaries that (i) relates to anti-money laundering, economic sanctions, fair lending or consumer protection, (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on HBI or (iii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.

3.15 Undisclosed Liabilities. Neither HBI nor any of its Subsidiaries has, and since December 31, 2020, neither HBI nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except for (i) those liabilities properly accrued or reserved against in the unaudited consolidated balance sheet of HBI and its Subsidiaries as of March 31, 2021 included in the HBI Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2021, (iii) liabilities and obligations that are not material to HBI and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

3.16 Environmental Liability.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HBI or any of its Subsidiaries, (i) HBI and the HBI Subsidiaries are in compliance, and since January 1, 2017 have complied, with all applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by HBI or any of the HBI Subsidiaries, or on any property in which HBI or any of the HBI Subsidiaries has held a security interest, Lien, or a fiduciary or management role, that would reasonably be likely to result in an Environmental Liability for HBI or the HBI Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in an Environmental Liability for HBI or the HBI Subsidiaries, (iv) neither HBI nor any of the HBI Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, and (v) neither HBI nor any of the HBI Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be likely to result in an Environmental Liability of HBI or the HBI Subsidiaries. HBI has made available to FNB copies of all material environmental reports or studies, sampling data, correspondence and filings in its possession or relating to HBI, the HBI Subsidiaries and any currently owned or leased property of HBI which were prepared in the last four (4) years.

(b) As used in this Agreement, (i) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the environment or human health and safety as it relates to Hazardous Substance exposure, including those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (ii) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any

Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance, and (iv) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

3.17 Real Property.

(a) Each of HBI and the HBI Subsidiaries has good and marketable title, free and clear of all Liens, to all material real property owned by such entity (the “Owned Properties”), except for (i) Liens that do not materially detract from the present use of such real property or otherwise materially impair business operations at such properties, (ii) statutory Liens securing payments not yet due and (iii) Liens for real property Taxes not yet due and payable.

(b) A true and complete copy of each agreement pursuant to which HBI or any of the HBI Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been made available to FNB. Assuming due authorization, execution and delivery by the counterparty thereto, each Lease is valid, binding and enforceable against HBI or the HBI Subsidiary party thereto, as the case may be, and, to the knowledge of HBI, against any other party thereto, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by HBI or any of the HBI Subsidiaries or, to the knowledge of HBI, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in this Section 3.17(b) of the HBI Disclosure Schedule have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on HBI.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which HBI and the HBI Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on HBI.

(d) A true and complete copy of each agreement pursuant to which HBI or any of the HBI Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to FNB. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable against HBI or the HBI Subsidiary party thereto, as the case may be, and, to the knowledge of HBI, against any other party thereto, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of HBI, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on HBI.

3.18 State Takeover Laws.

(a) HBI has taken all actions necessary to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement is exempt from, the requirements of any Takeover Law applicable to it. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including those of the State of Maryland.

(b) Neither HBI nor any of the HBI Subsidiaries have any shareholders’ rights plan or similar plan or arrangement in effect.

3.19 Opinion. Prior to the execution of this Agreement, HBI has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair to the shareholders of HBI from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.20 Insurance. HBI and the HBI Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.20 of the HBI Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

3.21 Investment Securities. Except where failure to be true would not reasonably be likely to have a Material Adverse Effect on HBI, (a) each of HBI and the HBI Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of HBI or the HBI Subsidiaries, and (b) such securities are valued on the books of HBI in accordance with GAAP in all material respects.

3.22 Intellectual Property.

(a) (i) HBI and the HBI Subsidiaries own or have a valid license to use all material HBI Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates), (ii) to the knowledge of HBI, HBI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HBI and the HBI Subsidiaries as currently conducted, (iii) HBI Intellectual Property that is registered and owned by HBI or any of the HBI Subsidiaries, and to the knowledge of HBI, all other registered HBI Intellectual Property, has not been cancelled, forfeited, expired or abandoned, (iv) HBI Intellectual Property that is registered is valid, and neither HBI nor any of the HBI Subsidiaries has received written notice challenging the validity or enforceability of HBI Intellectual Property, and (v) to the knowledge of HBI, the conduct of the business of HBI and the HBI Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any other Person, nor to the knowledge of HBI has HBI or any of the HBI Subsidiaries received any written communications alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To HBI’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has HBI or any of the HBI Subsidiaries sent any written communications alleging that any person has infringed, diluted, misappropriated or violated, any of the HBI Intellectual Property owned by HBI or a HBI Subsidiary.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names and Internet domain names, together with all registrations and applications related to the foregoing; (ii) patents and patent applications; (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term “HBI Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of HBI or any of its Subsidiaries.

(c) At all times, (i) HBI and each of the HBI Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all HBI Intellectual Property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) HBI’s and the HBI Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by HBI in connection with its business, and have not materially malfunctioned or failed within the past two (2) years, (iii) to HBI’s knowledge, no Person has gained unauthorized access to the IT Assets and (iv) HBI has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(d) HBI Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Section 3.22(d) of the HBI Disclosure Schedule (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to FNB. Other than the DP Contracts, HBI has no agreement with any other Person for material data processing, ATM or other technology services.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan, loan commitment, letter of credit or other extension of credit (“Loan”) on the books and records of HBI or any HBI Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the knowledge of HBI, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) HBI has made available to FNB a listing as to HBI and each HBI Subsidiary as of the latest practicable date, which shall be a date no earlier than March 31, 2021: (i) any Loan with an outstanding balance of $5,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to HBI’s knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by HBI, a HBI Subsidiary or an applicable Regulatory Agency, (iii) a listing of the real estate classified as “Other Real Estate Owned” (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, “Affiliate” means, with respect to either party, any director, executive officer or five percent or greater shareholder of such party or such party’s Subsidiaries, or to the knowledge of such party, any other Person controlling, controlled by or under common control with any of the foregoing. “Control”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) All reserves or other allowances for loan losses reflected in HBI’s financial statements included in the HBI Reports as of and for the year ended December 31, 2020 and as of and for the three (3) months ended March 31, 2021, comply in all material respects with the standards established by Governmental Entities and GAAP. Neither HBI nor HBI Bank has been notified in writing by any state or federal bank regulatory agency that HBI’s reserves are inadequate or that the practices and policies of HBI in establishing its reserves for the year ended December 31, 2020 and the three (3) months ended March 31, 2021, and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

(d) All Loans owned by HBI or any HBI Subsidiary, or in which HBI or any HBI Subsidiary has an interest, comply in all material respects with applicable Laws, including applicable usury statutes, underwriting and recordkeeping requirements, Regulation O and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) At the date of this Agreement, HBI’s and HBI Bank’s respective allowances for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP. HBI and each HBI Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans, and all Loans owned by HBI and each HBI Subsidiary are with full recourse to the borrowers, and neither of HBI nor any HBI Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan. To the knowledge of HBI, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(f) Each outstanding loan participation sold by HBI or any HBI Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to HBI or any HBI Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) Section 3.23(g) of the HBI Disclosure Schedule sets forth a list of all Loans by HBI Bank outstanding as of the date of this Agreement to any director, executive officer or principal shareholder (as such terms are defined in 12 C.F.R. Part 215) of HBI or the HBI Subsidiaries and there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two (2) years immediately preceding the date hereof.

(h) HBI has made available to FNB a listing, as of the latest practicable date, which shall be a date no earlier than March 31, 2021, by account, of: (i) all Loans, including loan participations, of HBI or any other HBI Subsidiary that have had their respective terms to maturity accelerated during the past twelve (12) months, (ii) all loan commitments or lines of credit of HBI that have been terminated by HBI during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified HBI during the past twelve (12) months of, or has asserted against HBI, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party that has given HBI any oral notification of, or orally asserted to or against HBI, any such claim, (iv) all Loans, (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) that are troubled debt restructurings under GAAP, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by HBI as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(i) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on HBI, neither HBI nor any of its Subsidiaries is bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of HBI or any of its Subsidiaries to repurchase such Loans or interests therein or that would entitle the buyer to pursue any other recourse against HBI or any of the HBI Subsidiaries.

3.24 Fiduciary Accounts. HBI and each of the HBI Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. To HBI’s knowledge, neither HBI nor any of the HBI Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.25 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. HBI Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to HBI and the HBI Subsidiaries, taken as a whole, HBI Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

3.26 Dissenters Rights. With respect to the transactions contemplated hereby, no holder of the capital stock of HBI is entitled to exercise any appraisal rights provided for under Section 3-201 et seq. of the MGCL or any successor statute, or any similar dissenters’ or appraisal rights.

3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by HBI in this Article 3, neither HBI nor any other person makes any express or implied representation or warranty with respect to HBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HBI hereby disclaims any such other representations or warranties.

(b) HBI acknowledges and agrees that neither FNB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as (i) disclosed in the disclosure schedule delivered by FNB to HBI prior to the execution of this Agreement (the “FNB Disclosure Schedule”) or (ii) as disclosed in any FNB Reports filed by FNB prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FNB hereby represents and warrants to HBI as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified would not have a Material Adverse Effect upon FNB.

(b) True and complete copies of the articles of incorporation (the “FNB Charter”) and bylaws of FNB (the “FNB Bylaws”), each as amended, supplemented, restated and/or otherwise modified and in effect as of the date of this Agreement, have previously been made available to HBI.

(c) FNB Bank is a national banking association organized under the National Bank Act and regulated by OCC. FNB Bank is duly organized, and validly existing and in good standing under the laws of the United States and has the requisite power and authority, corporate or otherwise, to own its property and carry on its business as presently conducted, but is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on FNB. Each FNB Subsidiary (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. The charter documents and bylaws of each Subsidiary of FNB that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC, copies of which have been made available to HBI, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of June 30, 2021, 319,465,156 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, 110,877 shares were issued and outstanding. As of June 30, 2021, 9,904,433 shares of FNB Common Stock were held in FNB’s treasury. As of June 30, 2021, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for (i) 12,087,867 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”), and (ii) no shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the “FNB Warrants”). All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock reserved for issuance as described in the foregoing clauses (i) – (ii), when issued in accordance with the terms of the stock plans, warrants and other instruments referred to in those clauses, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans and the FNB Warrants, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable

(except, with respect to bank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the Requisite Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB. Other than those set forth in Section 1.8, no corporate approvals on the part of FNB or FNB Bank are necessary to approve the Bank Merger Agreement or consummate the Bank Merger. This Agreement has been duly and validly executed and delivered by FNB and, assuming the due authorization, execution and delivery of this Agreement by HBI, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of insured depository institutions or the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, with the FDIC, with the MDOFR under Sections 3-702 and 5-903 of the MCFI, and with the OCC under the National Bank Act and Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (c) the filing of Maryland Articles of Merger with, and its acceptance for record by, the Secretary of State of the State of Maryland pursuant to the MGCL, and the filing of the Pennsylvania Articles of Merger with, and its acceptance for record by, the Secretary of State of the Commonwealth of Pennsylvania pursuant to the ETL, and the filing of the Bank Merger Certificates, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock issuable in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or SRO are necessary in connection with (i) the execution and delivery by FNB of this Agreement and (ii) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. No event has occurred, nor has any circumstance arisen, that, to the knowledge of FNB, would reasonably be likely, either individually or together with any other event or circumstance, to impair the ability to obtain or materially delay the receipt of the Requisite Regulatory Approvals on a timely basis or result in the imposition of a Materially Burdensome Regulatory Condition.

4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with the applicable Regulatory Agencies (other than the OCC) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2019, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any local government, any foreign entity, or any Regulatory Agency (other than the OCC), and have paid all fees and assessments due and payable in connection therewith.

4.6 SEC Reports; Financial Statements.

(a) FNB has filed or furnished on a timely basis to the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it to the SEC under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC, since January 1, 2019 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except, in each case, as may be expressly indicated in such statements or in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end normal and recurring audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or material unresolved issues raised by the SEC staff with respect to the FNB Reports.

(d) The books and records of FNB and its Subsidiaries have been since January 1, 2019, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in

Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB’s outside auditors and the audit committee of the Board of Directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal control over financial reporting.

(e) Since January 1, 2019, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the Board of Directors of FNB or any committee thereof or, to the knowledge of FNB, to any of FNB’s directors or officers.

4.7 Broker’s Fees. Except for Morgan Stanley & Co. LLC, neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

4.8 Absence of Certain Changes or Events. Since December 31, 2019, (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity relating to FNB, any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of the FNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

4.10 Taxes and Tax Returns. Each of FNB and the FNB Subsidiaries has duly and timely filed, including all applicable extensions, all income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all material Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of the FNB Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of the FNB Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of the FNB Subsidiaries has not filed Tax Returns such that FNB or any of the FNB Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of the FNB Subsidiaries. Neither FNB nor any of the FNB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and the FNB Subsidiaries. Neither FNB nor any of the FNB Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of the FNB Subsidiaries, under Treas. Reg. § 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of the FNB Subsidiaries has been, during the two-year period ending on the date hereof, a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to be governed in whole or in part by Sections 355 of the Code. FNB is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of the FNB Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has made available to HBI complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2017, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of the FNB Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of the FNB Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date. Neither FNB nor any of the FNB Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“FNB Benefit Plan” means any employee benefit or compensation plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer, director or other service provider of FNB or any of its ERISA Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its ERISA Affiliates or to which FNB or any of its ERISA Affiliates contribute, is obligated to contribute, or has any direct or indirect liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, employment, change of control or fringe benefit plan, program, policy agreement or arrangement, including FNB Employment Agreements.

“FNB Employment Agreement” means a contract or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans (other than offer letters for at-will employment that require no advance notice to terminate and immaterial fringe benefits).

(b) With respect to each FNB Benefit Plan, FNB made available to HBI a true, correct and complete copy of: (i) each writing constituting a part of such FNB Benefit Plan, including all plan documents, trust agreements, and insurance contracts and other funding vehicles, and in the case of unwritten FNB Benefit Plans, written descriptions thereof, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report and/or actuarial report, (v) the most recent determination or opinion letter from the IRS, if any, and (vi) the minimum coverage and discrimination testing results for the three most recent plan years.

(c) All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for the period six (6) years prior to and through the date of this Agreement, have been timely made or paid in full. No FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is a “welfare benefit fund” within the meaning of Section 419 of the Code.

(d) Each FNB Benefit Plan has been established, funded and administered in all material respects, in compliance with its terms and all provisions of ERISA, the Code and all Laws and regulations applicable to such FNB Benefit Plans. There are not now, nor do any circumstances exist that would reasonably be likely to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or the FNB Benefit Plan is entitled to rely on a favorable opinion letter issued by the IRS with respect to the preapproved plan document adopted in accordance with the requirements for such reliance. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. None of FNB and its Subsidiaries nor, to FNB’s knowledge, any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be likely to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) Each FNB Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. Neither FNB nor any of its ERISA Affiliates has any obligation to gross up, indemnify, or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Sections 409A or 4999 of the Code or otherwise.

(f) No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans: (A) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (B) all premiums to the PBGC have been timely paid in full, (C) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be likely to be incurred by FNB or any of its Subsidiaries and (D) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

(g) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB nor any of its ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB nor any of its ERISA Affiliates has incurred, during the last six (6) years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of FNB or any of its ERISA Affiliates following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(h) Other than as set forth in Section 4.11(h) of the FNB Disclosure Schedule, FNB and its ERISA Affiliates have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable Law.

(i) No labor union, labor organization, or works council has made a demand for recognition or certification for representation of employees of FNB or its Subsidiaries, and there are no representations, certification proceedings, or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened against FNB or its Subsidiaries. Each of FNB and its Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices and terms and conditions of employment, including but not limited to wage and hour, worker classification, occupational safety and health, immigration, and the Worker Adjustment and Retraining Notification Act and any similar law.

4.12 Compliance with Applicable Law. FNB and each of the FNB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, all Laws applicable to FNB or any of the FNB Subsidiaries, including the Equal Credit Opportunity Act and Regulation B, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept

and Obstruct Terrorism (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and applicable limits on loans to one borrower, except where such failure to hold or such noncompliance is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.14 FNB Regulatory Matters.

(a) FNB is duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. FNB has effectively elected to become, and continues to meet the criteria of, a financial holding company under the BHC Act.

(b) The deposit accounts of FNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FNB’s knowledge, threatened. FNB Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c) Since January 1, 2019, neither FNB nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Regulatory Agency or other Governmental Entity. Neither FNB nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Agency or other Governmental Entity that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FNB nor any of its Subsidiaries has reason to believe that any Regulatory Agency or other Governmental Entity is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d) Except for examinations of FNB and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Regulatory Agency or other Governmental Entity has initiated, threatened, or has pending any proceeding or, to the knowledge of FNB, any inquiry or investigation into the business or operations of FNB or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB or to prevent or materially delay receipt of the Requisite Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Agency or other Governmental Entity in any report of examination, report of inspection, supervisory letter or other communication with FNB or any of its Subsidiaries that (i) relates to anti-money laundering, economic sanctions, or consumer protection, (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB or (iii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.

4.15 Undisclosed Liabilities. Neither FNB nor any of its Subsidiaries has, and since December 31, 2020, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except for (i) those liabilities properly accrued or reserved against in the unaudited consolidated balance sheet of FNB and its Subsidiaries as of March 31, 2021 included in the FNB Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2021, (iii) liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

4.16 Environmental Liability. To FNB’s knowledge, (i) FNB and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be likely to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be likely to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has made available to HBI copies of all material environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or leased property of FNB which were prepared in the last two (2) years.

4.17 Reorganization. As of the date of this Agreement, to the knowledge of FNB, no fact or circumstance exists that would reasonably be likely to prevent the Merger from qualifying for the Intended Tax Treatment.

4.18 Insurance. FNB and the FNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 4.18 of the FNB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

4.19 Investment Securities. Except where failure to be true would not reasonably be likely to have a Material Adverse Effect on FNB, (a) each of FNB and the FNB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FNB or the FNB Subsidiaries, and (b) such securities are valued on the books of FNB in accordance with GAAP in all material respects.

4.20 Intellectual Property.

(a) (i) FNB and the FNB Subsidiaries own or have a valid license to use all material FNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates), (ii) to the knowledge of FNB, FNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of FNB and the FNB Subsidiaries as currently conducted, (iii) FNB Intellectual Property that is registered and owned by FNB or any of the FNB Subsidiaries, and to the knowledge of FNB, all other registered FNB Intellectual Property, has not been cancelled, forfeited, expired or abandoned, (iv) FNB Intellectual Property that is registered is valid, and neither FNB nor any of the FNB Subsidiaries has received written notice challenging the validity or enforceability of FNB Intellectual Property, and (v) to the knowledge of FNB, the conduct of the business of FNB and the FNB Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any other Person, nor to the knowledge of FNB has FNB or any of the FNB Subsidiaries received any written communications alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To FNB’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has FNB or any of the FNB Subsidiaries sent any written communications alleging that any person has infringed, diluted, misappropriated or violated, any of the FNB Intellectual Property owned by FNB or a FNB Subsidiary.

(b) For the purposes of this Agreement, the term “FNB Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of FNB or any of its Subsidiaries

(c) At all times, (i) FNB and each of the FNB Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all FNB Intellectual Property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) FNB’s and the FNB Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by FNB in connection with its business, and have not materially malfunctioned or failed within the past two (2) years, (iii) to FNB’s knowledge, no Person has gained unauthorized access to the IT Assets and (iv) FNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

4.21 Loans; Nonperforming and Classified Assets.

(a) Each Loan on the books and records of FNB or any FNB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has made available to HBI a listing as to FNB and each FNB Subsidiary as of the latest practicable date, which shall be a date no earlier than January 1, 2020: (i) any Loan with an outstanding balance of $10,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

(c) All reserves or other allowances for loan losses reflected in FNB’s financial statements included in the FNB Reports as of and for the year ended December 31, 2020 and as of and for the three (3) months ended March 31, 2021, comply in all material respects with the standards established by Governmental Entities and GAAP. Neither FNB nor FNB Bank has been notified in writing by any state or federal bank regulatory agency that FNB’s reserves are inadequate or that the practices and policies of FNB in establishing its reserves for the year ended December 31, 2020 and the three (3) months ended March 31, 2021, and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

(d) All Loans owned by FNB or any FNB Subsidiary, or in which FNB or any FNB Subsidiary has an interest, comply in all material respects with applicable Laws, including applicable usury statutes, underwriting and recordkeeping requirements, Regulation O and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

4.22 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. To FNB’s knowledge, neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.23 Ownership of HBI Shares. As of the date hereof, neither FNB, nor, to the knowledge of FNB, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any shares of HBI Common Stock, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of HBI Common Stock. None of FNB or its Subsidiaries is now, nor at any time within the last three (3) years has been, an “interested shareholder” or an affiliate of an interested shareholder, as such terms are defined in Section 3-601 of the MGCL.

4.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. FNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to FNB and its Subsidiaries, taken as a whole, FNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

4.25 No Other Representations or Warranties.

(a) Except for the representations and warranties made by FNB in this Article 4, neither FNB nor any other person makes any express or implied representation or warranty with respect to FNB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FNB hereby disclaims any such other representations or warranties.

(b) FNB acknowledges and agrees that neither HBI nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as otherwise required by Law or regulatory directive, each of FNB and HBI shall, and shall cause each of their respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be likely to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) Subject to applicable Law, including Laws with respect to the exchange of information, the disclosure of confidential supervisory information, the protection of personally identifiable information and the exercise of a controlling influence over the management or policies of another Person, HBI agrees that between the date of this Agreement and the Effective Time:

(i) (1) the materials to be presented at the meetings of any HBI Bank loan committee shall be provided to a designated representative of FNB at the same time such materials are provided to such loan committee; (2) HBI shall provide the minutes of each such meeting to the designated FNB representative promptly after such meeting; (3) HBI shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in HBI’s financial statements included in the HBI Reports as of and for the year ended December 31, 2020 and for the three months ended March 31, 2021; (4) HBI shall promptly notify FNB if HBI or any HBI Subsidiary has been notified by any state or federal bank Regulatory Agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over HBI or any HBI Subsidiary or HBI’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of HBI; and (5) HBI shall prepare and furnish to FNB at least quarterly an updated list of all extensions of credit and OREO that have been classified by HBI or any HBI Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import;

(ii) upon request of FNB, HBI shall furnish to FNB such information to which HBI has access or prepares in the ordinary course of business as FNB may reasonably request regarding any loans, loan relationships and commitments of HBI Bank entered into between June 10, 2021, and the date hereof; and

(iii) upon request of FNB, HBI shall furnish to FNB such information to which HBI has access or prepares in the ordinary course of business as FNB may reasonably request regarding any loans, loan relationships and commitments of HBI Bank entered into after the date hereof in which the amount involved is equal to or greater than (i) $10,000,000 on a secured basis and (ii) $2,500,000 on an unsecured or undersecured basis.

5.2 HBI Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.2 of the HBI Disclosure Schedule or as otherwise required by Law or regulatory directive, including Pandemic Measures, HBI shall not, and shall not permit any of the HBI Subsidiaries to, without the prior written consent of FNB (which shall not be unreasonably withheld, conditioned or delayed):

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of HBI to HBI or to service subordinated notes and trust preferred securities outstanding as of the date hereof, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of HBI Stock Options in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of HBI or any of the HBI Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the settlement of any HBI Restricted Stock Unit Award or shares purchased through the HBI ESPP or the exercise of any HBI Stock Option;

(b) grant any stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards, or other equity or equity-based awards with respect to shares of HBI Common Stock, except as required by an existing contract, plan, arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of shares of HBI Common Stock upon the exercise of HBI Stock Options, vesting of the HBI Restricted Stock Unit Awards, or shares purchased through the HBI ESPP;

(c) amend the HBI Articles, HBI Bylaws or other comparable organizational documents of any of the HBI Subsidiaries;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except (v) with respect to securities (which shall be subject to Section 5.2(z)), (w) assets acquired upon foreclosure, (x) assets acquired in the ordinary course of business consistent with past practice that do not exceed $1,000,000 in the aggregate, (y) mortgages and other third party loans acquired on the ordinary course of business consistent with past practice, or (z) with respect to capital expenditures (which shall be subject to Section 5.2(k)), or (ii) except as set forth in Section 5.2(d)(ii) of the HBI Disclosure Schedule, open, acquire, close or sell any branches;

(e) except as set forth in Section 5.2(e) of the HBI Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (except with respect to securities, which shall be subject to Section 5.2(z)) to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business for an amount not in excess of $500,000 individually and $1,000,000 in aggregate;

(f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than HBI or any HBI Subsidiary, except for (A) borrowings having a maturity of not more than 90 days under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of HBI or any of the HBI Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, or (C) ordinary advances and reimbursements to employees and endorsements of banking instruments, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in Tax law requirements, changes in GAAP or regulatory accounting principles or as required by HBI’s independent auditors or its Regulatory Agencies;

(h) change in any material respect its underwriting, operating, investment or risk management or other similar policies, procedures or practices of HBI or any of the HBI Subsidiaries except as required by such policies, applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) terminate or waive any material provision of any agreement, contract or obligation that is material to HBI or any of its Subsidiaries or enter into or renew any such agreement, contract or obligation, including any bank owned life insurance policies;

(k) incur any capital expenditures in excess of $200,000 individually and $500,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity that is not a HBI Subsidiary and in which HBI directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Agency or Governmental Entity in respect of the operations of its or its Subsidiaries’ businesses, except as required by applicable Law based upon the advice of Howard’s legal advisors;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) not in excess of $1,000,000 individually or $3,000,000 in the aggregate with respect to claims, actions, litigations, arbitrations, suits, investigations or proceedings made, filed or instituted prior to the date hereof, and (ii) not in excess of $500,000 in the aggregate with respect to claims, actions, litigation, arbitrations, suits, investigations or proceedings made, filed or instituted on or after the date hereof;

(o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation or customers, except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated by this Agreement;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(q) take any action that would be reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates;

(r) except as contemplated by this Agreement, take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, except, in every case, as may be required by applicable Law;

(s) which consent shall be deemed received unless FNB shall object thereto in writing within two (2) business days after receipt of written notice from HBI (which notice shall be deemed delivered if provided by email to FNB’s chief credit officer or his designee at the email address set forth in Section 5.2(s) of the FNB Disclosure Schedule) to (i) make, renew or otherwise modify any Loan (except for any Loan duly approved as of the date hereof) to any Person if the Loan is an existing credit on the books of HBI and classified as “doubtful” or “loss,” or if the Loan is an existing credit on the books of HBI and classified as “substandard,” in excess of $3,000,000, or if the Loan has been designated by the parties as “substandard” in Section 5.2(s) of the HBI Disclosure Schedule, or (ii) make, renew or otherwise modify any Loan (except for any Loan duly approved as of the date hereof) to any Person if the Loan is an existing credit on the books of HBI and classified as “special mention” in excess of $3,000,000, or if the Loan has been designated by the parties hereto as “special mention” in Section 5.2(s) of the HBI Disclosure Schedule, or (iii) make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved as of the date hereof) to any individual if immediately after making an unsecured Loan or Loans, such individual would be indebted to HBI Bank in an aggregate amount in excess of $2,000,000 (or in the case of any other type of Person, such Person would be indebted to HBI Bank in an aggregate amount in excess of $2,000,000) on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iv) make any fully secured Loan or Loans (except for any Loan or Loans duly approved as of the date hereof) to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to HBI Bank in an aggregate amount in excess of $10,000,000, or (v) make, renew or otherwise modify any Loan (except for any Loan duly approved as of the date hereof) for general commercial construction, residential development or to a builder or for any land purchase or other land development with a principal balance in excess of $5,000,000; or (vi) originate, make, participate in or purchase (1) any hotel or golf course or (2) any restaurant Loan exceeding $1,000,000;

(t) make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (B) its hedging policies and practices, in each case except as may be required by such policies and practices or by any applicable Laws; or (ii) make, renew, amend or modify, including by entering into any forbearance agreement with respect to, any Loan, in each case, other than in the ordinary course of business and consistent with the effective policies and practices of HBI and the HBI Subsidiaries;

(u) other than in the ordinary course of business consistent with past practice, originate, participate or purchase any new Loan (except for any Loan that was duly approved for origination, participation or purchase prior to the date hereof) that is (i) serviced by a third party or (ii) outside of the States of Delaware, Maryland, New Jersey, North Carolina, South Carolina, Pennsylvania, Ohio, West Virginia, Virginia, Tennessee and Kentucky and the District of Columbia;

(v) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of HBI or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except (a) as required under the terms of any HBI Benefit Plan existing as of the date hereof, (b) as contemplated by this Agreement or (c) for any of the following:

(i) merit or promotion based salary or wage increases for those employees (including named executive officers) of HBI and its Subsidiaries who would normally be eligible for a merit or promotion based salary or wage increase during the period commencing on the date hereof through the Closing Date in the ordinary course of business consistent with past practice, not to in the aggregate exceed the dollar amount of the budgeted salary expense set forth in Section 5.2(v) of the HBI Disclosure Schedule;

(ii) bonuses payable for 2021 performance in accordance with HBI’s short-term incentive plan that are accrued in accordance with HBI’s customary and normal practices and based upon achievement of actual performance levels, as determined by HBI’s Compensation Committee, and are set forth in Section 5.2(v)(ii) of the HBI Disclosure Schedule;

(iii) changes that are required by applicable Law or are advisable in order to (A) comply with Section 409A of the Code or (B) prevent or reduce the imposition of an excise tax under Section 4999 of the Code, provided, that such changes shall have been provided to FNB with a reasonable opportunity for FNB to provide comments and consent regarding such changes; and

(iv) the making of required contributions pursuant to Section 6.6(e) under the Howard Bank 401(k) Plan and all other 401(k) plans of HBI and its ERISA Affiliates (collectively, the “401(k) Plans”) as in existence on the date of this Agreement;

(w) hire any person as an employee of HBI or any of the HBI Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement, (ii) to fill any vacancies existing as of the date of this Agreement or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of HBI or a HBI Subsidiary of HBI, as applicable; provided, however, that the total salary and wage expense for any such person hired or promoted may not exceed $125,000; provided, further that the total salary and target bonus opportunity for all such persons hired or promoted shall not cause HBI to exceed, in the aggregate, the dollar amount for the budgeted salary and wage expense set forth in Section 5.2(v) of the HBI Disclosure Schedule;

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2; or

(y) engage in any new loan transaction with an officer or director or principal shareholder (as such terms are defined in 12 C.F.R. Part 215), it being acknowledged and agreed by HBI that each such loan transaction that HBI presents to FNB for approval pursuant to this Section 5.2(y) shall be required to comply with Regulation O (as interpreted and enforced by the OCC); or

(z) manage HBI’s securities portfolio in a manner materially inconsistent with HBI’s policies in effect as of the date hereof; provided that, at least five (5) business days before the first day of each calendar month during the period from the date of this Agreement to the Effective Time, HBI will provide to FNB a written summary reasonably detailing its investment strategy (and any changes therein) for the following three (3) consecutive calendar month period with respect to its investment securities, derivatives portfolio or its interest rate exposure; and provided further, HBI will not purchase any debt securities other than (i) debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investor Services, and (iii) having a duration not exceeding two (2) years.

5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, set forth in Section 5.3 of the FNB Disclosure Schedule or as otherwise required by Law or regulatory directive, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of HBI (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to HBI or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;

(b) (i) other than (A) regular quarterly cash dividends by FNB or (B) dividends and distributions by a direct or indirect Subsidiary of FNB to FNB or any direct or indirect wholly owned Subsidiary of FNB, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of options to purchase shares of FNB Common Stock in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of FNB or any of the FNB Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the settlement of any restricted stock awards of FNB or the exercise of any options to purchase shares of FNB Common Stock;

(c) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(d) except as contemplated by this Agreement, take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, except, in every case, as may be required by applicable Law;

(e) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, merger, consolidation, share exchange or other business combination, in any case to the extent such action would be reasonably likely to prevent, or impede or delay, the consummation of the transactions this Agreement contemplates;

(f) take any action that would be reasonably likely to impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable (but in any case, within forty-five (45) calendar days of the date of this Agreement), the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of HBI and FNB constituting a part thereof and all related documents. HBI shall prepare and furnish to FNB such information relating to it and its Subsidiaries, directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents. HBI and its legal, financial and accounting advisors shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, conditioned or delayed, such Registration Statement prior to its filing. HBI agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Each of HBI and FNB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, HBI shall promptly mail the Proxy Statement to its shareholders, and the expenses in connection therewith shall be borne in accordance with Section 9.3(a).

(b) Each of HBI and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of HBI and FNB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall at the dates of mailing to HBI’s shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Each of HBI and FNB further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the shareholders of HBI.

(c) FNB agrees to advise HBI, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly (but in any case, within forty-five (45) calendar days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger and the Bank Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. HBI and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to HBI or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. In furtherance and not in limitation of the foregoing, each of FNB and HBI shall use their respective reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB or HBI to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Agencies or Governmental Entities that would reasonably be likely to have a Material Adverse Effect on the Surviving Company after giving effect to the Merger, after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, HBI agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of HBI and FNB following consummation of the Merger.

(e) Each of FNB and HBI shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, HBI or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and HBI shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates.

(g) HBI and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the SEC, the Federal Reserve Board, the FDIC, the OCC, the MDOFR or the NYSE. In addition, the Chief Executive Officers of HBI and FNB shall be permitted to respond to appropriate questions about the Merger from the press. HBI and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of HBI and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. HBI shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable Law. Neither HBI nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would be likely to jeopardize or prejudice the attorney-client privilege or attorney work-product protection of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including laws relating to confidential supervisory information. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement, dated April 26, 2021, between HBI and FNB (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 Shareholder Approval.

HBI shall call a meeting of its shareholders for the purpose of obtaining the Requisite HBI Vote (the “HBI Shareholders Meeting”), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective. Subject to Section 6.11(b), HBI shall (i) through the Board of Directors of HBI, recommend that the shareholders of HBI approve and adopt this Agreement, and approve the Merger and the other transactions this Agreement contemplates, (ii) include such recommendation in the Proxy Statement (the “HBI Recommendation”), and (iii) subject to the fiduciary duties of the Board of Directors of HBI, use its reasonable best efforts to obtain from its shareholders a vote approving and adopting the Merger and this Agreement. Without limiting the generality of the foregoing, HBI’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to HBI of any Acquisition Proposal or by any change in the HBI Recommendation.

6.4 Reasonable Best Efforts; Cooperation. Each of HBI and FNB agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of HBI and the HBI Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB’s defined benefit pension plan and any other plan frozen to new participants (collectively, the “FNB Eligible Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of HBI and the HBI Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding HBI Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of HBI under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as HBI or the HBI Subsidiaries have provided. Notwithstanding the foregoing, during the period commencing at the Effective Time and ending on the first anniversary thereof, FNB or its Subsidiaries shall provide severance payments and benefits to each employee of HBI and the HBI Subsidiaries (as of immediately prior to the Effective Time) that are no less favorable than the severance payments and benefits provided by FNB and its Subsidiaries to their similarly situated employees, as of the date hereof and as further described in Section 6.6(a) of the HBI Disclosure Schedule.

(b) FNB shall cause each FNB Eligible Plan in which employees of HBI and the HBI Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with HBI and the HBI Subsidiaries to the same extent as such service was credited for such purpose by HBI or the HBI Subsidiaries, and, solely for purposes of FNB’s severance and vacation plans, policies and programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those HBI Benefit Plans that correspond to FNB Eligible Plans until employees of HBI and the HBI Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the HBI Benefit Plans in accordance with and to the extent permitted by their terms.

(c) At and following the Effective Time, FNB and the Surviving Company shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of HBI and the HBI Subsidiaries and current and former directors of HBI and the HBI Subsidiaries existing as of the Closing Date under any HBI Benefit Plan.

(d) At such time as employees of HBI and the HBI Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were satisfied or waived under the analogous HBI Benefit Plan, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous HBI Benefit Plan prior to the Effective Time and (iii) provide each such employee of HBI and the HBI Subsidiaries and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under an HBI Benefit Plan (to the same extent that such credit was given under the analogous HBI Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any medical, dental or health plan of FNB or its Subsidiaries.

(e) HBI shall adopt such Board resolutions and take such other action as FNB may reasonably request at least thirty (30) days prior to the Effective Time to cause all 401(k) Plans to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the 401(k) Plans as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the 401(k) Plans as of the Plan Termination Date will not adversely affect the plan’s qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including adopting such amendments to the 401(k) Plans as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plans upon its termination, the account balances in the 401(k) Plans shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct (or, where no direction is received, to an individual retirement account as an automatic rollover). The Surviving Company shall take all other actions necessary to complete the termination of the 401(k) Plans, including filing a Final Form 5500, that arise after the Effective Time. FNB agrees, to the extent permitted by applicable Law, to permit the participants in the 401(k) Plans who become employees of FNB or its Subsidiaries to roll over their account balances in the 401(k) Plans and loans from the 401(k) Plans to the F.N.B. Corporation Progress Savings 401(k) Plan. Notwithstanding anything in Section 6.6(a) to the contrary, employees of HBI or any HBI Subsidiary who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the F.N.B. Corporation Progress Savings 401(k) Plans.

(f) Immediately prior to the Effective Time, HBI shall, at the written request of FNB, (i) freeze or terminate each other HBI Benefit Plan as requested by FNB, including without limitation, any non-qualified deferred compensation plans and make appropriate distributions therefrom; and (ii) freeze all post-retirement benefits available under the HBI Benefit Plans.

(g) HBI shall take such action, and provide any required notices, as may be necessary or appropriate to cause any Person presently serving as a trustee or administrator to any HBI Benefit Plan to be removed effective as of the Effective Time and to appoint FNB, First National Trust Company, or such other FNB Subsidiary or committee as FNB shall specify, to serve as successor trustee or administrator to such removed individual trustees or administrators effective as of the Effective Time.

(h) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any HBI Benefit Plan; (ii) prevent FNB, HBI or any of their successors or Affiliates, after the Effective Time, from terminating the employment of any HBI employee who remains employed with HBI or any of the HBI Subsidiaries; or (iii) create any third party beneficiary rights in any employee of HBI or any of the HBI Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any HBI employee by FNB, HBI or any of their successors or Affiliates or under any benefit plan which FNB, HBI or any of their successors or Affiliates may maintain.

(i) As soon as practicable following the Effective Time, FNB shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to each of the HBI Equity Plans assumed by FNB and the shares of FNB Common Stock subject to the assumed HBI Stock Options that were originally granted under such HBI Equity Plans and the assumed HBI Restricted Stock Unit Awards. FNB shall use its commercially reasonable efforts to maintain the effectiveness of each such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such assumed HBI Stock Options and HBI Restricted Stock Unit Awards remain outstanding.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of HBI or any of the HBI Subsidiaries or who is or was serving at the request of HBI or any of the HBI Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of HBI or any of the HBI Subsidiaries or was serving at the request of the HBI or any of the HBI Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, (A) indemnify and hold harmless, as and to the fullest extent currently provided under applicable Law, the HBI Articles and the HBI Bylaws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim and (B) advance expenses as incurred (including in advance of the final disposition of any Claim) by such Indemnified Party to the fullest extent permitted by applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) if required by applicable Law to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided under Section 6.7(a), shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the HBI Articles or the HBI Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Party and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7(b) shall impair any rights or obligations of any current or former director or officer of HBI or its Subsidiaries, including pursuant to the respective organizational documents of HBI, or its Subsidiaries, under applicable Law or otherwise.

(c) Prior to the Effective Time, FNB shall obtain and thereafter maintain for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies covering the Indemnified Parties who as of the Effective Time are covered by HBI’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, provided that the policies must be of at least the same coverage amounts (as set forth on Section 3.20 of the HBI Disclosure Schedule) and contain coverage terms and conditions and that are not less advantageous than such policy of HBI. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid policy has been obtained prior to the Effective Time from an insurer or insurers selected by FNB in consultation with HBI that has or have an insurer financial strength rating by A.M. Best Co. of at least “A”, which policy provides the Indemnified Parties with coverage, from the Effective Time to the sixth (6th) anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to the Indemnified Parties than HBI’s directors’ and officers’ liability insurance policy existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder. However, in no event shall FNB be required to expend, on an annual basis, an amount in excess of 300% of the annual premium paid by HBI for such insurance (the “Insurance Amount”) on the date of this Agreement, and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its reasonable best efforts to obtain policies containing coverage amounts, terms and conditions that are the most advantageous for the Indemnified Parties as is available for the maximum Insurance Amount.

(d) The provisions of this Section 6.7(d) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If the Surviving Company, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Company will cause proper provision to be made so that the successors and assigns of the Surviving Company will expressly assume the obligations of the Surviving Company set forth in this Section 6.7(d).

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of HBI, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes. Each of FNB and HBI shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article 7 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 7 to be satisfied.

6.10 Dividends. HBI shall not declare or pay any dividend in respect of shares of HBI Common Stock.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, HBI will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “HBI Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to HBI or any of the HBI Subsidiaries or afford access to the business, properties, assets, books or records of HBI or any of the HBI Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(f), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, HBI and its Board of Directors shall be permitted: (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of HBI shall not withdraw or modify in a manner adverse to FNB the HBI Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, any Third Party in response to a bona fide Acquisition Proposal by any such Third Party, if (x) HBI’s Board of Directors concludes in good faith, based on the information then available after consultation with outside counsel and, with respect to financial matters, its financial advisor that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law and that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, (y) prior to providing any information or data to any Third Party in connection with such Acquisition Proposal by any such Third Party, HBI’s Board of Directors receives from such Third Party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to HBI than those contained in the Confidentiality Agreement and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the HBI Recommendation (the “Change in HBI Recommendation”) if HBI’s Board of Directors concludes in good faith, based on the information then available after consultation with outside counsel and, with respect to financial matters, its financial advisor, that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law. Notwithstanding any Change in HBI Recommendation, this Agreement shall be submitted to the shareholders of HBI at the HBI Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve HBI of such obligation; provided, however, that if the Board of Directors of HBI shall have effected a Change in HBI Recommendation, then the Board of Directors of HBI may submit this Agreement to HBI’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of HBI may communicate the basis for its lack of a recommendation to HBI’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, HBI shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(c) HBI will promptly, and in any event within twenty-four (24) hours, (i) notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall include the material terms and conditions of the Acquisition Proposal, and (ii) notify FNB in writing of any related developments, discussions and negotiations on a current basis; including any amendments to or revisions of the terms of such Acquisition Proposal.

(d) HBI agrees that it will, and will use its reasonable best efforts to cause the HBI Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the total revenues, net income or total assets of HBI and the HBI Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of the shares of HBI Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 20% or more of the shares of HBI Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 20% or more of the shares of HBI Common Stock after the date of this Agreement, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of HBI or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HBI other than the transactions this Agreement contemplates.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of HBI Common Stock then outstanding or all or substantially all of HBI’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of HBI in good faith concludes, based on the information then available after consultation with its financial advisor and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of HBI in its good faith judgment believes to be more favorable to HBI than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of HBI and (C) is reasonably capable of being completed.

(iii) For purposes of this Section 6.11, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(f) If a Payment Event occurs, HBI shall pay FNB by wire transfer of immediately available funds, within three (3) business days following such Payment Event, a fee of $15,000,000 (the “Break-up Fee”), provided, however, that if a Payment Event occurs, HBI shall have no obligation to pay FNB’s expenses under Section 9.3(b) and any amounts previously paid pursuant to Section 9.3(b) shall be credited against the Break-up Fee.

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f);

(ii) the termination of this Agreement by HBI pursuant to Section 8.1(g);

(iii) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement by FNB pursuant to Section 8.1(b)(i) or 8.1(c) (in the case of Section 8.1(c), without the Requisite HBI Vote having been obtained), or by either FNB or HBI pursuant to Section 8.1(e), in each case, provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) HBI enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the assets of HBI and the HBI Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of HBI Common Stock.

(h) Each of HBI and FNB acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements HBI and FNB, respectively, would not enter into this Agreement. Accordingly, in the event HBI fails to pay the Break-up Fee promptly when due, HBI shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred by FNB in collecting such Break-up Fee together with interest on the amount of the Break-up Fee, or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition. Commencing on the date of this Agreement, FNB and HBI shall, and shall cause their respective Subsidiaries to, reasonably assist each other to facilitate the integration, from and after the Closing, of HBI and the HBI Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB a controlling influence over the management or policies of HBI or any of the HBI Subsidiaries, or otherwise violate applicable Laws. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of HBI and the HBI Subsidiaries in the ordinary course of business and applicable Law, HBI shall use reasonable efforts to cause the employees and officers of HBI and the HBI Subsidiaries, including HBI Bank, to reasonably cooperate with FNB in performing tasks reasonably required in connection with such integration. Such tasks shall include making available the employees of HBI and the HBI Subsidiaries at mutually agreeable times for training with respect to FNB systems and products.

6.13 Tax Representation Letters.

(a) Officers of FNB and HBI shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Nelson Mullins Riley & Scarborough, LLP, tax counsel to HBI, tax representation letters or certificates of officers (“Tax Representation Letters”) substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(d) and Section 7.3(d) of this Agreement.

(b) FNB and HBI shall each use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including (i) not taking any action that such party knows would reasonably be likely to prevent such qualification and (ii) considering and negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). For U.S. federal income tax purposes, FNB and HBI shall each report the Merger in a manner consistent with such qualification.

(c) FNB and HBI shall each use its reasonable best efforts to obtain the Tax opinions described in Sections 7.2(d) and 7.3(d), including by causing its officers to execute and deliver Tax Representation Letters to the law firms delivering such Tax opinions at such time or times as may reasonably be requested by such law firms. FNB and HBI shall each use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.13.

6.14 Rule 16b-3. Prior to the Effective Time, FNB and HBI shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of HBI Equity Awards (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Advisory Board. FNB shall take all appropriate steps so that, as of the Effective Time, two current members of HBI Board of Directors shall be appointed as the Chairperson and Vice Chairperson of the FNB Mid-Atlantic Regional Advisory Board with such persons being selected jointly by HBI and FNB. Each advisory director shall serve for a minimum term of two (2) years. Such advisory board shall be operated in a manner that is consistent with FNB’s Community Bank Charter, including as to compensation for service as an advisory director.

6.16 Informational Systems Conversion. From and after the date hereof, FNB and HBI shall use their commercially reasonable efforts to facilitate the integration of the business of HBI into FNB in connection with the consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems (the “Informational Systems Conversion”) to a single such system. It is the intent of the Parties that, to the extent commercially reasonable, the systems of HBI be converted to those used by FNB as soon as reasonably practicable after the Effective Time. Such planning shall include, but not be limited to: (a) discussion of the parties’ third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used in connection with the discontinued systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; (e) staff augmentation for critical business functions; (f) providing copies of all system conversion planning and testing documents and related materials to FNB in advance of the development of the final systems conversions plans and observational rights for an FNB representative to attend HBI conversion planning meetings concerning the systems conversions along with the right to observe data system conversion testing protocols and access to data required to effectively map systems; and (g) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

6.17 Control of Operations. Nothing contained in this Agreement shall give either FNB or HBI, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.18 Assumption of HBI Debentures. As of the Effective Time and upon the terms and conditions set forth herein, FNB shall assume all rights and obligations of HBI under and relating to the HBI Debentures, including the due and punctual payment of the principal of and any premium and interest on the HBI Debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the HBI Debentures to be performed or observed by HBI. As of the Effective Time, the trust preferred securities included in the HBI Debentures shall rank pari passu to FNB’s trust preferred securities issued and outstanding from time to time and the subordinated debt securities included in the HBI Debentures shall rank pari passu to FNB’s subordinated debt obligations issued and outstanding from time to time. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or consents deemed necessary by the Parties, in consultation with counsel to effectuate the assumption in accordance with the requirements of the HBI Debentures and Parent’s existing debt instruments, including but not limited to, any trustee and holder notifications or consents that must be delivered or obtained, as applicable, prior to or in connection with the assumption.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by Requisite HBI Vote shall have been obtained.

(b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of HBI Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and (ii) none of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable Law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of HBI set forth in this Agreement (other than the representations and warranties in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.3(b)(i), 3.7 and 3.8(ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of such representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on HBI (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of HBI set forth in Sections 3.1(a), 3.1(c), 3.3(a), 3.3(b)(i) and 3.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of HBI set forth in Section 3.2(a) and Section 3.8(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except, in the case of Section 3.2(a), for inaccuracies that are de minimis.

(b) Performance of Obligations of HBI. HBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of HBI. FNB shall have received a certificate signed on behalf of HBI by the Chief Executive Officer or the Chief Financial Officer of HBI certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) Federal Tax Opinion. FNB shall have received the written opinion of its tax counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in Tax Representation Letters executed by officers of HBI and FNB.

7.3 Conditions to Obligation of HBI to Effect the Merger. The obligation of HBI to effect the Merger is also subject to the satisfaction or waiver by HBI, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of FNB set forth in this Agreement (other than the representations and warranties in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.3(b)(i), 4.7 and 4.8(ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of such representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on FNB (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of FNB set forth in Sections 4.1(a), 4.1(c), 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of FNB set forth in Section 4.2(a) and Section 4.8(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except, in the case of Section 4.2(a), for inaccuracies that are de minimis.

(b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of FNB. HBI shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d) Federal Tax Opinion. HBI shall have received the written opinion of its tax counsel, Nelson Mullins Riley & Scarborough, LLP, in form and substance reasonably satisfactory to HBI, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon Tax Representation Letters executed by officers of HBI and FNB.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after the obtainment of the Requisite HBI Vote and the Merger may be abandoned:

(a) Mutual Consent. by the mutual consent in writing of FNB and HBI if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b) Breach.

(i) by FNB, if (A) any of the representations and warranties of HBI contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) HBI shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement, and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of thirty (30) days after HBI has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond the Outside Date;

(ii) by HBI, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, in either case other than as a result of a material breach by HBI of any of its obligations under this Agreement, and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of thirty (30) days after FNB has received written notice from HBI of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond the Outside Date;

(c) Delay. by FNB or HBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Time, on June 30, 2022 (the “Outside Date”), unless the failure of the Merger to be consummated by the Outside Date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) No Regulatory Approval. By FNB or HBI, if its respective Board of Directors so determines, in the event the approval of any Governmental Entity required for consummation of the Merger or the Bank Merger shall have been denied by final nonappealable action of such Governmental Entity, an application therefor shall have been permanently withdrawn at the request of any Governmental Entity or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement;

(e) No HBI Shareholder Approval. by FNB, or by HBI provided that HBI shall not be in material breach of any of its obligations under Section 6.3, if the Requisite HBI Vote shall not have been obtained by reason of the failure to obtain the Requisite HBI Vote at the HBI Shareholders Meeting or at any adjournment or postponement thereof;

(f) HBI Failure to Recommend. at any time prior to such time as the Requisite HBI Vote is obtained, by FNB if (i) HBI shall have breached Section 6.11(a) – (d) in any respect materially adverse to FNB, (ii) the HBI Board of Directors shall have failed to make the HBI Recommendation or shall have effected a Change in HBI Recommendation, (iii) the HBI Board of Directors shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection of within the ten (10) business day period specified in Rule 14e-2 under the Exchange Act), or proposed or resolved to recommend or endorse an Acquisition Proposal, or (iv) HBI shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the HBI Shareholders Meeting;

(g) Superior Proposal. at any time prior to the such time as the Requisite HBI Vote has been obtained, by HBI in order to enter concurrently into an Acquisition Proposal that has been received by HBI and the HBI Board of Directors in compliance with Sections 6.11(a) and (b) and that HBI’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by HBI pursuant to this Section 8.1(g) only after the third (3rd) business day following HBI’s provision of written notice to FNB advising FNB that the HBI Board of Directors is prepared to accept a Superior Proposal (it being understood, for the avoidance of doubt, that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g)) and only if (i) during such three (3) business day period, HBI has negotiated, and has used its reasonable best efforts to cause its financial and legal advisors to negotiate, with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) HBI’s Board of Directors has considered any such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB, and further provided that such termination shall not be effective until HBI has paid the Break-up Fee provided by Section 6.11(f) to FNB; or

(h) FNB Market Value. By HBI, if the HBI Board of Directors so determines by a majority vote of its members at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions (clauses (i) and (ii) immediately below) are satisfied:

(i) the FNB Market Value is less than 80% of the Initial FNB Market Value; and

(ii) the number obtained by dividing the FNB Market Value by the Initial FNB Market Value (“FNB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii) For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

(A) “FNB Market Value” shall be the average of the daily closing sales prices of a share of FNB Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the date on which the last Requisite Regulatory Approval is obtained with respect to the transactions contemplated by this Agreement, without regard to a requisite waiting period.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the KBW Nasdaq Regional Banking Index; provided, however, that if the KBW Nasdaq Regional Banking Index is not available for any reason, “Index” shall mean the KBW Nasdaq Bank Index.

(E) “Initial FNB Market Value” means the average of the daily closing sales prices of a share of FNB Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(iv) For purposes of this Section 8.1(h), if FNB or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination,

exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

If the HBI Board of Directors determines to terminate this Agreement pursuant to this Section 8.1(h), HBI shall give prompt written notice thereof to FNB (the “Notice of Termination”). This Agreement shall terminate at the end of the fifth (5th) day following the date the Notice of Termination was provided by HBI to FNB (the “Termination Effective Time”); provided, however, that HBI’s Notice of Termination may be withdrawn by HBI at any time prior to the Termination Effective Time; and provided, further, that during the five-day period commencing with its receipt of the Notice of Termination, FNB shall have the option to increase the Exchange Ratio (calculated to the nearest one one-thousandth) so that the value of the Merger Consideration (calculated based on the FNB Market Value) equals the lesser of:

(x) the product of the Initial FNB Market Value, 0.80 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)); and

(y) an amount equal to (1) the product of the Index Ratio, 0.80, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)), and the FNB Market Value, divided by (2) the FNB Ratio.

If FNB so elects within such five-day period, it shall give prompt (and in any event, prior to the Termination Effective Time) written notice to HBI of such election and the revised Exchange Ratio, in which event no termination shall occur pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section.

8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or HBI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.2(b), 6.11(f)-(h), 8.2, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its fraud or willful breach of any of the provisions of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after the receipt of the Requisite HBI Vote; provided, however, that after the receipt of the Requisite HBI Vote, there may not be, without further approval of the HBI shareholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after the receipt of the Requisite HBI Vote, there may not be, without further approval of the HBI shareholders, any extension or waiver that requires further approval under applicable Law or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of HBI Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M., Pittsburgh time, at the offices of Reed Smith LLP, on a date which shall be no later than five (5) business days after the satisfaction or waiver, subject to applicable Law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof, unless the parties, by mutual written agreement, agree that the Closing shall occur on another date or place or at another time (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed, in whole or in part, after the Effective Time.

9.3 Expenses.

(a) Each party to this Agreement will bear all fees and expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement, mailing the Proxy Statement to HBI’s shareholders in connection with the shareholders meetings contemplated by Section 6.3, and all filing and other fees to be paid to the SEC in connection with the Merger shall be shared equally between HBI and FNB, and provided further that, in accordance with Section 8.2, nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i); or

(ii) HBI pursuant to Section 8.1(b)(ii),

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within three (3) business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $600,000, including professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly given if delivered personally, sent via facsimile, with confirmation, sent via email, with confirmation, so long as such email states it is a notice delivered pursuant to this Section 9.4, delivered by an express courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) if to HBI, to:

Howard Bancorp, Inc.

3301 Boston Street

Baltimore, MD 21224

Attention: Mary Ann Scully, Chairman & Chief Executive Officer

Email: mascully@howardbank.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley &Scarborough, LLP

2 W. Washington Street

Greenville, South Carolina 29601

Facsimile: (864) 250-2207

Email: john.jennings@nelsonmullins.com

(b) if to FNB, to:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Attention: Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer

Facsimile: (724) 983-3515

Email: Delie@fnb-corp.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Attention: Gary R. Walker, Esq.

Facsimile: (412) 288-3063

Email: gwalker@reedsmith.com

9.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The HBI Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article 3 or Article 4, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law. As used in this Agreement, “knowledge” means the actual knowledge as of the date referenced of executive officers of the applicable party following reasonable inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter. As used herein, (i) ”business day”

means any day other than a Saturday, a Sunday or a day on which banks in Baltimore, Maryland or Pittsburgh, Pennsylvania are authorized by law or executive order to be closed, (ii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (iii) references to “the date hereof” shall mean the date of this Agreement, (iv) the word “or” is not exclusive and (v) terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

9.6 Counterparts. This Agreement, any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed in two or more counterparts, including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.8 Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable conflicts of law.

(b) Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions that are contemplated by this Agreement exclusively in any federal or state court sitting in Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.4.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

(d) Each party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(d), this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and Howard Bancorp, Inc. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Name:	Vincent J. Delie, Jr.
Title:	President and Chief Executive Officer

HOWARD BANCORP, INC.

By:	/s/ Mary Ann Scully
Name:	Mary Ann Scully
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Bank Merger Agreement”), dated as of July 12, 2021, is by and between First National Bank of Pennsylvania (“FNB Bank”) and Howard Bank (“Howard Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”) dated as of July , 2021, between F.N.B. Corporation (“FNB”) and Howard Bancorp, Inc. (“HBI”).

WlTNESSETH:

WHEREAS, Howard Bank is a Maryland trust company and a wholly owned subsidiary of HBI; and

WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and HBI have entered into the Parent Merger Agreement, pursuant to which HBI will merge with and into FNB (the “Parent Merger”); and

WHEREAS, FNB Bank and Howard Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2 below), Howard Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States and of the State of Maryland. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date and at the time (the “Effective Time”) specified in the Bank Merger certification to be issued by the Office of the Comptroller of the Currency (the “OCC”), which date and time shall not be earlier than the consummation of the Parent Merger.

3. Articles of Association; Bylaws. From and after the Effective Time, the Articles of Association and Bylaws of FNB Bank each as in effect immediately prior to the Effective Time shall be the Articles of Association and Bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

4. Business of Surviving Bank; Name; Offices. The business of the Surviving Bank after the Bank Merger shall be that of a national banking association with trust powers and shall be conducted at its main office and at all legally established branches. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank immediately prior to the Effective Time shall be the main office of FNB Bank upon the consummation of the Bank Merger. All branch offices of Howard Bank that are in lawful operation immediately prior to the Effective Time shall become branch offices of the Surviving Bank upon consummation of the Bank Merger.

5. Directors and Executive Officers. As of the Effective Time, (a) the directors of FNB Bank immediately prior to the Effective Time shall serve as the directors of the Surviving Bank, and (b) the executive officers of FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank.

Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Articles of Association and Bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. As of the Effective Time, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law, (a) all assets of FNB Bank and Howard Bank as they exist immediately prior to the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (b) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (c) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and Howard Bank existing immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Howard Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Howard Bank capital stock held in the treasury of Howard Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and HBI as the sole shareholder of Howard Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. During the period from the date of this Bank Merger Agreement and continuing until the Effective Time, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to procure all consents and approvals under applicable laws and regulations or otherwise necessary to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (a) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and HBI as the sole shareholder of Howard Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required and all applicable waiting periods in respect thereof shall have expired; (c) receipt of any necessary regulatory approval to operate the main office and the branch offices of Howard Bank as offices of the Surviving Bank; (d) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and no action shall be taken, nor any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Bank Merger, which makes the consummation of the Bank Merger illegal, and (e) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Howard Bank acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Howard Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Howard Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and Howard Bank at any time prior to the Effective Time.

12. Assignment. This Bank Merger Agreement may not be assigned by either FNB Bank or Howard Bank without the prior written consent of the other.

13. Termination. This Bank Merger Agreement may be terminated by written agreement of FNB Bank and Howard Bank at any time prior to the Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

14. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

15. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of FNB Bank and Howard Bank have caused this Bank Merger Agreement to be executed on its behalf by their duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:
Vincent J. Delie, Jr.
President and Chief Executive Officer

HOWARD BANK

By:
Mary Ann Scully
Chairman and Chief Executive Officer

[Signature Page to Bank Merger Agreement]

APPENDIX B

FORM OF VOTING AGREEMENT

July 12, 2021

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, PA 15212

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Pennsylvania corporation (“FNB”), and Howard Bancorp, Inc., a Maryland corporation (“HBI”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby HBI will merge with and into FNB (the “Merger”) and shareholders of HBI will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s interest in entering into the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, except as noted on Appendix A, I have, and at all times during the term of this Voting Agreement will have (subject to paragraphs (d) and (g) hereof), beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of common stock, par value $0.01 per share, of HBI (the “HBI Common Stock”), that is set forth on Appendix A hereto, and I hold restricted stock unit awards to acquire or obtain the number of shares of HBI Common Stock set forth on Appendix A hereto. Except as noted on Appendix A, all of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including, except with respect to restricted stock unit awards, any restriction on the right to dispose of such securities). Except as noted on Appendix A, none of the securities listed on Appendix A is subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of HBI, (ii) securities of HBI convertible into or exchangeable for shares of capital stock or voting securities of HBI or (iii) options or other rights to acquire from HBI any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HBI. The HBI Common Stock listed on Appendix A, together with all HBI Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the issuance of shares of HBI Common Stock as part of HBI’s director compensation program or the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) During the term of this Voting Agreement, at the HBI Shareholders Meeting and at any other meeting of HBI shareholders, however called, and on every action or approval by written consent of shareholders of HBI, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use my reasonable best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

July 12, 2021

(d) During the term of this Voting Agreement, on or prior to the record date for the HBI Shareholders Meeting (as defined in the Merger Agreement), I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my reasonable best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that HBI shall not be bound by any attempted sale of any HBI Common Stock over which I have sole voting and dispositive power, and HBI’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to my spouse, ancestors or descendants or other transfers solely for estate planning purposes; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of HBI and as an restricted stock unit holder, if I am such, and not in any other capacity, such as a director or officer of HBI or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of HBI Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on HBI’s Board of Directors or as an officer of Howard, in acting in my capacity as a director, officer or fiduciary of HBI.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earliest to occur of (a) the favorable vote of the HBI shareholders with respect to the approval of the Merger Agreement, (b) a Change in HBI Recommendation (as defined in the Merger Agreement), (c) the Effective Time, (d) FNB and I enter into a written agreement to terminate this Voting Agreement, or (e) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

July 12, 2021

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

Very truly yours,

[Name of Shareholder]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
Chairman, President and Chief Executive Officer

Address:	One North Shore Center
12 Federal Street
Pittsburgh, PA 15212
Facsimile: (724) 983-3515

Dated:                     , 2021

July 12, 2021

Appendix A to Voting Agreement1

Common shares beneficially owned as of the date of this Agreement (excluding shares issuable upon settlement and delivery pursuant to restricted stock units) – [●]

Shares issuable upon settlement and delivery pursuant to restricted stock units – [●] (includes shares that may not be issuable within 60 days)

[1]

Shares listed may include shares owned by funds, other entities, trusts, IRAs, or family members or through or subject to other existing arrangements or relationships, which shares are subject to any existing agreements, arrangements, restrictions, limitations, liens, encumbrances, claims, rights and interests with respect thereto. Shares listed may include shares with respect to which the shareholder disclaims beneficial ownership.

APPENDIX C

FORM OF VOTING AGREEMENT

July 12, 2021

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, PA 15212

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Pennsylvania corporation (“FNB”), and Howard Bancorp, Inc., a Maryland corporation (“HBI”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby HBI will merge with and into FNB (the “Merger”) and shareholders of HBI will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

As an inducement to FNB to enter into the Merger Agreement and incur the obligations therein, FNB has required that the undersigned shareholder of HBI enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of FNB, which approval shall not be unreasonably withheld, (a) voluntarily sell or otherwise dispose of or encumber (other than in connection with an existing ordinary bank loan) prior to the record date of the HBI Shareholders Meeting any or all of its shares of HBI Common Stock, or (b) deposit any shares of HBI Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of HBI Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Merger Agreement and the Merger and matters related thereto; provided that the undersigned may transfer any such HBI Common Stock to any affiliate of such person if the transferee of such HBI Common Stock evidences in a writing reasonably satisfactory to FNB such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring person.

2. While this letter agreement is in effect the undersigned shall vote all of the shares of HBI Common Stock for which the undersigned has sole voting authority that have the right to vote on the applicable matter, and shall use its reasonable efforts to cause to be voted all of the shares of HBI Common Stock for which the undersigned has shared voting authority that have the right to vote on the applicable matter, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Merger Agreement and the Merger at the HBI Shareholders Meeting; and (b) against any Acquisition Proposal (other than the Merger).

3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FNB shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in its capacity as a shareholder of HBI and, if applicable, shall not in any way limit or affect actions the undersigned (or any other person) may take in his or her capacity as a director or officer of HBI (if applicable).

5. This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of: (a) the favorable vote of the HBI shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time of the Merger, (c) a Change in HBI Recommendation, (d) the date upon which the Merger Agreement is terminated in accordance with its terms, or (e) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or value of, or changes the form of, the Merger Consideration.

6. As of the date hereof, the undersigned has sole or shared beneficial ownership of the number of shares of HBI Common Stock set forth below.

* * *

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

[ ]

By:
[ ] Number of shares beneficially owned (sole or shared): [ ]

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
Chairman, President and Chief Executive Officer

Address:	One North Shore Center
12 Federal Street
Pittsburgh, PA 15212
Facsimile: (724) 983-3515

APPENDIX D

July 12, 2021

The Board of Directors

Howard Bancorp, Inc.

3301 Boston Street

Baltimore, MD 21224

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Howard Bancorp, Inc. (“HBI”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of HBI with and into F.N.B. Corporation (“FNB”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between HBI and FNB. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of FNB, HBI or the holder of any of the following securities, each share of common stock, par value $0.01 per share, of HBI (“HBI Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in the Agreement), shall be converted into the right to receive 1.8000 shares of common stock, par value $0.01 per share, of FNB (“FNB Common Stock”). The ratio of 1.8000 shares of FNB Common Stock for one share of HBI Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Merger, Howard Bank a wholly-owned subsidiary of HBI, will merge with and into First National Bank of Pennsylvania, a wholly-owned subsidiary of FNB (the “Bank Merger”), pursuant to a separate bank merger agreement in the form attached to the Agreement.

KBW has acted as financial advisor to HBI and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between each of HBI and FNB and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, HBI and FNB. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of HBI or FNB for our and their own respective accounts and for the accounts of our and their respective customers and clients. As HBI has previously been informed by KBW, such positions currently include an individual position in shares of FNB owned by a senior member of the KBW advisory team providing services to HBI in connection with the proposed Merger. We have acted exclusively for the board of directors of HBI (the “Board”) in rendering this opinion and will receive a fee from HBI for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, HBI has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company

787 Seventh Avenue • New York, New York 10019

212.887.7777 • www.kbw.com

The Board of Directors – Howard Bancorp, Inc.

July 12, 2021

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to HBI. In the past two years, KBW has provided investment banking and financial advisory services to FNB and received compensation for such services. KBW acted as co-manager for FNB’s February 2020 offering of senior unsecured notes. We may in the future provide investment banking and financial advisory services to HBI or FNB and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of HBI and FNB and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated July 11, 2021 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of HBI; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of HBI; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of FNB; (v) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of FNB; (vi) certain regulatory filings of HBI and FNB and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020 and the quarter ended March 31, 2021; (vii) certain other interim reports and other communications of HBI and FNB to their respective shareholders; and (viii) other financial information concerning the businesses and operations of HBI and FNB furnished to us by HBI and FNB or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of HBI and FNB; (ii) the assets and liabilities of HBI and FNB; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for HBI and FNB with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of HBI that were prepared by HBI management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of FNB, as well as assumed long-term FNB growth rates provided to us by FNB management, all of which information was discussed with us by FNB management and used and relied upon by us based on such discussions, at the direction of HBI management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on FNB (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by FNB management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of HBI management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of HBI and FNB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by HBI, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with HBI.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was

Keefe, Bruyette & Woods, A Stifel Company

787 Seventh Avenue • New York, New York 10019

212.887.7777 • www.kbw.com

The Board of Directors – Howard Bancorp, Inc.

July 12, 2021

publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of HBI as to the reasonableness and achievability of the financial and operating forecasts and projections of HBI referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of HBI, upon FNB management as to the reasonableness and achievability of the publicly available consensus “street estimates” of FNB, the assumed long-term FNB growth rates, and the estimates regarding certain pro forma financial effects of the Merger on FNB (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the FNB “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of FNB management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of HBI and FNB that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of FNB referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of HBI and FNB and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on HBI and FNB. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either HBI or FNB since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of HBI and FNB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of HBI or FNB, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of HBI or FNB under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect

Keefe, Bruyette & Woods, A Stifel Company

787 Seventh Avenue • New York, New York 10019

212.887.7777 • www.kbw.com

The Board of Directors – Howard Bancorp, Inc.

July 12, 2021

material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of HBI Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of HBI, FNB or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of HBI that HBI has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to HBI, FNB, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of HBI Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to HBI, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of HBI to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by HBI or the Board; (iii) the fairness of the amount or nature of any compensation to any of HBI’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of HBI Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of HBI (other than the holders of HBI Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of FNB or any other party to any transaction contemplated by the Agreement; (v) any adjustments (as provided in the Agreement) to the Exchange Ratio; (vi) the actual value of FNB Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which HBI Common Stock or FNB Common Stock will trade

Keefe, Bruyette & Woods, A Stifel Company

787 Seventh Avenue • New York, New York 10019

212.887.7777 • www.kbw.com

The Board of Directors – Howard Bancorp, Inc.

July 12, 2021

following the public announcement of the Merger or the prices, trading range or volume at which FNB Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to HBI, FNB, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of HBI Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of HBI Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

787 Seventh Avenue • New York, New York 10019

212.887.7777 • www.kbw.com

Your vote matters – here’s how to vote! Before the meeting, you may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/HBMD-SM or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada During the meeting: Go to https://meetnow.global/MHS7ML2. You may attend the meeting in person via the internet and vote during the meeting. You must have the number in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + A Proposals — The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. For Against Abstain For Against Abstain 1. PROPOSAL 1 – A proposal to approve the Agreement and Plan of 2. PROPOSAL 2 – A proposal to approve, on a non-binding, Merger, dated July 12, 2021, by and between Howard and F.N.B. advisory basis, the compensation that may be paid or become Corporation (“F.N.B.”), as it may be amended from time to time payable to the named executive officers of Howard that is (the “merger agreement”), and the merger of Howard with and based on or otherwise relates to the merger (the into F.N.B. (the “merger”) on the terms and subject to the “compensation proposal”). conditions set forth in the merger agreement (the “merger proposal”). 3. PROPOSAL 3 – A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”). B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When shares are held by joint tenants, both should sign. Executors. administrators. trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 03IU3C

The 2021 Special Meeting of Stockholders of Howard Bancorp, Inc. Will be held on Tuesday, November 9, 2021 at 10:00 a.m. ET virtually via the internet at https://meetnow.global/MHS7ML2. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.edocumentview.com/HBMD-SM Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBMD-SM qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — HOWARD BANCORP, INC. + Special Meeting of Stockholders — November 9, 2021, 10:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby makes, constitutes, and appoints Richard G. Arnold, Paul I. Latta, Jr., and Donna Hill Staton, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Howard Bancorp, Inc. (“Howard”), which the undersigned is entitled to vote at the special meeting of stockholders to be held virtually via the internet at https://meetnow.global/MHS7ML2 on November 9, 2021, at 10:00 a.m., Eastern Time, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement/Prospectus. This proxy is solicited on behalf of our board of directors and will be voted in accordance with the undersigned’s instructions set forth herein. If no instruction is given, this proxy will be voted FOR each of Proposals 1, 2 and 3. With respect to any other item of business that properly comes before the special meeting or any adjournment or postponement thereof, the proxy holders are authorized to vote the undersigned’s shares in the discretion of the proxy holder. Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated. Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.